Form 10KSB, Exhibit 13
period 1998-12-31
YADKIN VALLEY CO
filed 1999-03-31
CIK 1013266

Exhibit 13
                       1998 ANNUAL REPORT TO SHAREHOLDERS

BUSINESS

        Yadkin Valley Company ("Yadkin") was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company ("Yadkin Valley Life") which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life's reinsurance activities currently are limited to assuming risk associated with credit life insurance policies ("credit life policies") up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina, and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly-owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion is presented to assist shareholders in understanding Yadkin's consolidated financial condition and results of operations and should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this report.

        RESULTS OF OPERATION. Yadkin's net loss for 1998 was $47,512, compared to net income of $117,660 for 1997. The primary factors contributing to the change in net income (loss) between 1997 and 1998 were (i) a decrease of $53,618 in revenue from life premiums; (ii) a decrease of $148,655 in gains on sale of equity securities; and (iii) an increase in death benefit claims paid of $37,060.

         The decrease in life premiums between 1997 and 1998 was largely due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As set forth in Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

        The gains on sales of equity securities in 1997 were the result of sales of equity securities, with a book value of $21,720, resulting in proceeds of $183,966. During 1998 equity securities, with a book value of $41,893 were sold for proceeds of $55,484. From time to time, Yadkin may sell equity securities in response to changes in interest rates, liquidity needs, or other factors, as management deems appropriate.

        During the year ended December 31, 1998 and 1997, Yadkin's investments in marketable equity securities that are accounted for in accordance with SFAS No. 115 experienced growth in their fair values, resulting in an increase in unrealized gains, net of taxes, of $993,589 in 1998 and $3,235,200 in 1997. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations. Contributing to these increases was an increase throughout the financial services industry in the market values of banking enterprises in general. There can be no assurance that these increased values will be sustained in future periods. Decreases in the fair values of these investments in future periods will result in reductions of shareholders' equity. See further discussion of the salability of these investments in "Liquidity" below.

        Total death benefit claims paid in 1998 were $141,465, an increase of $37,060 when compared to death benefit claims paid of $104,405 in 1997. Management considers the increase in death benefit claims in 1998 to be attributable to an abnormal level of policyholder mortality. Nevertheless, the estimate of Yadkin Valley Life's life policy claim reserves may require adjustment in future periods in the event such death benefit claims continue at higher levels in future periods.

        Also impacting changes in net income (loss) in 1998 was an increase in professional fees of $36,849 and an increase in general administrative and other expenses of $17,573. Both of these changes are largely attributable to Yadkin's cost to register its common stock with the Securities and Exchange Commission.

        Income tax expense was $43,893 in 1997, compared to income tax benefit of $28,258 in 1998. This change was primarily due to a decrease in income before income taxes from income of $161,553 in 1997 to a loss of $75,770 in 1998.

        FINANCIAL CONDITION. During 1998, total assets grew 11.4% from $14,525,458 at December 31, 1997, to $16,174,256 at December 31, 1998, primarily due to unrealized gains on marketable equity securities. There were no other material changes in assets during 1998.

        During 1998, total liabilities increased from $5,349,799 at December 31, 1997, to $6,062,372 at December 31, 1998. The increase in deferred federal income taxes on the unrealized gains on investments increased $636,087 while total liabilities increased $712,573.

        LIQUIDITY. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

        Management believes the liquidity of Yadkin to be adequate as evidenced by a ratio of assets to liabilities of 2.67 at December 31, 1998 and 2.71 December 31, 1997. Additionally, investments in equity securities had a carrying value at December 31, 1998 and December 31, 1997 of $15,629,046 and $14,041,263
respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. A factor which could impact Yadkin's financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances, and, as a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

        CAPITAL RESOURCES. There are no material commitments for capital expenditures and none are anticipated. At December 31, 1998, Registrant had outstanding borrowings of $839,205 secured by 10,000 shares of common stock in First Citizens Bancorporation of South Carolina, Inc. and 19,864 shares of First Citizens BancShares, Inc. with a fair market value of approximately $5,461,326. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

        UPDATE ON YEAR 2000. As has been widely reported in the media, many of the world's existing computer programs use only two digits to identify the year in the date field of a program. These programs were designed and developed without considering the impact of the upcoming change in the century and could experience serious malfunctions when the last two digits of the year change to "00" (Year 2000 Issue). The Company has evaluated the potential impact of the Year 2000 Issue on operations. Management notes that the Company is not heavily dependent on computer programs in the course of performing day-to-day operations, as a result of the size of the Company and the fact that Yadkin Valley Life acts a reinsurer and not a primary insurer. As a reinsurer, Yadkin Valley Life is not required to maintain extensive policyholder information on record. All such policyholder information is maintained by the ceding company. Management has also monitored the Year 2000 remediation efforts of the ceding company and has concluded that in the event of failure of the ceding company's computer systems, the ceding company could operate in manual environment without significantly disrupting the production of new policies to cede to Yadkin Valley Life.

        Yadkin has identified The Fidelity Bank, The Heritage Bank, and Southern Bank & Trust Company as the most significant vendors with whom they interact (through the ceding company) in the course of daily operations. These banks are responsible for calculating and paying premiums to the ceding company. Yadkin believes that the Year 2000 readiness of these banking entities is critical to the generation of new business and the maintenance of existing business. The ceding company is therefore reliant on the Year 2000 readiness of the banks, and has been informed that the banks are believed to be Year 2000 compliant with respect to the loan processing system. Additional testing of the loan processing system is scheduled to be conducted from May 3, 1999 to August 6, 1999 to confirm readiness for Year 2000. The banks' loan system provides all information necessary to provide and maintain the credit life insurance written by the ceding company.

        Management notes that Yadkin could continue to operate for a prolonged period without any premium revenue in the event that these banks are not able to calculate premiums, by liquidating some or all of its significant investment portfolio to pay for operational expenses; however, the valuation of the investment portfolio could be impacted by a lack of Year 2000 readiness by the aforementioned banks or any of the other banks whose equity securities are owned by Yadkin. See "Liquidity".

        To date, Yadkin has not identified any processes that will require significant expenditures to address the Year 2000 issue. Yadkin estimates that the total cost to address the Year 2000 issue will not be material. There was no cost to Yadkin for the Year 2000 project during the year 1998.

             ACCOUNTING MATTERS. During 1998, Yadkin adopted the provisions of the Financial Accounting Standards Board's ("FASB'S") Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Comprehensive income includes all non-owner changes in equity during a period and is divided into two broad classifications: (i) net income and (ii) other comprehensive income. For Yadkin, other comprehensive income consists solely of unrealized gains on securities available for sale, net of taxes.

            Management monitors the activities of the FASB and assesses the impact that new and proposed accounting standards could have on Yadkin's consolidated financial statements. Management is currently unaware of any new or proposed accounting standards that could have a material affect on Yadkin's consolidated financial statements.

        FORWARD-LOOKING STATEMENTS. The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgment of the Company and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, actions of government regulators, the level of market interest rates, and general economic conditions.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

        There is not an active market for Yadkin's common stock. However, the stock is traded over the counter and quotations for the stock are published in the National Quotation Bureau, LLC's "pink sheets" which lists three brokers as market makers for the stock.

        The following table lists the high and low closing bid prices for Yadkin's common stock in the over the counter market for the periods indicated. This information was supplied by a broker-dealer that handles transaction in Yadkin's common stock and should not be taken as an indication of the existence of any established trading market.

YEAR     QUARTERLY PERIOD            HIGH BID           LOW BID
----     ----------------            --------           -------
1998     Fourth Quarter               $18.00            $17.00
         Third Quarter                 18.00             17.50
         Second Quarter                18.00             18.00
         First Quarter                 18.00             18.00

1997     Fourth Quarter                17.50             17.00
         Third Quarter                 17.00             16.50
         Second Quarter                16.50             16.50
         First Quarter                 16.50             16.50

1996     Fourth Quarter                16.50             13.00
         Third Quarter                 16.50             16.00
         Second Quarter                16.50             16.00
         First Quarter                 16.00             13.00

        The above quotations represent prices between dealers and do not include retail markup, markdown or commissions, and they do not represent actual transactions.

        Yadkin has never paid cash dividends on its common stock and does not anticipate any change in its existing dividend policy or practice. Cash dividends may be authorized as and when declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis.

        Historically, Yadkin has been funded primarily by dividends paid by Yadkin Valley Life. The amount of dividend payments by Yadkin Valley Life during any 12-month period, without prior approval by the Arizona Department of Insurance (the "Department"), is limited by statute to the lesser of 10% of its statutory capital and surplus or its statutory gain from operations for the previous fiscal year.

        As of December 31, 1998, Yadkin's outstanding common stock was held by an aggregate of approximately 929 shareholders of record.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                          KPMG LLP
Raleigh, North Carolina
February 12, 1999

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1998 and 1997


                               ASSETS                                 1998          1997
                                                                  ------------  ------------
Cash                                                                $    51,980        45,061
Investments in equity securities (note 2)                            15,629,046    14,041,263

Certificates of deposit (notes 2, 4 and 6)                              439,502       425,854
                                                                   ------------  ------------
                                                                     16,120,528    14,512,178

Accrued investment income                                                 3,885         3,148
Federal income taxes recoverable                                         46,153         6,029
State income taxes recoverable                                            3,590         4,003
Other assets                                                                100           100
                                                                   ------------  ------------
                     Total assets                                   $16,174,256    14,525,458
                                                                   ============  ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Life policy claims reserve (note 6)                                  13,373        30,121
    Deferred income taxes (note 5)                                    5,205,114     4,569,027
    Notes payable (note 3)                                              839,205       745,069
    Other                                                                 4,680         5,582
    liabilities
                                                                   ------------  ------------
                     Total liabilities                                6,062,372     5,349,799
                                                                   ------------  ------------

Shareholders' equity (note 4):
    Common stock, par value $1 per share; authorized 500,000
         shares, issued and outstanding 183,692 shares in 1998
         and 184,180 shares in 1997                                     183,692       184,180
    Retained earnings                                                 1,781,008     1,837,884
    Accumulated other comprehensive income (note 1)                   8,147,184     7,153,595
                                                                   ------------  ------------
                     Total shareholders' equity                      10,111,884     9,175,659
                                                                   ------------  ------------

                     Total liabilities and shareholders' equity $    16,174,256    14,525,458
                                                                   ============  ============

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)

                     Years ended December 31, 1998 and 1997


                                                                1998          1997
                                                            -----------   ------------
Premiums and other revenue:
    Life premiums (note 6)                                    $ 272,436      326,054
    Dividend income                                              24,775       23,715
    Interest income                                              21,218       25,323
    Gain on sale of equity securities                            13,591      162,246
    Miscellaneous income                                          1,795           --
                                                            ----------- ------------
                                                                333,815      537,338
                                                            ----------- ------------
Benefits and expenses:
    Death benefits (note 6)                                     141,465      104,405
    Increase (decrease) in liability for life policy claims      14,240
    (note 6)                                                    (16,748)
    Operating expenses:
         Commissions (note 6)                                   122,777      146,865
         Interest                                                61,203       62,867
         Professional fees                                       54,127       17,278
         Management fees (note 6)                                15,165       16,107
         General, administrative and other                       31,596       14,023
                                                            ----------- ------------
                                                                409,585      375,785
                                                            ----------- ------------

                    Income (loss) before income taxes           (75,770)     161,553

Income tax expense (benefit) (note 5)                           (28,258)      43,893
                                                            ----------- ------------

                    Net income (loss)                         $ (47,512)     117,660
                                                            =========== ============
Net income (loss) per share (note 1)                          $   (0.26)        0.64
                                                            =========== ============
Weighted average shares outstanding                             183,936      184,288
                                                            =========== ============

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 1998 and 1997


                                                                          ACCUMULATED
                                                                             OTHER           TOTAL
                                               COMMON        RETAINED    COMPREHENSIVE    SHAREHOLDERS'
                                               STOCK         EARNINGS       INCOME           EQUITY
                                          --------------   ------------  --------------   -------------
Balance at December 31, 1996            $       184,396      1,724,326       3,918,395       5,827,117

Comprehensive income:
    Net income                                                 117,660                         117,660
                                                      -                              -         117,660
    Net unrealized gains on equity
securities
        net of income taxes of                                               3,235,200       3,235,200
$2,066,821                                            -              -
                                                                                          -------------
            Comprehensive income                                                             3,352,860

Redemption of 216 shares of
    common stock                                   (216)        (4,102)              -          (4,318)
                                          --------------   ------------  --------------   -------------

Balance at December 31, 1997                    184,180      1,837,884       7,153,595       9,175,659

Comprehensive income:
    Net loss                                          -        (47,512)              -         (47,512)
    Net unrealized gains on equity
    securities net of income taxes of
    $636,087                                          -              -         993,589         993,589
                                                                                          -------------
            Comprehensive income                                                               946,077

Redemption of 488 shares of
    common stock                                  (488)        (9,364)               -         (9,852)
                                          --------------   ------------  --------------   -------------
Balance at December 31,1998             $       183,692      1,781,008       8,147,184      10,111,884
                                          ==============   ============  ==============   =============

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1998 and 1997

                                                                                   1998         1997
                                                                              ------------- ------------
Operating activities:
    Net income (loss)                                                         $   (47,512)       117,660
    Adjustments to reconcile net income to net
      cash used by operating activities:
        Gain on sale of equity securities                                         (13,591)      (162,246)
        Decrease (increase) in reserve for policy and contract claims             (16,748)        14,240
        Increase in federal income taxes recoverable                              (40,124)        (6,029)
        Decrease (increase) in state income taxes recoverable                         413         (4,003)
        Decrease in federal income taxes payable                                       --       (225,982)
        Decrease in state income taxes payable                                         --        (55,127)
        Increase in accrued investment income                                        (737)        (2,451)
        Decrease in other liabilities                                                (902)        (1,890)
                                                                            ------------- --------------
                           Net cash used by operating activities                 (119,201)      (325,828)
                                                                            ------------- --------------
Investing activities:
    Proceeds from sale of equity securities                                        55,484        183,966
    Purchases of certificates of deposit                                       (1,549,935)       (87,614)
    Maturities of certificates of deposit                                       1,536,287        211,760
                                                                            ------------- --------------
                           Net cash provided by investing activities               41,836        308,112
                                                                            ------------- --------------
Financing activities:
    Principal payments on notes payable                                          (805,067)        (2,403)
    Proceeds from issuance of note payable                                        899,203             --
    Purchases and retirement of common stock                                       (9,852)        (4,318)
                                                                            ------------- --------------
                           Net cash provided (used) by financing activities        84,284         (6,721)
                                                                            ------------- --------------
                           Net increase (decrease) in cash                          6,919        (24,437)
Cash at beginning of year                                                          45,061         69,498
                                                                            ------------- --------------
Cash at end of year                                                           $    51,980         45,061
                                                                            ============= ==============
Cash payments for:
      Interest                                                                $    62,105         62,757
                                                                            ============= ==============
      Income taxes                                                            $    14,630        335,034
                                                                            ============= ==============
Non-cash investing and financing activities:
    Increase in unrealized gain on equity securities,
      net of applicable income taxes of $636,087 and
      $2,066,821, respectively                                                $   993,589      3,235,200
                                                                            ============= ==============

See accompanying notes to consolidated financial statements.

                             YADKIN VALLEY COMPANY AND SUBSIDIARY

                          Notes to Consolidated Financial Statements

                                  December 31, 1998 and 1997


(1)   SIGNIFICANT ACCOUNTING POLICIES

      Basis of Presentation: The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the "Parent") and its wholly-owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona. The variations between generally accepted accounting principles and statutory accounting practices are not significant to the accompanying consolidated financial statements.

      Line of Business: The Parent, which was organized as a North Carolina holding company, manages the operations of Yadkin Valley Life Insurance Company, which is in the business of assuming credit life insurance. All reinsurance is assumed from Triangle Life Insurance Company ("TLIC"), which is an affiliate through common ownership. TLIC issues credit life insurance policies on loans made by three banks located in North Carolina:
      Southern Bank and Trust, The Heritage Bank ("Heritage") and The Fidelity Bank. The Company and the three aforementioned banks are related through certain common ownership.

      Yadkin Valley Life Insurance Company's assumption limit, which has been determined by management, is $25,000 per policy.

      Recognition of Premium Revenues: Revenue is recognized based on premiums collected from ceding companies. The premiums are received monthly and are based on the reinsurance coverage provided for the month. Since reinsurance coverage is provided prior to the receipt of premiums, there is no deferral of revenue to future periods.

      Liabilities for Policy and Contract Claims: The reserve for life policy claims includes estimates of losses on reported claims and claims incurred but not reported, based on information provided by the ceding company and on the Company's historical experience. Although management believes that the liability for life policy claims is adequate, the ultimate amount of such claims may vary, perhaps significantly, from the estimated amounts in the financial statements.

      Investments: Investments in equity securities with readily determinable fair values are classified as available-for-sale and are carried at fair value. The unrealized holding gains and losses are reported net of deferred income taxes as a component of accumulated other comprehensive income. An equity security's fair value is considered readily determinable if its price is quoted on a registered securities exchange or in the over-the-counter market.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


      Equity securities which do not have readily determinable fair values are carried at the lower of cost or market value. A decline in the fair value of securities which is deemed to be other than temporary is recognized in earnings.

      Realized gains and losses on equity securities are recognized in net income using the specific identification method.

      Income Taxes: Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes are recorded based on temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

      Comprehensive Income: On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") which establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. The adoption of this statement has been reflected in both periods presented in the accompanying consolidated financial statements as required by the standard. Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. For the Company, other comprehensive income consists of unrealized gains on marketable equity securities. This statement does not change or modify the reporting or display in the income statement.

      Segment Reporting: On January 1, 1998, the Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" which establishes standards for the way that public business enterprises report information about operating segments in annual financial statements. The Company has only one operating segment, therefore the adoption of this statement does not change or modify the Company's financial statements.

      Net Income Per Share: The Company adopted Statement of Financial Accounting Standards 128 in 1997, which requires net income per share to be calculated on both a basic and diluted basis. Net income per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share for 1998 and 1997, since the Company has no potentially dilutive common stock.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997


      Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and the reported amounts of income and expense included in the consolidated statements of income. Actual results could differ from those estimates. The most significant estimate the Company makes in preparing its consolidated financial statements relates to the determination of the life policy claims reserve.

(2)   INVESTMENTS

      Investments at December 31, 1998 and 1997, consisted of certificates of deposit and equity securities. Certificates of deposit of $439,502 and $425,854 at December 31, 1998 and 1997, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

      Set forth in the consolidated statements of cash flows are gross gains and proceeds from sales of equity securities.

      Investments in equity securities at December 31, 1998 and 1997 are classified as follows:

                                                        1998            1997
                                                     -----------    ------------

       Available-for-sale, carried at fair value    $ 14,821,050     13,233,267
       Other, carried at cost                            807,996        807,996
                                                     -----------    ------------
                                                    $ 15,629,046     14,041,263
                                                     -----------    ------------

      At December 31, 1998 and 1997, the estimated fair value of investments in equity securities carried at cost were $2,272,789 and $2,030,162, respectively.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



      Equity securities classified as available-for-sale at December 31, 1998 consist of the following securities:

                                           NUMBER                      UNREALIZED         FAIR
              DESCRIPTION                 OF SHARES         COST          GAIN           VALUE
                                         ------------    -----------   ------------    -----------
      First Citizens Bancorporation
      Of South Carolina, Inc. -
      Voting common stock -
      Par value $5 per share                  35,000      $ 455,000     12,670,000      13,125,000

      First Citizens BancShares,
      Inc. - Class A common stock -
      Par value $1 per share                  18,845      1,013,751        676,528       1,696,050
                                                         -----------   ------------    -----------
              Total                                     $ 1,468,751     13,346,528      14,821,050
                                                        -----------   ------------    -----------

      Equity securities classified as "other" and carried at cost at December 31, 1998 consist of the following securities:

                                                            NUMBER
                    DESCRIPTION                           OF SHARES         COST
                                                          -----------   -------------
       First Citizens Bancorporation of South Carolina,
       Inc. -  non-voting common stock - par value $5
       per share                                             5,631     $   267,473

       First Citizens BancShares, Inc. - Class B common
       stock - par value $1 per share                        1,900          84,591

       The Heritage Bank - common stock - par value
       $ 1 per share                                         7,401         455,932
                                                                       -------------
                    Total                                              $   807,996
                                                                       =============

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



      Equity securities classified as available-for-sale at December 31, 1997 consist of the following securities:

                                          NUMBER                      UNREALIZED         FAIR
              DESCRIPTION                OF SHARES         COST          GAIN            VALUE
                                        ------------    -----------   ------------    ------------
      First Citizens
      Bancorporation
      of South Carolina, Inc. -
      voting common stock -
      par value $5 per share                 35,000  $     455,000     10,745,000      11,200,000

      First Citizens BancShares,
      Inc. - Class A common stock
      - par value $1 per share               19,545      1,055,644        977,623       2,033,267
                                                        -----------   ------------    ------------
                  Total                              $   1,510,644     11,722,623      13,233,267
                                                        -----------   ------------    ------------

      Equity securities classified as "other" and carried at cost at December 31, 1997 consist of the following securities:

                                                                     NUMBER
                       DESCRIPTION                                 OF SHARES        COST
                                                                   -----------  -------------
       First Citizens Bancorporation of South Carolina,
       Inc. - non-voting common stock - par value $5 per share        5,631     $   267,473

       First Citizens BancShares, Inc. - Class B common
       stock - par value $1 per share                                 1,900          84,591

       The Heritage Bank - common stock - par value
       $ 1 per share                                                  7,401         455,932
                                                                                -------------
                    Total                                                       $   807,996
                                                                                -------------

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(3)   NOTES PAYABLE

      Notes payable at December 31, 1998 and 1997 consist of the following:

                                                                   1998            1997
                                                                -----------    ----------
       Advances under line of credit expiring June 5,
       1999, interest payable quarterly at LIBOR plus 1.25%     $  839,205             --

       Note payable on demand, interest payable
       quarterly at prime rate                                          --        297,169

       Note payable on demand, interest payable
       quarterly at prime rate                                          --         72,900

       Note payable due March 11, 1998, renewable
       annually, interest at prime rate less .5%                        --        375,000
                                                                -----------    ------------
                                                                $  839,205        745,069
                                                                -----------    ------------

      The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC") which have a carrying value of $3,750,000; 18,139 shares of First Citizens BancShares, Inc. of North Carolina ("FCB") Class A Common Class, which have a carrying value of $1,632,510; and 1,725 shares of First Citizens BancShares, Inc. of North Carolina Class B Common Class, which have a carrying value of $78,816.

(4)   SHAREHOLDERS' EQUITY AND RESTRICTIONS

      Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. At December 31, 1998, the maximum dividend which could be paid by the subsidiary without prior approval was $19,988. In 1997, the subsidiary paid dividends to the parent of $148,000, with approval of the Arizona Department of Insurance.

      Statutory surplus at December 31, 1998, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $480,526 and $19,988, respectively. Statutory surplus at December 31, 1997 and net income for the year then ended were $465,059 and $54,498, respectively.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



      Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

 (5)  INCOME TAXES

      The Company has elected to file a consolidated federal income tax return. Current income tax expense (benefit) for the years ended December 31, 1998 and 1997 is comprised of the following:

                                         1998            1997
                                      -----------    --------------
       Federal                        $   (28,258)        36,713
       State                                   --          7,180
                                      -----------    --------------
                                      $   (28,258)        43,893
                                      -----------    --------------

      At December 31, 1998 and 1997, deferred income taxes represent the tax effect of the excess of the financial statement carrying value over the income tax basis for marketable equity securities with readily determinable fair values.

      The reasons for the difference between total income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                1998            1997
                                                             -----------    --------------
       Income tax expense (benefit) at federal statutory     $   (25,762)        54,927
       rates
       Deduct:
         State income taxes, net of federal tax benefit               --          4,739
         Effect of graduate tax rates                                 --         (9,896)
         Effect of dividends received deduction and other         (2,496)        (5,877)
                                                             -----------    --------------
                                                             $   (28,258)        43,893
                                                             -----------    --------------

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1998 and 1997



(6)   RELATED PARTIES

      A director and certain significant shareholders of the Company are also significant shareholders and in some cases directors of FCB, FCB-SC, Heritage, TLIC, and American Guaranty Insurance Company ("AGI"). All of these entities are related through common ownership. AGI is a subsidiary of First-Citizens Bank & Trust Company ("FCB&T"), which is a subsidiary of FCB.

      AGI provides management services to the Company. Management fees were $15,165 in 1998 and $16,107 in 1997.

      As described in note 1, Yadkin Valley Life Insurance Company provides reinsurance to TLIC, a company affiliated through certain common ownership. Amounts related to business assumed from TLIC for 1998 and 1997 are as follows:

                                                  1998            1997
                                               -----------    --------------

       Premiums assumed                        $   272,436        326,054
       Death benefits assumed                      141,465        104,405
       Life policy claims reserve assumed           13,373         30,121
       Commissions assumed                         122,777        146,865

      As part of reinsurance commissions assumed, the Company paid approximately $17,019 and $19,526 in commissions to Heritage in 1998 and 1997, respectively.

      As described in note 2, the Company holds stock in FCB, FCB-SC and Heritage. At December 31, 1998 and 1997, the Company also had $339,502 and $325,854, respectively, invested in FCB&T certificates of deposits. The interest rates on these certificates of deposit ranged from 4.2% to 4.8%.