Form 10KSB, Exhibit 13
period 1999-12-31
YADKIN VALLEY CO
filed 2000-03-30
CIK 1013266

EXHIBIT 13






                              YADKIN VALLEY COMPANY

                       1999 ANNUAL REPORT TO SHAREHOLDERS

                       1999 ANNUAL REPORT TO SHAREHOLDERS

BUSINESS

         Yadkin Valley Company ("Yadkin") was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company ("Yadkin Valley Life") which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life's reinsurance activities currently are limited to assuming risk associated with credit life insurance policies ("credit life policies") up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina, and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid.

DIRECTORS AND EXECUTIVE OFFICERS

                                                              PRINCIPAL OCCUPATION
                                    POSITION WITH                AND EMPLOYMENT
  NAME                                 YADKIN                       BUSINESS                              PRINCIPAL

Hope Holding Connell                Director                  Senior Vice President,
                                                              First Citizens Bank &                       Banking
                                                              Trust Company

E. Thomas Lucas                     Director,                 Retired; formerly President
                                    Vice President            and Chief Executive Officer,
                                    Secretary                 The Heritage Bank                           Banking

David S. Perry                      Director,                 President,
                                    President,                American Guaranty Insurance Company         Insurance
                                    Treasurer                 Triangle Life Insurance Company

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion is presented to assist shareholders in understanding Yadkin's consolidated financial condition and results of operations and should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this report.

         RESULTS OF OPERATION. Yadkin's net loss for 1999 was $3,172, compared to net loss of $47,512 for 1998. The primary factors contributing to the change in net loss between 1998 and 1999 were (i) a decrease of $34,210 in revenue from life premiums; (ii) a decrease of $15,896 in interest paid on outstanding loans; and (iii) a decrease in death benefit claims paid of $92,258.

          The decrease in life premiums between 1998 and 1999 was largely due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As set forth in Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

         The decrease in interest paid on outstanding loans was due to a favorable interest rate environment, as the amount of outstanding loans increased by $30,000 during 1999. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin's ability to reduce loans or the need for additional borrowing.

         Yadkin's investments in marketable equity securities that are accounted for in accordance with SFAS No. 115 experienced a decline in their fair values, during the year ended December 31, 1999 and an increase during the year ended December 31, 1998, resulting in an increase (decrease) in unrealized gains, net of taxes, of ($2,475,239) in 1999 and $993,589 in 1998. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations. Contributing to the increase in 1998 was an increase throughout the financial services industry in the market values of banking enterprises in general. Additionally, contributing to the decrease in 1999 was a decrease throughout the financial services industry in the market values of banking enterprises in general. Decreases in the fair values of these investments in future periods will result in continued reductions of shareholders' equity. See further discussion of the salability of these investments in "Liquidity" below.

         Total death benefit claims paid in 1999 were $49,207, a decrease of $92,258 when compared to death benefit claims paid of $141,465 in 1998. While management considers the death benefit claims paid in 1999 to be lower than what can be expected in future periods, the amount of paid claims is more representative of Yadkin's historical levels and industry averages. Accordingly, the estimate of Yadkin Valley Life's life policy claim reserves at December 31, 1999 decreased $3,498 (26%) from December 31, 1998. The estimate of life policy claim reserves will vary from period to period based on actuarial development and amount of known claims at the period reporting date.

         Income tax benefit was $28,258 in 1998, compared to income tax benefit of $11,903 in 1998. This change was primarily due to a decrease in loss before income taxes from a loss of $75,770 in 1998 to a loss of $15,075 in 1999.

         FINANCIAL CONDITION. During 1999, total assets declined 24.9% from $16,174,256 at December 31, 1998, to $12,139,776 at December 31, 1999, primarily due to decline in unrealized gains on marketable equity securities. There were no other material changes in assets during 1999.

         During 1999, total liabilities decreased from $6,062,372, at December 31, 1998, to $4,507,637 at December 31, 1999. The decrease in deferred federal income taxes on the unrealized gains on investments was $1,581,371 while total liabilities decreased $1,554,735.

         LIQUIDITY. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

         Management believes the liquidity of Yadkin to be adequate as evidenced by a ratio of assets to liabilities of 2.69 at December 31, 1999 and 2.67 December 31, 1998. Additionally, investments in equity securities had a carrying value at December 31, 1999 and December 31, 1999 of $11,572,431 and $15,629,046
respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. A factor which could impact Yadkin's financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances, and, as a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

         CAPITAL RESOURCES. There are no material commitments for capital expenditures and none are anticipated. At December 31, 1999, Yadkin had outstanding borrowings of $869,205 secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. and 19,864 shares of First Citizens BancShares, Inc. with a fair market value of approximately $4,044,011. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

         UPDATE ON YEAR 2000. The date rollover to the year 2000 in computer programs with which Yadkin interacts was successfully achieved. To the best of management's knowledge and belief, the Year 2000 issue had no impact on the operations of Yadkin, ceding company or any vendor. Management notes that the Company is not heavily dependent on computer programs in the course of performing day-to-day operations, as a result of the size of the Company and the fact that Yadkin Valley Life acts a reinsurer and not a primary insurer. As a reinsurer, Yadkin Valley Life is not required to maintain extensive policyholder information on record. The ceding company maintains all such policyholder information.

         Yadkin identified The Fidelity Bank, The Heritage Bank, and Southern Bank & Trust Company as the most significant vendors with whom they interact (through the ceding company) in the course of daily operations. These banks are responsible for calculating and paying premiums to the ceding company. The ceding company is therefore reliant on the Year 2000 readiness of the banks. The banks' loan system provides all information necessary to provide and maintain the credit life insurance written by the ceding company.

         Significant expenditures to address the Year 2000 issue were not required of Yadkin. There was no material cost to Yadkin for the Year 2000 project during the year 1999.

             ACCOUNTING MATTERS. During 1998, Yadkin adopted the provisions of the Financial Accounting Standards Board's ("FASB'S") Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income". This Statement establishes standards for the reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. Comprehensive income includes all non-owner changes in equity during a period and is divided into two broad classifications: (i) net income and (ii) other comprehensive income. For Yadkin, other comprehensive income consists solely of unrealized gains on securities available for sale, net of taxes.

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

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

         There is not an active market for Yadkin's common stock. However, the stock is traded over the counter and the OTC Bank Trust and Insurance Industry System publish quotations for the stock.

         The following table lists the high and low closing bid prices for Yadkin's common stock in the over the counter market for the periods indicated. This information was supplied by First Citizens Bank & Trust Company, which serves as Transfer Agent of Yadkin, and should not be taken as an indication of the existence of any established trading market.

Year       Quarterly period                  High bid               Low bid
----       ----------------                  --------               -------
1999      Fourth Quarter                      $18.125               $17.750
          Third Quarter                        17.750                17.500
          Second Quarter                       17.750                17.500
          First Quarter                        17.500                17.500

1998      Fourth Quarter                       18.000                17.000
          Third Quarter                        18.000                17.500
          Second Quarter                       18.000                18.000
          First Quarter                        18.000                18.000

1997      Fourth Quarter                       17.500                17.500
          Third Quarter                        17.000                16.500
          Second Quarter                       16.500                16.500
          First Quarter                        16.500                16.500

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

         Historically, Yadkin has been funded primarily by dividends paid by Yadkin Valley Life. The amount of dividend payments by Yadkin Valley Life during any 12-month period, without prior approval by the Arizona Department of Insurance (the "Department"), is limited by statute to the lesser of 10% of its statutory capital and surplus or the amount of its gain from operations for the previous fiscal year.

         As of December 31, 1999, Yadkin's outstanding common stock was held by an aggregate of approximately 897 shareholders of record.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                   KPMG LLP

Raleigh, North Carolina
February 11, 2000

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 1999 and 1998



                                              ASSETS                              1999               1998
                                                                             ----------------   ---------------

Cash                                                                       $        57,026            51,980
Investments in equity securities (note 2)                                       11,572,431        15,629,046
Certificates of deposit (notes 2, 4 and 6)                                         491,291           439,502
                                                                             ----------------   ---------------
                       Total Cash and investments                               12,120,748        16,120,528
Accrued investment income                                                            3,695             3,885
Federal and state income taxes recoverable                                          15,233            49,743
Other assets                                                                           100               100
                                                                             ----------------   ---------------
                      Total assets                                         $    12,139,776        16,174,256
                                                                             ================   ===============

                               LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
    Life policy claims reserve (note 6)                                              9,875            13,373
    Deferred income taxes (note 5)                                               3,623,743         5,205,114
    Notes payable (note 3)                                                         869,205           839,205
    Other liabilities                                                                4,814             4,680
                                                                             ----------------   ---------------
                      Total liabilities                                          4,507,637         6,062,372
                                                                             ----------------   ---------------

Shareholders' equity (note 4):
    Common stock, par value $1 per share; authorized 500,000 shares, issued and outstanding 183,620 shares in 1999 and
           183,692 shares in 1998                                                  183,620           183,692
    Retained earnings                                                            1,776,574         1,781,008
    Accumulated other comprehensive income (note 1)                              5,671,945         8,147,184
                                                                             ----------------   ---------------
                      Total shareholders' equity                                 7,632,139        10,111,884
                                                                             ----------------   ---------------

                      Total liabilities and shareholders' equity           $    12,139,776        16,174,256
                                                                             ================   ===============

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)

                     Years ended December 31, 1999 and 1998

                                                                         1999         1998
                                                                       ---------    ---------
Premiums and other revenue:
    Life premiums (note 6)                                             $ 238,226      272,436
    Dividend income                                                       22,965       24,775
    Interest income                                                       20,895       21,218
    Gain on sale of equity securities                                       --         13,591
    Miscellaneous income                                                     589        1,795
                                                                       ---------    ---------
                                                                         282,675      333,815
                                                                       ---------    ---------
Benefits and expenses:
    Death benefits (note 6)                                               49,207      141,465
    Increase (decrease) in liability for life policy claims (note 6)      (3,498)     (16,748)
    Operating expenses:
           Commissions (note 6)                                          107,246      122,777
           Interest                                                       56,029       61,203
           Professional fees                                              38,231       54,127
           Management fees (note 6)                                       16,116       15,165
           General, administrative and other                              34,419       31,596
                                                                       ---------    ---------
                                                                         297,750      409,585
                                                                       ---------    ---------

                        Loss before income taxes                         (15,075)     (75,770)

Income tax expense (benefit) (note 5)                                    (11,903)     (28,258)
                                                                       ---------    ---------

                        Net loss                                       $  (3,172)     (47,512)
                                                                       =========    =========

Net loss per share (note 1)                                            $   (0.02)       (0.26)
                                                                       =========    =========

Weighted average shares outstanding                                      183,656      183,936
                                                                       =========    =========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 1999 and 1998

                                                                               ACCUMULATED
                                                                                  OTHER           TOTAL
                                                    COMMON       RETAINED     COMPREHENSIVE   SHAREHOLDERS'
                                                    STOCK        EARNINGS        INCOME          EQUITY
                                                 -----------    -----------    -----------    ------------
Balance at December 31, 1997                     $   184,180      1,837,884      7,153,595      9,175,659

Comprehensive income:
    Net income                                          --          (47,512)          --          (47,512)
    Net unrealized gains on equity securities,
      Net of income taxes of $636,087                   --             --          993,589        993,589
                                                                                              -----------
                Comprehensive income                                                              946,077

Redemption of 488 shares of
    Common stock                                        (488)        (9,364)          --           (9,852)
                                                 -----------    -----------    -----------    -----------

Balance at December 31, 1998                         183,692      1,781,008      8,147,184     10,111,884

Comprehensive income:
    Net loss                                            --           (3,172)          --           (3,172)
    Net unrealized gains on equity securities,
      Net of income taxes of $1,581,371                 --             --       (2,475,239)    (2,475,239)
                                                                                              -----------
                Comprehensive income                                                           (2,478,411)

Redemption of 72 shares of
    Common stock                                         (72)        (1,262)          --           (1,334)
                                                 -----------    -----------    -----------    -----------

Balance at December 31, 1999                     $   183,620      1,776,574      5,671,945      7,632,139
                                                 ===========    ===========    ===========    ===========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 1999 and 1998

                                                                                        1999           1998
                                                                                    -----------    -----------
Operating activities:
    Net loss                                                                        $    (3,172)       (47,512)
    Adjustments to reconcile net income to net
       Cash provided (used) by operating activities:
          Gain on sale of equity securities                                                --          (13,591)
          Decrease in reserve for life policy and contract claims                        (3,498)       (16,748)
          Decrease (increase) in federal income taxes recoverable                        34,510        (39,711)
          Decrease (increase in) accrued investment income                                  190           (737)
          Increase (decrease) in other liabilities                                          134           (902)
                                                                                    -----------    -----------
                                 Net cash provided (used) by operating activities        28,164       (119,201)
                                                                                    -----------    -----------

Investing activities:
    Proceeds from sale of equity securities                                                --           55,484
    Purchases of certificates of deposit                                             (1,919,440)    (1,549,935)
    Maturities of certificates of deposit                                             1,867,656      1,536,287
                                                                                    -----------    -----------
                                 Net cash provided (used) by investing activities       (51,784)        41,836
                                                                                    -----------    -----------

Financing activities:
    Principal payments on notes payable                                                    --         (805,067)
    Proceeds from issuance of note payable                                               30,000        899,203
    Purchases and retirement of common stock                                             (1,334)        (9,852)
                                                                                    -----------    -----------
                                 Net cash provided by financing activities               28,666         84,284
                                                                                    -----------    -----------

                                 Net increase in cash                                     5,046          6,919

Cash at beginning of year                                                                51,980         45,061
                                                                                    -----------    -----------

Cash at end of year                                                                 $    57,026         51,980
                                                                                    ===========    ===========

Cash payments for:
       Interest                                                                     $    55,895         62,105
                                                                                    ===========    ===========
       Income taxes                                                                 $      --           14,630
                                                                                    ===========    ===========

Non-cash investing and financing activities:
    Increase in unrealized gain on equity securities,
       Net of applicable income taxes of $1,581,371 and
       $636,087, respectively                                                       $(2,475,239)       993,589
                                                                                    ===========    ===========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


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

       Line of Business: The Parent, which was organized as a North Carolina holding company, manages the operations of Yadkin Valley Life Insurance Company, which is in the business of assuming credit life insurance. All reinsurance is assumed from Triangle Life Insurance Company ("TLIC"), which is an affiliate through common ownership. TLIC issues credit life insurance policies on loans made by three banks located in North
       Carolina: Southern Bank and Trust ("Southern"), The Heritage Bank ("Heritage") and The Fidelity Bank ("Fidelity"). The Company and the three aforementioned banks are related through certain common ownership (see note 6).

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

                           December 31, 1999 and 1998

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

       Fair Value of Financial Instruments: The Company's on-balance sheet financial instruments are cash, investments in equity securities, certificate of deposit, and notes payable. Fair values of investment in equity securities are discussed in note 2. The carrying values of other on-balance sheet financial instruments approximate fair value.

       The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999 and 1998, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

       COMPREHENSIVE INCOME: Other comprehensive income consists of unrealized gains on marketable equity securities.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       Net Income Per Share: Net income per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share for 1999 and 1998, since the Company has no potentially dilutive common stock.

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

(2)    INVESTMENTS

       Investments at December 31, 1999 and 1998, consisted of certificates of deposit and equity securities. Certificates of deposit of $492,291 and $439,502 at December 31, 1999 and 1998, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

       Set forth in the consolidated statements of cash flows are gross realized gains and proceeds from sales of equity securities.

       Investments in equity securities at December 31, 1999 and 1998 are classified as follows:

                                                     1999          1998
                                                 -----------   -----------

Available-for-sale, carried at fair value        $10,764,435    14,821,050
Other, carried at cost                               807,996       807,996
                                                 -----------   -----------
                                                 $11,572,431    15,629,046
                                                 ===========   ===========

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       At December 31, 1999 and 1998, the estimated fair value of investments in equity securities carried at cost were $1,955,735 and $2,272,789, respectively.

       Equity securities classified as available-for-sale at December 31, 1999 consist of the following securities:

                                                   NUMBER                               UNREALIZED            FAIR
               DESCRIPTION                        OF SHARES              COST              GAIN              VALUE
               -----------                        ---------            ---------        ---------          ----------

       First Citizens Bancorporation
       of South Carolina, Inc. -
       voting common stock -
       par value $5 per share                       35,000           $   455,000        8,995,000           9,450,000

       First Citizens BancShares,
       Inc. - Class A common stock -
       par value $1 per share                       18,845             1,013,751          300,684           1,314,435
                                                                       ---------        ---------          ----------

                Total                                                $ 1,468,751        9,295,684          10,764,435
                                                                       =========        =========          ==========

       Equity securities classified as available-for-sale at December 31, 1998 consist of the following securities:

                                                     NUMBER                             UNREALIZED            FAIR
               DESCRIPTION                          OF SHARES            COST              GAIN              VALUE
               -----------                          ---------          ---------        ---------          ----------

       First Citizens Bancorporation
       of South Carolina, Inc. -
       voting common stock -
       par value $5 per share                       35,000           $   455,000       12,670,000          13,125,000

       First Citizens BancShares,
       Inc. - Class A common stock -
       par value $1 per share                       18,845             1,013,751          676,528           1,696,050
                                                                       ----------      ----------          ----------

                Total                                                $ 1,468,751       13,346,528          14,821,050
                                                                       ==========      ==========          ==========

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


        Equity securities classified as "other" and carried at cost at December 31, 1999 and 1998 consist of the following securities:

                                                                                 NUMBER
                     DESCRIPTION                                               OF SHARES           COST
                     -----------                                               ---------           ----

        First Citizens Bancorporation of South Carolina, Inc. -
        non-voting common stock - par value $5 per share                          5,631         $ 267,473

        First Citizens BancShares, Inc. - Class B common
        stock - par value $1 per share                                            1,900            84,591

        The Heritage Bank - common stock - par value
        $ 1 per share                                                             7,401           455,932
                                                                                                  -------

                     Total                                                                      $ 807,996
                                                                                                  =======

       Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

(3)    NOTES PAYABLE

       Notes payable at December 31, 1999 and 1998 consist of the following:

                                                                                 1999                1998
                                                                             ----------            -------
        Advances under line of credit expiring June 5, 2000,
        interest payable quarterly at LIBOR plus 1.25%                       $  869,205            839,205
                                                                             ==========            =======

       The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC") which have a carrying value of $2,700,000; 18,139 shares of First Citizens BancShares, Inc. of North Carolina ("FCB") Class A Common Class, which have a carrying value of $1,265,195; and 1,725 shares of First Citizens BancShares, Inc. of North Carolina Class B Common Class, which have a carrying value of $78,816. The Company may borrow up to $1,000,000 under the line of credit.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


(4)    SHAREHOLDERS' EQUITY AND RESTRICTIONS (UNAUDITED)

       Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. The maximum dividend which could be paid by the subsidiary without prior approval was $51,464 at December 31, 1999. In 1999, the subsidiary paid dividends to the parent of $25,000, with approval of the Arizona Department of Insurance.

       Statutory surplus at December 31, 1999, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $514,640 and $60,699, respectively. Statutory surplus at December 31, 1998 and net income for the year then ended were $487,072 and $25,514, respectively.

(5)    INCOME TAXES

       The Company has elected to file a consolidated federal income tax return. Current income tax expense (benefit) for the years ended December 31, 1999 and 1998 is comprised of the following:

                                                    1999        1998
                                                  --------    --------

            Federal                               $(11,903)    (28,258)
            State                                     --          --
                                                  --------    --------
                                                  $(11,903)    (28,258)
                                                  ========    ========

       At December 31, 1999 and 1998, deferred income taxes represent the tax effect of the excess of the financial statement carrying value over the income tax basis for marketable equity securities with readily determinable fair values.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 1999 and 1998


       The reasons for the difference between total income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                                  1999                1998
                                                                             ---------------    -----------------

        Income tax expense (benefit) at federal statutory rates          $          (5,119)           (25,762)
        Deduct:
          Effect of dividends received deduction and other                          (6,784)            (2,496)
                                                                             ---------------    -----------------
                                                                         $         (11,903)           (28,258)
                                                                             ===============    =================

(6)    RELATED PARTIES

       A director and certain significant shareholders of the Company are also significant shareholders and in some cases directors of FCB, FCB-SC, Heritage, TLIC, Fidelity, Southern and American Guaranty Insurance Company ("AGI"). All of these entities are related through common ownership. AGI and TLIC are subsidiaries of First-Citizens Bank & Trust Company ("FCB&T"), which is a subsidiary of FCB.

       AGI provides management services to the Company. Management fees were $16,116 in 1999 and $15,165 in 1998.

       As described in note 1, Yadkin Valley Life Insurance Company provides reinsurance to TLIC, a company affiliated through certain common ownership. Amounts related to business assumed from TLIC for 1999 and 1998 are as follows:

                                                                                  1999                1998
                                                                             ---------------    -----------------

        Premiums assumed                                                 $         238,226            272,436
        Death benefits assumed                                                      49,207            141,465
        Life policy claims reserve assumed                                           9,875             13,373
        Commissions assumed                                                        107,246            122,777

       As part of reinsurance commissions assumed, the Company paid approximately $13,979 and $17,019 in commissions to Heritage in 1999 and 1998, respectively.

       As described in note 2, the Company holds stock in FCB, FCB-SC and Heritage. At December 31, 1999 and 1998, the Company also had $391,291 and $339,502, respectively, invested in FCB&T certificates of deposits. The interest rates on these certificates of deposit ranged from 4.3% to 5.2%.