Form 10KSB, Exhibit 13
period 2000-12-31
YADKIN VALLEY CO
filed 2001-03-30
CIK 1013266

Exhibit 13














                              Yadkin Valley Company

                       2000 Annual Report To Shareholders

                          Annual Report to Shareholders

Business

         Yadkin Valley Company ("Yadkin") was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company ("Yadkin Valley Life") which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life's reinsurance activities currently are limited to assuming risk associated with credit life insurance policies ("credit life policies") up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina ("Triangle Life"), and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid.

Directors and Executive Officers


                        Position With         Principal Occupation
Name                        Yadkin              and Employment                       Principal Business
-----                   -------------         --------------------                   -------------------

Hope Holding Connell      Director            Senior Vice President,
                                              First Citizens Bank &                       Banking
                                              Trust Company

E. Thomas Lucas           Director,           Retired; formerly President
                          Vice President,     and Chief Executive Officer,
                          Secretary           The Heritage Bank                           Banking

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

         Results of Operation. Yadkin's net loss for 2000 was $1,216, compared to net loss of $3,172 for 1999. The primary factors contributing to the change in net loss between 1999 and 2000 were (i) a decrease of $12,028 in revenue from life premiums; (ii) a $31,590 increase in dividend and interest income; (iii) an increase of $12,212 in interest expense on outstanding loans; and (iv) an increase in death benefit claims paid of $19,353.

          The decrease in life premiums between 1999 and 2000 was largely due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As set forth in Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

         The increase in dividend and interest income was due to receipt of dividends in the amount of $26,250 from First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") which has historically not paid dividends. Management does not know whether future dividends will be paid. The increase of $5,340 in interest income is a result of interest rate environment during 2000 and is not expected to continue in 2001.

         The increase in interest paid on outstanding loans was due to an increase in interest rates for much of 2000 when compared to 1999. There was no additional borrowing in 2000. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin's ability to reduce loans or the need for additional borrowing.

         Total death benefit claims paid in 2000 were $68,560, an increase of $19,353 when compared to death benefit claims paid of $49,207 in 1999. The increase is not specifically attributable to any known events, as there have been no change in operations, underwriting or any other procedures. The percentage of paid claims is representative of Yadkin's historical levels and industry averages. The estimate of Yadkin Valley Life's life policy claim reserves at December 31, 2000 decreased $1,163 from December 31, 1999. The estimate of life policy claim reserves will vary from period to period based on actuarial development and amount of known claims at the period reporting date.

         Yadkin's investments in marketable equity securities that are accounted for in accordance with SFAS No. 115 experienced a decline in their net unrealized gains during the year of $614,540 (5.3%). This follows a decrease of $4,056,610 (26.0%) in the year 1999. Accordingly, unrealized gains, net of taxes decreased $374,140 in the year 2000 and $2,475,239 in 1999. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations. Contributing to the aforementioned decreases was a decrease throughout the financial services industry in the market values of banking enterprises in general. Decreases in the fair values of these investments in future periods will result in continued reductions of shareholders' equity. See further discussion of the salability of these investments in "Liquidity" below.

         Income tax benefit was $18,564 in 2000, compared to income tax benefit of $11,903 in 1999. This change was primarily due to an increase in loss before income taxes of $4,705 in 2000 from 1999.

         Financial Condition. During 2000, total assets declined 5.25% from $12,139,776 at December 31, 1999, to $11,501,901 at December 31, 2000, primarily due to the decline in unrealized gains on marketable equity securities. There were no other material changes in assets during 2000.

         During 2000, total liabilities decreased from $4,507,637 at December 31, 1999, to $4,248,218 at December 31, 2000. The decrease in deferred federal income taxes on the unrealized gains on investments was $258,966 while total liabilities decreased $259,419.

         Liquidity. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

         Management believes the liquidity of Yadkin to be adequate as evidenced by a ratio of assets to liabilities of 2.71 at December 31, 2000 and 2.69 December 31, 1999. Additionally, investments in equity securities had a carrying value at December 31, 2000 and December 31, 1999 of $10,957,890 and $11,572,431,
respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. Factors, which could impact Yadkin's financial position and liquidity, are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances, and, as a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

         Capital Resources. There are no material commitments for capital expenditures and none are anticipated. At December 31, 2000, Yadkin had outstanding borrowings of $869,205 secured by 10,000 voting common shares of Bancorporation, 18,139 shares of Class A Common shares of BancShares and 1,725 shares of BancShares Class B Common Shares with a fair market value of approximately $4,039,787. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

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

         The following table lists the high and low closing bid prices for Yadkin's common stock in the over the counter market for the periods indicated. This information was supplied by First-Citizens Bank & Trust Company, which serves as Transfer Agent of Yadkin, and should not be taken as an indication of the existence of any established trading market.

Year       Quarterly period              High bid                Low bid
-------    --------------------          ---------              ---------
2000      Fourth Quarter                  $17.625                $17.750
          Third Quarter                    18.000                 17.500
          Second Quarter                   20.125                 17.500
          First Quarter                    20.188                 17.500

1999      Fourth Quarter                   18.125                 17.750
          Third Quarter                    17.750                 17.500
          Second Quarter                   17.750                 17.500
          First Quarter                    17.750                 17.500

         The above quotations represent prices between dealers and do not include retail markup, markdown or commissions, and they do not represent actual transactions.

         Yadkin has never paid cash dividends on its common stock and does not anticipate any change in its existing dividend policy or practice. Cash dividends may be authorized as and when declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis.
                                       -3-

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

         As of December 31, 2000, Yadkin's outstanding common stock was held by an aggregate of approximately 863 shareholders of record.

                          Independent Auditors' Report


The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                                     [GRAPHIC]
Raleigh, North Carolina
February 8, 2001

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2000 and 1999



                                                    Assets                         2000               1999
                                                                            ----------------   ----------------
Cash and investments:
    Cash                                                                 $         57,611             57,026
    Investments in equity securities (notes 2 and 3)                           10,957,890         11,572,431
    Certificates of deposit (notes 2 and 6)                                       463,000            491,291
                                                                            ----------------   ----------------
                   Total cash and investments                                  11,478,501         12,120,748
Accrued investment income                                                           1,899              3,695
Federal and state income taxes recoverable                                          3,590             15,233
Other assets                                                                       17,911                100
                                                                            ----------------   ----------------
                   Total assets                                          $     11,501,901         12,139,776
                                                                            ================   ================

                         Liabilities and Shareholders' Equity
Liabilities:
    Life policy claims reserve (note 6)                                             8,712              9,875
    Deferred income taxes (note 5)                                              3,364,779          3,623,743
    Accrued interest payable                                                        5,522              4,814
    Notes payable (note 3)                                                        869,205            869,205
                                                                            ----------------   ----------------
                   Total liabilities                                            4,248,218          4,507,637
                                                                            ----------------   ----------------
Shareholders' equity (note 4):
    Common stock, par value $1 per share; authorized 500,000
       Shares, issued and outstanding 183,465 shares in 2000 and
       183,620 shares in 1999                                                     183,465            183,620
    Retained earnings                                                           1,772,413          1,776,574
    Accumulated other comprehensive income                                      5,297,805          5,671,945
                                                                            ----------------   ----------------
                   Total shareholders' equity                                   7,253,683          7,632,139
                                                                            ----------------   ----------------
                   Total liabilities and shareholders' equity            $     11,501,901         12,139,776
                                                                            ================   ================



See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)

                     Years ended December 31, 2000 and 1999




                                                                                             2000                1999
                                                                                 ---------------------   -----------------
Premiums and other revenue:
     Life premiums (note 6)                                                  $              226,198             238,226

     Dividend income                                                                         49,215              22,965
     Interest income                                                                         26,235              20,895
     Miscellaneous income                                                                       628                 589
                                                                                 ---------------------   -----------------
                                                                                            302,276             282,675
                                                                                 ---------------------   -----------------

Benefits and expenses:
     Death benefits (note 6)                                                                 68,560              49,207
     Decrease in reserve for life policy claims (note 6)                                     (1,163)             (3,498)
     Operating expenses:
        Commissions (note 6)                                                                101,863             107,246
        Interest                                                                             68,241              56,029
        Professional fees                                                                    37,961              38,231
        Management fees (note 6)                                                             16,483              16,116
        General, administrative and other                                                    30,111              34,419
                                                                                 ---------------------   -----------------
                                                                                            322,056             297,750
                                                                                 ---------------------   -----------------

                         Loss before income taxes                                           (19,780)            (15,075)

Income tax benefit (note 5)                                                                 (18,564)            (11,903)
                                                                                 ---------------------   -----------------

                     Net Loss                                                $               (1,216)             (3,172)
                                                                                 =====================   =================

Net loss per share                                                           $                (0.01)              (0.02)
                                                                                 =====================   =================

Weighted average shares outstanding                                                         183,543             183,656
                                                                                 =====================   =================



See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

            Consolidated Statements of Change in Shareholders' Equity

                     Years ended December 31, 2000 and 1999



                                                                                     Accumulated
                                                                                        other             Total
                                                      Common         Retained       Comprehensive     shareholders'
                                                      Stock          Earnings          income            equity
                                                   -------------   -------------- ------------------ ----------------
                                                 $
Balance at December 31, 1998                          183,692        1,781,008        8,147,184       10,111,884

Comprehensive income (loss):
    Net loss                                              --            (3,172)              --           (3,172)
    Net unrealized losses on securities
    available for sale, net of income taxes of
       $1,581,371                                         --                --       (2,475,239)      (2,475,239)
                                                                                                     ----------------
             Comprehensive income (loss)                                                              (2,478,411)

Redemption of 72 shares of
    common stock                                          (72)          (1,262)              --           (1,334)
                                                   -------------   -------------- ------------------ ----------------

Balance at December 31, 1999                          183,620        1,776,574        5,671,945        7,632,139

Comprehensive income (loss):
    Net loss                                              --            (1,216)              --           (1,216)
    Net unrealized losses on securities
    available for sale, net of income taxes of
       $240,400                                           --                --         (374,140)        (374,140)
                                                                                                     ----------------
             Comprehensive income (loss)                                                                (375,356)

Redemption of 155 shares of
    common stock                                         (155)          (2,945)              --           (3,100)
                                                   -------------   -------------- ------------------ ----------------

Balance at December 31, 2000                     $    183,465        1,772,413        5,297,805        7,253,683
                                                   =============   ============== ================== ================




See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 2000 and 1999


                                                                                           2000                      1999
                                                                                      ----------------     -----------------
Operating activities:
    Net loss                                                                      $           (1,216)               (3,172)
    Adjustments to reconcile net loss to net
       cash provided (used) by operating activities:
          Deferred tax benefit                                                               (18,564)                   --
          Decrease in reserve for life policy claims                                          (1,163)               (3,498)
          Decrease in federal and state income taxes recoverable                              11,643                34,510
          Decrease in accrued investment income                                                1,796                   190
          Increase in accrued interest payable                                                   710                   134
          Increase in other assets                                                           (17,811)                   --
                                                                                      ----------------     -----------------
                         Net cash provided (used) by operating activities                    (24,605)               28,164

Investing activities:
    Purchases of certificates of deposit                                                  (2,123,587)           (1,919,440)
    Maturities of certificates of deposit                                                  2,151,877             1,867,656
                         Net cash provided (used) by investing activities                     28,290               (51,784)

Financing activities:
    Proceeds from issuance of note payable                                                        --                30,000
    Purchases and retirement of common stock                                                  (3,100)               (1,334)
                                                                                     -----------------    ------------------
                         Net cash provided (used) by financing activities                     (3,100)               28,666
                                                                                     -----------------    ------------------
                         Net increase in cash                                                    585                 5,046
Cash at beginning of year                                                                     57,026                51,980
                                                                                     =================    ==================
Cash at end of year                                                               $           57,611                57,026
                                                                                     =================    ==================
Cash payments for:
       Interest                                                                   $           67,531                55,895
                                                                                     =================    ==================
       Income taxes                                                               $               --                    --
                                                                                     =================    ==================
Non-cash investing and financing activities:
    Decrease in unrealized gain on securities available for sale,
       Net of applicable income taxes of $240,400 and
       $1,581,371, respectively.                                                  $         (374,140)           (2,475,239)
                                                                                     =================    ==================


See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(1)    Significant Accounting Policies

       Basis of Presentation: The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the "Parent") and its wholly-owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona. The variations between accounting principles generally accepted in the United States of America and statutory accounting practices are not significant to the accompanying consolidated financial statements.

       Adoption of Codification:
       Codification of statutory accounting principles ("Codification") will become effective for the Company for all financial reporting on or after January 1, 2001. Although the Company has not completed its determination of the exact impact of codification, management does not believe that capital and surplus will change by a material amount.

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

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


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

       Realized gains and losses on equity securities are recognized in earnings using the specific identification method.

       Income Taxes: Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes are recorded based on temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

       Fair Value of Financial Instruments: The Company's on-balance sheet financial instruments are cash, investments in equity securities, certificates of deposit, accrued investment income, accrued interest payable and notes payable. Fair values of investment in equity securities are discussed in note 2. The carrying values of other on-balance sheet financial instruments approximate fair value.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


       The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

       Comprehensive Income: Other comprehensive income consists of unrealized gains on marketable equity securities.

       Net Loss Per Share: Net loss per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net loss per share for 2000 and 1999, as the Company has no potentially dilutive common stock.

       Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and the reported amounts of income and expense included in the consolidated statements of income. Actual results could differ from those estimates. The most significant estimate the Company makes in preparing its consolidated financial statements relates to the determination of the life policy claims reserve.

(2)    Investments

       Investments at December 31, 2000 and 1999, consisted of certificates of deposit and equity securities. Certificates of deposit of $463,000 and $491,291 at December 31, 2000 and 1999, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


       Investments in equity securities at December 31, 2000 and 1999 are classified as follows:

                                                           2000          1999
                                                         ----------   ----------

        Available-for-sale, carried at fair value     $  10,234,484   10,764,435
        Other, carried at cost                              723,406      807,996
                                                         ----------   ----------
                                                      $  10,957,890   11,572,431
                                                         ==========   ==========

       Equity securities classified as available-for-sale at December 31, 2000 consist of the following securities:


                                                     Number                             Unrealized            Fair
               Description                          of shares            Cost              gain              value
               -----------                       --------------     -------------    ---------------    ---------------

       First Citizens Bancorporation
       of South Carolina, Inc. -
       voting common stock -
       par value $5 per share                            35,000  $        455,000         8,120,000          8,575,000

       First Citizens BancShares,
       Inc. - Class A common stock -
       par value $1 per share                            18,845         1,013,748           507,987          1,521,735

       First Citizens BancShares,
       Inc. - Class B common stock -
       par value $1 per share                             1,900            84,590            53,160            137,750
                                                                     -------------    ---------------    ---------------

                Total                                            $      1,553,338         8,681,147         10,234,485
                                                                     =============    ===============    ===============

       Equity securities classified as available-for-sale at December 31, 1999 consist of the following securities:


                                                     Number                             Unrealized            Fair
               Description                          of shares            Cost              gain              value
               -----------                        --------------     -------------    ---------------    ---------------


       First Citizens Bancorporation
       of South Carolina, Inc. -
       voting common stock -
       par value $5 per share                            35,000  $        455,000         8,995,000          9,450,000

       First Citizens BancShares,
       Inc. - Class A common stock -
       par value $1 per share                            18,845         1,013,748           300,687          1,314,435
                                                                     -------------    ---------------    ---------------

                Total                                            $      1,468,748         9,295,687         10,764,435
                                                                     =============    ===============    ===============


                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


       Equity securities classified as "other" and carried at cost at December 31, 2000 and 1999 consist of the following securities:


                                                               2000                                1999
                                                  -------------------------------     --------------------------------
                                                     Number                              Number
                   Description                      of shares           Cost           or shares            Cost
       -------------------------------------      --------------    -------------     -------------    ---------------

       First Citizens Bancorporation
       of South Carolina, Inc. -
       non-voting common stock -
       par value $5 per share                             5,631  $       267,473           5,631    $        267,473

       First Citizens BancShares,
       Inc. - Class B common stock -
       par value $1 per share                                --               --           1,900              84,591

       The Heritage Bank - common
       stock - par value $1 per share                     7,401          455,932           7,401             455,932
                                                                    -------------                      ---------------

              Total                                              $       723,405                    $        807,996
                                                                    =============                      ===============


       At December 31, 2000 and 1999, the estimated fair value of investments in equity securities carried at cost were $1,552,766 and $1,955,735, respectively.

       As of December 31, 2000, First Citizens BancShares, Inc. - Class B common stock is traded on the over-the-counter bulletin board. Therefore, these securities are recorded at fair value as of December 31, 2000.

       Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

(3)    Notes Payable

       Notes payable at December 31, 2000 and 1999 consist of the following:


                                                                                  2000                1999
                                                                             ---------------    -----------------
        Advances under line of credit expiring June 5, 2001,
        interest payable quarterly at LIBOR plus 1.25%                   $         869,205            869,205
                                                                             ===============    =================

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


       The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC") which have a carrying value of $2,450,000; 18,139 shares of First Citizens BancShares, Inc. of North Carolina ("FCB") Class A Common Class, which have a carrying value of $1,464,724; and 1,725 shares of First Citizens BancShares, Inc. of North Carolina Class B Common Class, which have a carrying value of $125,063. The Company may borrow up to $1,000,000 under the line of credit.


(4)    Shareholders' Equity and Restrictions (Unaudited)

       Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. The maximum dividend which could be paid by the subsidiary without prior approval was $51,493 at December 31, 2000. In 2000, the subsidiary paid dividends to the parent of $51,000, with approval of the Arizona Department of Insurance.

       Statutory surplus at December 31, 2000, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $514,933 and $45,134, respectively. Statutory surplus at December 31, 1999 and net income for the year then ended were $514,640 and $60,699, respectively.

(5)    Income Taxes

       The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2000 and 1999 is composed of the following:

                                                  2000                1999
                                             ---------------    ----------------
        Current:
          Federal                        $              --            (11,903)
          State                                         --                 --
                                             ---------------    ----------------
                                                        --            (11,903)
                                             ---------------    ----------------
        Deferred
          Federal                                  (18,564)                --
          State                                         --                 --
                                             ---------------    ----------------
                                                   (18,564)                --
                                             ---------------

                  Total                  $         (18,564)           (11,903)
                                             ===============    ================

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


       At December 31, 2000 and 1999, deferred tax assets (liabilities) consist of the following components:

                                                                                  2000                1999
                                                                             ---------------    -----------------
        Deferred tax assets:
          Tax loss carryforwards                                         $          18,564                 --

        Deferred tax liabilities:
          Unrealized gain on securities available-for-sale                      (3,383,343)        (3,623,743)
                                                                             ---------------    -----------------

                  Net deferred tax liability                             $      (3,364,779)        (3,623,743)
                                                                             ===============    =================

       The Company has no valuation allowance at December 31, 2000 because management has determined that it will have sufficient taxable income in the carryforward period to support the realizability of the gross deferred tax asset.





       The reasons for the difference between total income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                                  2000                1999
                                                                             ---------------    -----------------
        Income tax expense (benefit) at federal statutory rates          $          (6,725)            (5,119)
        Deduct:
          Effect of dividends received deduction and other                         (11,839)            (6,784)
                                                                             ---------------    -----------------
        Income tax expense (benefit)                                     $         (18,564)           (11,903)
                                                                             ===============    =================

       At December 31, 2000, the Company has a net operating loss carryforward
       (NOL) for federal income tax purposes of $54,601 that expires in 2020.

       The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company's NOL's are limited and Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a federal income tax liability even though NOL's would be available in future years.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2000 and 1999


(6)    Related Parties

       A director and certain significant shareholders of the Company are also significant shareholders and, in some cases, directors of First Citizens BancShares, Inc. ("FCB"), First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC"), The Heritage Bank ("Heritage"), Triangle Life Insurance Company ("TLIC"), and American Guaranty Insurance Company ("AGI"). All of these entities are related through common ownership. The Company holds stock in FCB, FCB-SC and Heritage. At December 31, 2000 and 1999, the Company had $363,000 and $391,291, respectively, invested in First-Citizens Bank & Trust Company ("FCB&T"), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 5.0% to 5.7% at December 31, 2000.

       AGI is a subsidiary of FCB and provides management services, including office space and equipment, to the Company. Management fees were $16,483 in 2000 and $16,116 in 1999.

       Yadkin Valley Life provides reinsurance to TLIC, a subsidiary of FCB&T. The policies reinsured are sold through Southern, Fidelity and Heritage. Amounts related to business assumed from TLIC for 2000 and 1999 follows:

                                                            2000         1999
                                                           --------    --------

        Premiums assumed                               $    226,198     238,226
        Death benefits assumed                               68,560      49,207
        Life policy claim reserves assumed                    8,712       9,875
        Commissions assumed                                 101,863     107,246

       An executive officer and director of the Company is also a director of Heritage. As a part of reinsurance commissions assumed, the Company paid approximately $13,776 and $13,079 in commissions to Heritage in 2000 and 1999, respectively.