Form 10KSB40, Exhibit 13
period 2001-12-31
YADKIN VALLEY CO
filed 2002-04-01
CIK 1013266

                                                                      Exhibit 13

================================================================================




                              Yadkin Valley Company








                                      2001
                          Annual Report To Shareholders





================================================================================

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                          Annual Report to Shareholders

Business

         Yadkin Valley Company ("Yadkin") was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company ("Yadkin Valley Life") which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life's reinsurance activities currently are limited to assuming risk associated with credit life insurance policies ("credit life policies") up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina ("Triangle Life"), and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid. Results of operations are significantly affected by related party transactions.

Directors and Executive Officers

                             Position With       Principal Occupation
       Name                     Yadkin              and Employment                       Principal Business
       ----                     ------              --------------                       ------------------
Hope Holding Connell           Director         Group Vice President,
                                                First-Citizens Bank &                           Banking
                                                Trust Company

E. Thomas Lucas                Director,        Retired; formerly President
                               Vice President,  and Chief Executive Officer,
                               Secretary        The Heritage Bank                               Banking

David S. Perry                 Director,        President,
                               President,       American Guaranty Insurance Company             Insurance
                               Treasurer        Triangle Life Insurance Company

Related Party Transactions

     Yadkin and Yadkin Valley Life are parties to Administration Agreements (the "Agreements") with American Guaranty Insurance Company, Raleigh, North Carolina ("American Guaranty"), a subsidiary of First Citizens BancShares, Inc., Raleigh, North Carolina ("BancShares"). Under the Agreements, American Guaranty provides the managerial, administrative and operational services necessary in carrying on Yadkin's business and the reinsurance business of Yadkin Valley Life, subject to the supervision and control of our Board of Directors. American Guaranty is compensated for its services and reimbursed for its expenses incurred which are reasonable and properly attributable to the management and conduct of Yadkin and Yadkin Valley Life's business affairs. Either party may terminate the Agreements at any time upon written notice to the other. Aggregate fees paid to American Guaranty pursuant to the Agreements during 2001 were $16,894. David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of American Guaranty, and Frank B. Holding, Jr., one of our principal shareholders, serves as Chairman of American Guaranty. It is expected that American Guaranty will continue to provide services during 2002.

         Our reinsurance business consists solely of assuming risks, through Yadkin Valley Life, on credit life insurance policies issued by Triangle Life Insurance Company, Raleigh, North Carolina ("Triangle Life"), which is a subsidiary of First-Citizens Bank & Trust Company ("FCB"). David S. Perry, who is

President, Treasurer and director of Yadkin, also serves as President and a director of Triangle Life, and Frank B. Holding, Jr., one of our principal shareholders, serves as Chairman of Triangle Life.

         As noted above, American Guaranty is a subsidiary of BancShares and Triangle Life is a subsidiary of FCB. Frank B. Holding, Jr., Lewis R. Holding and Hope H. Connell, each is one of our principal shareholders, and each is a principal shareholder of FCB's parent holding company, BancShares. Also, Frank
B. Holding, Jr., and Lewis R. Holding serve as directors and executive officers of FCB and BancShares, and Hope H. Connell serves as a senior officer of FCB.

         The credit life insurance policies issued by Triangle Life and reinsured by Yadkin Valley Life are sold through Southern Bank and Trust Company, Mount Olive, North Carolina ("Southern"), The Fidelity Bank, Fuquay-Varina, North Carolina ("Fidelity"), and The Heritage Bank, Lucama, North Carolina ("Heritage"). Each of those banks has an arrangement with Triangle Life whereby it receives a commission on credit life insurance policies it sells to its loan customers. Hope H. Connell, one of our directors and principal shareholders, also serves as a director of Southern and its parent holding company and is a principal shareholder of Heritage's parent holding company. Frank B. Holding, Jr., one of our principal shareholders, also is a principal shareholder of Southern's parent holding company. Lewis R. Holding, one of our principal shareholders, also is a principal shareholder of Southern's and Fidelity's parent holding companies. E. Thomas Lucas, one of our executive officers and directors, was also is a director of Heritage during 2001. The amounts of commissions received by Southern, Fidelity and Heritage, respectively, in connection with those policies during 2001 were $27,134, $39,879, and $13,959.

         A significant portion of our assets are represented by our investments in equity securities of BancShares, First Citizens Bancorporation of South Carolina, Columbia, South Carolina ("Bancorporation"), and Heritage's parent holding company Heritage BancShares, Inc. We are affiliated with BancShares and Heritage as a result of the common control relationships described above. Additionally, Lewis R. Holding, one of our principal shareholders, also is a principal shareholder of Bancorporation, and Peter M. Bristow, one of our principal shareholders, also is a principal shareholder and an executive officer of Bancorporation.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion is presented to assist shareholders in understanding Yadkin's consolidated financial condition and results of operations and should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this report.

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. For example, Yadkin Valley Life maintains a reserve for death benefits for estimated losses, which have occurred but have not been reported. If trends in losses trend upward or if catastrophic events occur, our estimates would be updated and additional reserves may be required.

         Results of Operation. Yadkin's net income for 2001 was $20,956 compared to a net loss of $1,216 for 2000. The primary factors contributing to the change in net income (loss) between 2000 and 2001 were (i) a decrease of $9,004 in professional fees; (ii) a decrease of $22,815 in interest expense on outstanding loans; and (iii) a decrease in death benefit claims paid of $11,549. Total revenue decreased $12,804 (4%) and total benefits and expenses decreased $43,480 (14%).

          Life premiums continued to decline during 2001. Premiums declined 7%, which follows a 5% decrease in 2000. The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As set forth in the Related Party Transaction section above and Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

         Dividend income increased $8,750 and interest income decreased $5,180. The dividend income increase was due to receipt of dividends in the amount of $35,000 from First Citizens Bancorporation of South Carolina, Inc. ("Bancorporation") which, prior to 2000, had historically not paid dividends. The decrease in interest income is a result of interest rate environment during 2001 and is expected to continue in 2002.

         The decrease in interest paid on outstanding loans was due to a significant decrease in interest rates for much of 2001 when compared to 2000. There were $30,000 of additional borrowings in 2001. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin's ability to reduce loans or the need for additional borrowings.

         Total death benefit claims paid in 2001 were $57,011, a decrease of $11,549 when compared to death benefit claims paid of $68,560 in 2000. The increase is not specifically attributable to any known events, as there have been no change in operations, underwriting or any other procedures. The percentage of paid claims is representative of Yadkin's historical levels and industry averages. The estimate of Yadkin Valley Life's life policy claim reserves at December 31, 2001 decreased $484 from December 31, 2000. The estimate of life policy claim reserves will vary from period to period based on actuarial development and amount of known claims at the period reporting date.

         Yadkin's investments in marketable equity securities experienced an increase in their net unrealized gains during the year of $1,762,164 (20.3%). This follows a decrease of $614,540 (5.3%) in the year 2000. Accordingly, unrealized gains, net of taxes increased $1,075,707 in the year 2001 and decreased $374,140 in 2000. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations, all of which are considered Related Parties. Decreases in the fair values of these investments in future periods will result in continued reductions of shareholders' equity. See further discussion of the salability of these investments in "Liquidity" below.

         Income tax benefit was $10,060 in 2001, compared to income tax benefit of $18,564 in 2000. This change was primarily due to having income before income taxes of $10,896 in 2001 while the year 2000 produced a loss before income taxes of $19,780.

         Financial Condition. During 2001, total assets increased 15.5% from $11,501,901 at December 31, 2000, to $13,278,673 at December 31, 2001, primarily due to the increase in unrealized gains on marketable equity securities. There were no other material changes in assets during 2001.

         During 2001, total liabilities increased from $4,248,218 at December 31, 2000, to $4,951,087 at December 31, 2001. The increase in deferred federal income taxes resulting from unrealized gains on investments was $676,395 while total liabilities increased $702,867.

         Commitments and Contractual Obligations. As a normal part of its business, Yadkin and Yadkin Valley Life may enter into various contractual obligations and have other commitments. At December 31, 2001, Yadkin has one Contractual Obligation in the amount of $901,685 for a one-year loan obligation and accrued interest thereon. There were no other commitments.

         Liquidity. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

         Management believes the liquidity of Yadkin to be adequate as evidenced by a ratio of assets to liabilities of 2.68 at December 31, 2001 and 2.71 December 31, 2000. Additionally, investments in equity securities had a carrying value at December 31, 2001 and December 31, 2000 of $12,720,054 and

$10,957,890 respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. Factors, which could impact Yadkin's financial position and liquidity, are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances, and, as a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

         Capital Resources. There are no material commitments for capital expenditures and none are anticipated. At December 31, 2001, Yadkin had outstanding borrowings of $899,205 secured by 10,000 voting common shares of Bancorporation, 18,139 shares of Class A Common shares of BancShares and 1,725 shares of BancShares Class B Common Shares with a fair market value of approximately $4,786,099 Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

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

Year      Quarterly period               High bid          Low bid
----      ----------------               --------          -------
2001      Fourth Quarter                  $28.000          $21.000
          Third Quarter                    21.000           20.500
          Second Quarter                   20.500           20.000
          First Quarter                    20.500           20.188

2000      Fourth Quarter                  $17.625          $17.500
          Third Quarter                    18.000           17.500
          Second Quarter                   20.125           17.500
          First Quarter                    20.188           17.500

         The above quotations represent prices between dealers and do not include retail markup, markdown or commissions, and they may not represent actual transactions.

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

         As of December 31, 2001, Yadkin's outstanding common stock was held by an aggregate of approximately 828 shareholders of record.

                          Independent Auditors' Report

The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


                                    KPMG LLP


Raleigh, North Carolina
February 15, 2002

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                           Consolidated Balance Sheets

                           December 31, 2001 and 2000

                                      Assets                          2001           2000
                                                                   -----------   -----------
Cash and investments:
    Cash                                                           $    83,442        57,611
    Investments in equity securities (notes 2, 3 and 6)             12,720,054    10,957,890
    Certificates of deposit (notes 2 and 6)                            474,050       463,000
                                                                   -----------   -----------
                   Total cash and investments                       13,277,546    11,478,501
Accrued investment income                                                1,027         1,899
Federal and state income taxes recoverable                                  --         3,590
Other assets                                                               100        17,911
                                                                   -----------   -----------
                   Total assets                                    $13,278,673    11,501,901
                                                                   ===========   ===========

                       Liabilities and Shareholders' Equity

Liabilities:
    Life policy claims reserve (note 6)                                  8,228         8,712
    Deferred income taxes (note 5)                                   4,041,174     3,364,779
    Accrued interest payable                                             2,480         5,522
    Notes payable (note 3)                                             899,205       869,205
                                                                   -----------   -----------
                   Total liabilities                                 4,951,087     4,248,218
                                                                   -----------   -----------
Shareholders' equity (note 4):
    Common stock, par value $1 per share; authorized 500,000
       Shares, issued and outstanding 182,327 shares in 2001 and
       183,465 shares in 2000                                          182,327       183,465
    Retained earnings                                                1,771,747     1,772,413
    Accumulated other comprehensive income                           6,373,512     5,297,805
                                                                   -----------   -----------
                   Total shareholders' equity                        8,327,586     7,253,683
                                                                   -----------   -----------
                   Total liabilities and shareholders' equity      $13,278,673    11,501,901
                                                                   ===========   ===========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)

                     Years ended December 31, 2001 and 2000

                                                             2001          2000
                                                           ---------    ---------
Premiums and other revenue:
     Life premiums (note 6)                                $ 210,452      226,198
     Dividend income                                          57,965       49,215
     Interest income                                          21,055       26,235
     Miscellaneous income                                         --          628
                                                           ---------    ---------
                                                             289,472      302,276
                                                           ---------    ---------

Benefits and expenses:
     Death benefits (note 6)                                  57,011       68,560
     Decrease in reserve for life policy claims (note 6)        (484)      (1,163)
     Operating expenses:
        Commissions (note 6)                                  95,733      101,863
        Interest                                              45,426       68,241
        Professional fees                                     28,957       37,961
        Management fees (note 6)                              16,894       16,483
        General, administrative and other                     35,039       30,111
                                                           ---------    ---------
                                                             278,576      322,056
                                                           ---------    ---------

                  Income (loss) before income taxes           10,896      (19,780)

Income tax benefit (note 5)                                  (10,060)     (18,564)
                                                           ---------    ---------

                  Net income (loss)                        $  20,956       (1,216)
                                                           =========    =========

Net income (loss) per share                                $    0.11        (0.01)
                                                           =========    =========

Weighted average shares outstanding                          182,896      183,543
                                                           =========    =========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

            Consolidated Statements of Change in Shareholders' Equity

                     Years ended December 31, 2001 and 2000

                                                                                        Accumulated
                                                                                           other             Total
                                                         Common         Retained       Comprehensive     shareholders'
                                                         Stock          Earnings          income            equity
                                                       ----------     ------------     -------------     -------------
Balance at December 31, 1999                           $  183,620        1,776,574         5,671,945         7,632,139

Comprehensive income (loss):
  Net loss                                                     --           (1,216)               --            (1,216)
  Net unrealized losses on securities available
    for sale, net of income taxes of $240,400                  --               --          (374,140)         (374,140)
                                                                                                         -------------
           Comprehensive income (loss)                                                                        (375,356)

Redemption of 155 shares of
  common stock                                               (155)          (2,945)              --             (3,100)
                                                       ----------     ------------    --------------     -------------

Balance at December 31, 2000                              183,465        1,772,413         5,297,805         7,253,683

Comprehensive income (loss):
  Net income                                                   --           20,956                --            20,956
  Net unrealized losses on securities available
      for sale, net of income taxes of $686,457                --               --         1,075,707         1,075,707
                                                                                                         -------------
           Comprehensive income                                                                              1,096,663

Redemption of 1,138 shares of
  common stock                                             (1,138)         (21,622)               --           (22,760)
                                                       ----------     ------------    --------------     -------------
Balance at December 31, 2001                           $  182,327        1,771,747         6,373,512         8,327,586
                                                       ==========     ============    ==============     =============

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                      Consolidated Statements of Cash Flows

                     Years ended December 31, 2001 and 2000


                                                                                          2001            2000
Operating activities:
    Net income (loss)                                                              $    20,956          (1,216)
    Adjustments to reconcile net income (loss) to net
       cash provided (used) by operating activities:
          Deferred tax benefit                                                         (10,062)        (18,564)
          Decrease in reserve for life policy claims                                      (484)         (1,163)
          Decrease in federal and state income taxes recoverable                         3,590          11,643
          Decrease in accrued investment income                                            872           1,796
          (Decrease) increase in accrued interest payable                               (3,042)            710
          Decrease (increase) in other assets                                           17,811         (17,811)
                                                                                   -----------     -----------
                         Net cash provided (used) by operating activities               29,641         (24,605)
                                                                                   -----------     -----------

Investing activities:
    Purchases of certificates of deposit                                            (1,603,723)     (2,123,587)
    Maturities of certificates of deposit                                            1,592,673       2,151,877
                                                                                   -----------     -----------
                 Net cash provided (used) by investing activities                      (11,050)         28,290
                                                                                   -----------     -----------

Financing activities:
    Proceeds from issuance of note payable                                              30,000              --
    Purchases and retirement of common stock                                           (22,760)         (3,100)
                                                                                   -----------     -----------
                 Net cash provided (used) by financing activities                        7,240          (3,100)
                                                                                   -----------     -----------
                 Net increase in cash                                                   25,831             585
Cash at beginning of year                                                               57,611          57,026
                                                                                   -----------     -----------
Cash at end of year                                                                $    83,442          57,611
                                                                                   ===========     ===========
Cash payments for:

       Interest                                                                    $    48,468          67,531

       Income taxes                                                                $        --              --

Non-cash investing and financing activities:
    Unrealized gain (loss) on securities available for sale,
       Net of applicable income taxes of $686,457 and
       $240,400, respectively.                                                     $ 1,075,707        (374,140)


See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2001 and 2000

(1)    Significant Accounting Policies

       Basis of Presentation

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

       Line of Business

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

       Recognition of Premium Revenues

       Revenue is recognized based on premiums collected from TLIC. The premiums are received monthly and are based on the reinsurance coverage provided for the month. Since reinsurance coverage is provided prior to the receipt of premiums, there is no deferral of revenue to future periods.

       Liabilities for Policy and Contract Claims

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

       Investments

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

                           December 31, 2001 and 2000

       Equity securities which do not have readily determinable fair values are carried at the lower of cost or market value. A decline in the fair value of securities which is deemed to be other than temporary is recognized in earnings.

       Realized gains and losses on equity securities are recognized in earnings using the specific identification method.

       Income Taxes

       Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes are recorded based on temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled.

       Fair Value of Financial Instruments

       The Company's on-balance sheet financial instruments are cash, investments in equity securities, certificates of deposit, accrued investment income, accrued interest payable and notes payable. Fair values of investment in equity securities are discussed in note 2. The carrying values of other on-balance sheet financial instruments approximate fair value.

       The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

       Comprehensive Income

       Other comprehensive income consists of unrealized gains on marketable equity securities net of related income taxes.

       Net Income (Loss) Per Share

       Net income (loss) per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income (loss) per share, respectively, for 2001 and 2000, as the Company has no potentially dilutive common stock.

       Use of Estimates

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

(2)    Investments

       Investments at December 31, 2001 and 2000, consisted of certificates of deposit and equity securities. Certificates of deposit of $474,050 and $463,000 at December 31, 2001 and 2000, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

       Investments in equity securities at December 31, 2001 and 2000 are classified as follows:

                                                           2001           2000
                                                      ---------------   -------------
       Available-for-sale, carried at fair value      $    11,996,649      10,234,485
       Other, carried at lower of cost or market              723,405         723,405
                                                      ---------------   -------------
                                                      $    12,720,054      10,957,890
                                                      ===============   =============

       Equity securities classified as available-for-sale at December 31, 2001 consist of the following securities:

                                            Number                        Unrealized        Fair
           Description                     of shares         Cost            gain           value
       ------------------------           -----------     -----------  --------------   ------------
       First Citizens
          Bancorporation of
          South Carolina, Inc. -
          voting common stock -
          par value $5 per share               35,000     $   455,000       9,520,000      9,975,000

       First Citizens
          BancShares, Inc.-
          Class A common stock -
          par value $1 per share               18,845       1,013,748         828,351      1,842,099

       First Citizens
          BancShares, Inc. -
          Class B common stock -
          par value $1 per share                1,900          84,590          94,960        179,550
                                          -----------     -----------   -------------   ------------

              Total                                       $ 1,553,338      10,443,311     11,996,649
                                                          ===========   =============   ============

Equity securities classified as available-for-sale at December 31, 2000 consist of the following securities:


                                           Number of                        Unrealized           Fair
               Description                  shares           Cost              gain             value
      -------------------------------   --------------   ------------   ----------------- --------------
      First Citizens
          Bancorporation of
          South Carolina, Inc. -
          Voting common stock
          -par value $5 per share              35,000   $    455,000          8,120,000       8,575,000

      First Citizens BancShares,
          Inc. - Class A common
          stock - par value $1 per share       18,845      1,013,748            507,987       1,521,735


      First Citizens
          BancShares, Inc. -
          Class B common stock
          - par value $1 per share               1,900        84,590             53,160         137,750
                                                         -----------    ---------------   -------------
      Total                                             $  1,553,338          8,681,147      10,234,485
                                                         ============   ===============   =============

       Equity securities classified as "other" and carried at lower of cost or market at December 31, 2001 and 2000 consist of the following securities:

                                                     2001                                2000
                                     -----------------------------------  --------------------------------
                                          Number of                            Number or
                 Description               shares              Cost            shares           Cost
      ----------------------------   ----------------    ---------------  ---------------  ---------------
      First Citizens
          Bancorporation of South
          Carolina, Inc. - non-
          voting common stock
          -Par value $5 per share           5,631      $      267,473             5,631   $       267,473

      The Heritage Bank -
          common stock - par
          value $1 per share               7,401              455,932             7,401           455,932
                                                       --------------                     ---------------

                    Total                              $      723,405                     $       723,405
                                                       ==============                     ===============

       At December 31, 2001 and 2000, the estimated fair values of investments in equity securities carried at lower of cost or market were $1,838,943 and $1,552,766, respectively.

       Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.


(3)    Notes Payable

       Notes payable at December 31, 2001 and 2000 consist of the following:

                                                                     2001             2000
                                                               ---------------   ---------------
       Advances under line of credit expiring June 5, 2002,
       interest payable quarterly at LIBOR plus 1.25%           $      899,205          869,205
                                                               ===============   ===============

       The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC") which have a carrying value of $2,850,000; 18,139 shares of First Citizens BancShares, Inc. of North Carolina ("FCB") Class A Common Class, which have a carrying value of $1,773,087; and 1,725 shares of First Citizens BancShares, Inc. of North Carolina Class B Common Class, which have a carrying value of $163,013. The Company may borrow up to $1,000,000 under the line of credit.

(4)    Shareholders' Equity and Restrictions (Unaudited)

       Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute, are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. The maximum dividend which could be paid by the subsidiary without prior approval was $42,251 at December 31, 2001. In 2001, the subsidiary paid dividends to the parent of $45,000, with approval of the Arizona Department of Insurance.

       Statutory surplus at December 31, 2001, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $490,392 and $42,251, respectively. Statutory surplus at December 31, 2000 and net income for the year then ended were $514,933 and $45,134, respectively.

(5)  Income Taxes

     The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2001 and 2000 is composed of the following:

                                                           2001        2000
                                                       -----------  -----------

    Current:
       Federal                                         $        --           --
       State                                                    --           --
                                                       -----------  -----------
                                                                --           --
                                                       -----------  -----------
    Deferred:
       Federal                                             (10,060)     (18,564)
       State                                                    --           --
                                                       -----------  -----------
                                                           (10,060)     (18,564)
                                                       -----------  -----------

               Total                                   $   (10,060)     (18,564)
                                                       ===========  ===========

     At December 31, 2001 and 2000, deferred tax assets (liabilities) consist of the following components:

                                                           2001        2000
                                                       -----------  -----------

    Deferred tax assets:
       Tax loss carryforwards                          $    42,683       30,204
                                                       -----------  -----------
                  Gross deferred tax assets                 42,683       30,204

    Valuation allowance                                    (14,059)     (11,640)
                                                       -----------  -----------
                  Net deferred tax asset                    28,664       18,564

    Deferred tax liabilities:
       Unrealized gain on securities available-for-sale (4,069,800)  (3,383,343)
                                                       -----------  -----------

                  Net deferred tax liability           $(4,041,174)  (3,364,779)
                                                       ===========  ===========



     The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities in making this assessment.

     The reasons for the difference between total income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                            2001        2000
                                                          --------    --------

Income tax expense (benefit) at federal statutory rates   $  3,705      (6,725)
Effect of dividends received deduction and other           (13,765)    (11,839)
                                                          --------    --------

Income tax benefit                                        $(10,060)    (18,564)
                                                          ========    ========


     At December 31, 2001, the Company has a net operating loss carryforward
     (NOL) for federal income tax purposes of $84,190 that expires in 2020 and 2021. At December 31, 2001, the Company has an NOL for state income tax purposes of approximately $308,721 that expires between 2013 and 2016.

     The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company's NOL's are limited and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a federal income tax liability even though NOL's would be available in future years.

(6)  Related Parties

     Certain significant shareholders of the Company are also significant shareholders of First Citizens BancShares, Inc. ("FCB"), First Citizens Bancorporation of South Carolina, Inc. ("FCB-SC"), Heritage, Southern and Fidelity. All of these entities are related through common ownership. American Guaranty Insurance Company ("AGI") and First-Citizens Bank & Trust Company ("FCB&T") are wholly owned subsidiaries of FCB, and TLIC is wholly owned by FCB&T.

     The Company has no employees. AGI, a subsidiary of FCB, provides all managerial, administrative and operational services necessary in carrying out the Company's business. Management fees for such services were $16,894 in 2001 and $16,483 in 2000.

     The Company holds stock in FCB, FCB-SC and Heritage (refer to note 2). At December 31, 2001 and 2000, the Company had $374,050 and $363,000,
     respectively, invested in First-Citizens Bank & Trust Company ("FCB&T"), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 1.64% to 2.55% at December 31, 2001.

     Yadkin Valley Life provides reinsurance to TLIC, a subsidiary of FCB&T. The policies reinsured are sold through Southern, Fidelity and Heritage. Amounts related to business assumed from TLIC for 2001 and 2000 follows:

                                                     2001            2000
                                                   --------        --------
Premiums assumed                                   $210,452         226,198
Death benefits assumed                               57,011          68,560
Life policy claim reserves assumed                    8,228           8,712
Commissions assumed                                  95,733         101,863