Form 10KSB, Exhibit 13
period 2002-12-31
YADKIN VALLEY CO
filed 2003-03-31
CIK 1013266

                                                                      Exhibit 13

================================================================================

                              Yadkin Valley Company

                                      2002

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

Directors and Executive Officers

                        Position With           Principal Occupation
       Name                Yadkin                  and Employment              Principal Business
--------------------   ---------------   -----------------------------------   ------------------
Hope Holding Connell   Director          Group Vice President,
                                         First-Citizens Bank &                      Banking
                                         Trust Company

E. Thomas Lucas        Director,         Retired; formerly President
                       Vice President,   and Chief Executive Officer,
                       Secretary         The Heritage Bank                          Banking

David S. Perry         Director,         President,
                       President,        American Guaranty Insurance Company       Insurance
                       Treasurer         Triangle Life Insurance Company

Related Party Transactions

     Yadkin and Yadkin Valley Life are parties to Administration Agreements (the "Agreements") with American Guaranty Insurance Company, Raleigh, North Carolina ("American Guaranty"), a subsidiary of First Citizens BancShares, Inc., Raleigh, North Carolina ("BancShares"). Under the Agreements, American Guaranty provides the managerial, administrative and operational services necessary in carrying on Yadkin's business and the reinsurance business of Yadkin Valley Life, subject to the supervision and control of our Board of Directors. American Guaranty is compensated for its services and reimbursed for its expenses incurred which are reasonable and properly attributable to the management and conduct of Yadkin and Yadkin Valley Life's business affairs. Either party may terminate the Agreements at any time upon written notice to the other. Aggregate fees paid to American Guaranty pursuant to the Agreements during 2002 were $18,310. David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of American Guaranty, and Frank B. Holding, Jr., one of our principal shareholders, serves as Chairman of American Guaranty. It is expected that American Guaranty will continue to provide services during 2003.

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

     The credit life insurance policies issued by Triangle Life and reinsured by Yadkin Valley Life are sold through Southern Bank and Trust Company, Mount Olive, North Carolina ("Southern"), The Fidelity Bank, Fuquay-Varina, North Carolina ("Fidelity"), and The Heritage Bank, Lucama, North Carolina ("Heritage"). Each of those banks has an arrangement with Triangle Life whereby it receives a commission on credit life insurance policies it sells to its loan customers. Hope H. Connell, one of our directors and principal shareholders, also serves as a director of Southern and its parent holding company and is a principal shareholder of Heritage's parent holding company. Frank B. Holding, Jr., one of our principal shareholders, also is a principal shareholder of Southern's parent holding company. Lewis R. Holding, one of our principal shareholders, also is a principal shareholder of Southern's and Fidelity's parent holding companies. E. Thomas Lucas, one of our executive officers and directors, was also a director of Heritage during 2001. The amounts of commissions received by Southern, Fidelity and Heritage, respectively, in connection with those policies during 2002 were $27,437, $33,792, and $11,757.

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

     Results of Operation. Yadkin's net income for the year 2002 was $25,394 compared to $20,956 for 2001. The primary factors contributing to the change in net income between 2002 and 2001 were (i) a decrease of $3,616 in professional fees; (ii) a decrease of $17,934 in interest expense on outstanding loans; and
(iii) a decrease in death benefit claims paid of $9,416. Total revenue decreased $31,849 (11%) and total benefits and expenses decreased $38,572 (14%).

     Life premiums continued to decline during 2002. Premiums declined 8.7%, which follows a 7% decrease in 2001 and a 5% decrease in 2000. The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As set forth in the Related Party Transaction section above and Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

     There was no change in dividend income and interest income decreased $13,468. The decrease in interest income is a result of interest rate environment during 2002 and is expected to continue in 2003.

     The decrease in interest paid on outstanding loans was due to a continuing decrease in interest rates for 2002 when compared to 2001. There were no additional borrowings in 2002. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin's ability to reduce loans or the need for additional borrowings.

     Total death benefit claims paid in 2002 were $47,595, a decrease of $9,416 when compared to death benefit claims paid of $57,011 in 2001. The decrease is not specifically attributable to any known events, as there have been no change in operations, underwriting or any other procedures. The percentage of paid claims is representative of Yadkin's historical levels and industry averages. The estimate of Yadkin Valley Life's life policy claim reserves at December 31, 2002 decreased $386 from December 31, 2001. The estimate of life policy claim reserves will vary from period to period based on actuarial development and amount of known claims at the period reporting date.

     Yadkin's investments in marketable equity securities experienced an increase in their net unrealized gains during the year of $2,141,922 (33.6%), net of income taxes. This follows an increase of $1,762,164 (20.3%), net of income taxes, in the year 2001. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations, all of which are considered Related Parties. Decreases in the fair values of these investments in future periods will result in reductions of shareholders' equity. See further discussion of the salability of these investments in "Liquidity" below.

     Financial Condition. During 2002, total assets increased 26.4% from $13,278,673 at December 31, 2001, to $16,790,039 at December 31, 2002, primarily due to the increase in unrealized gains on marketable equity securities. There were no other material changes in assets during 2002.

     During 2002, total liabilities increased from $4,951,087 at December 31, 2001, to $6,323,113 at December 31, 2002. The increase in deferred federal income taxes resulting from unrealized gains on investments was $1,369,507 while total liabilities increased $1,372,026.

     Commitments and Contractual Obligations. As a normal part of its business, Yadkin and Yadkin Valley Life may enter into various contractual obligations and have other commitments. At December 31, 2002, Yadkin has one contractual obligation in the amount of $901,278 for a one-year loan obligation, due June 5, 2003, and accrued interest thereon. There were no other commitments.

     Liquidity. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

     Management believes the liquidity of Yadkin to be adequate as evidenced by a ratio of assets to liabilities of 2.66 at December 31, 2002 and 2.68 December 31, 2001. Additionally, investments in equity securities had a carrying value at December 31, 2002 and December 31, 2001 of $16,231,483 and $12,720,054
respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. Factors which could impact Yadkin's financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances, and, as a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

     Capital Resources. There are no material commitments for capital expenditures and none are anticipated. At December 31, 2002, Yadkin had outstanding borrowings of $899,205 secured by 10,000 voting common shares of Bancorporation, 18,139 shares of Class A Common shares of BancShares and 1,725 shares of BancShares Class B Common Shares with a fair market value of approximately $5,773,515. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

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

Market for Common Equity and Related Stockholders Matters

     Yadkin's common stock is traded in the over-the-counter market on the OTC Bulletin Board under the trading symbol "YAVL", but the trading market is very inactive.

     The following table lists the high and low closing bid prices for Yadkin's common stock in the over- the-counter market for the periods indicated. This information was supplied by First-Citizens Bank & Trust Company, which serves as Transfer Agent of Yadkin, and should not be taken as an indication of the existence of any established trading market. The pricing source for First Citizens Bank & Trust Company is Financial Technologies, Inc.

Year   Quarterly period   High bid   Low bid
----   ----------------   --------   -------
2002   Fourth Quarter      $34.600   $33.500
       Third Quarter        41.525    27.000
       Second Quarter       31.050    29.500
       First Quarter        29.500    27.800

2001   Fourth Quarter      $28.000   $21.000
       Third Quarter        21.000    20.500
       Second Quarter       20.500    20.000
       First Quarter        20.500    20.188

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

     As of December 31, 2002, Yadkin's outstanding common stock was held by an aggregate of approximately 814 shareholders of record.

                          Independent Auditors' Report

The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

                                             KPMG LLP

February 14, 2003

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets

                           December 31, 2002 and 2001

                                                                      2002         2001
                                                                  -----------   ----------
                           Assets

Cash and investments:
   Cash                                                           $   107,252       83,442
   Investments in equity securities                                16,231,483   12,720,054
   Certificates of deposit                                            450,608      474,050
                                                                  -----------   ----------
      Total Cash and investments                                   16,789,343   13,277,546
Accrued investment Income                                                 596        1,027
Other assets                                                              100          100
                                                                  -----------   ----------
      Total assets                                                $16,790,039   13,278,673
                                                                  ===========   ==========
             Liabilities and Shareholders' Equity
Liabilities:
   Life policy claims reserve                                     $     7,842        8,228
   Deferred income taxes                                            5,412,965    4,041,174
   Accrued interest payable                                             2,073        2,480
   Notes payable                                                      899,205      899,205
   Other liabilities                                                    1,028           --
                                                                  -----------   ----------
      Total liabilities                                             6,323,113    4,951,087
                                                                  -----------   ----------
Shareholders' equity:
   Common stock, par value $1 per share. Authorized 500,000
      shares, issued and outstanding 181,295 shares in 2002 and
      182,327 shares in 2001                                          181,295      182,327
Retained earnings                                                   1,770,197    1,771,747
Accumulated other comprehensive income                              8,515,434    6,373,512
                                                                  -----------   ----------
      Total shareholders' equity                                   10,466,926    8,327,586
                                                                  -----------   ----------
      Total liabilities and shareholders' equity                  $16,790,039   13,278,673
                                                                  ===========   ==========

See accompanying notes to consolidated financial statements

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                        Consolidated Statements of Income

                     Years ended December 31, 2002 and 2001

                                                               2002       2001
                                                             --------   -------
Premiums and other revenue:
   Life premiums                                             $192,071   210,452
   Dividend income                                             57,965    57,965
   Interest income                                              7,587    21,055
                                                             --------   -------
                                                              257,623   289,472
                                                             --------   -------
Benefits and expenses:
   Death benefits                                              47,595    57,011
   Decrease in reserve for life policy claims                    (386)     (484)
   Operating expenses:
      Commissions                                              86,459    95,733
      Interest                                                 27,492    45,426
      Professional fees                                        25,341    28,957
      Management fees                                          18,310    16,894
      General, administrative, and other                       35,193    35,039
                                                             --------   -------
                                                              240,004   278,576
                                                             --------   -------
         Income before income taxes                            17,619    10,896
Income tax benefit                                             (7,775)  (10,060)
                                                             --------   -------
            Net income                                       $ 25,394    20,956
                                                             ========   =======
Net income per share                                         $   0.14      0.11
Weighted average shares outstanding                           181,811   182,896

See accompanying notes to consolidated financial statements

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
           Consolidated Statements of Changes in Shareholders' Equity

                     Years ended December 31, 2002 and 2001

                                                                            Accumulated
                                                                                 other           Total
                                                     Common     Retained   comprehensive   shareholders'
                                                     stock      earnings       income          equity
                                                    --------   ---------   -------------   -------------
Balance at December 31, 2000                        $183,465   1,772,413     5,297,805       7,253,683

Comprehensive income:
   Net income                                             --      20,956            --          20,956
   Net unrealized gains on securities available
      for sale, net of income taxes of $686,457           --          --     1,075,707       1,075,707
                                                                                            ----------
         Comprehensive income                                                                1,096,663

Redemption of 1,138 shares of common stock            (1,138)    (21,622)           --         (22,760)
                                                    --------   ---------     ---------      ----------
Balance at December 31, 2001                         182,327   1,771,747     6,373,512       8,327,586

Comprehensive income:
   Net income                                             --      25,394            --          25,394
   Net unrealized gains on securities available
      for sale, net of income taxes of $1,369,507         --          --     2,141,922       2,141,922
                                                                                            ----------
         Comprehensive income                                                                2,167,316

Redemption of 1,032 shares of common stock            (1,032)    (26,944)           --         (27,976)
                                                    --------   ---------     ---------      ----------
Balance at December 31, 2002                        $181,295   1,770,197     8,515,434      10,466,926
                                                    ========   =========     =========      ==========

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2002 and 2001

                                                                  2002          2001
                                                               -----------   ----------
Operating activities:
   Net income                                                  $    25,394       20,956
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Deferred tax expense (benefit)                              2,284      (10,060)
         Decrease in reserve for life policy claims                   (386)        (484)
         Decrease in federal and state income
            taxes recoverable                                           --        3,588
         Decrease in accrued investment income                         431          872
         Decrease in other assets                                       --       17,811
         Decrease in accrued interest payable                         (407)      (3,042)
         Increase in other liabilities                               1,028           --
                                                               -----------   ----------
            Net cash provided by operating activities               28,344       29,641
                                                               -----------   ----------
Investing activities:
   Purchases of certificates of deposit                         (1,674,196)  (1,603,723)
   Maturities of certificates of deposit                         1,697,638    1,592,673
                                                               -----------   ----------
            Net cash provided (used) by investing activities        23,442      (11,050)
                                                               -----------   ----------
Financing activities:
   Proceeds from issuance of note payable                               --       30,000
   Purchases and retirement of common stock                        (27,976)     (22,760)
                                                               -----------   ----------
            Net cash provided (used) by financing activities       (27,976)       7,240
                                                               -----------   ----------
            Net increase in cash                                    23,810       25,831
Cash at beginning of year                                           83,442       57,611
                                                               -----------   ----------
Cash at end of year                                            $   107,252       83,442
                                                               ===========   ==========
Cash payments for:
   Interest                                                    $    27,899       48,468
   Income taxes                                                         --           --
Noncash investing and financing activities:
   Unrealized gain on securities available for sale,
      net of applicable income taxes of $1,369,507 and
      $686,457, respectively                                   $ 2,141,922    1,075,707

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

(1)  Significant Accounting Policies

     Basis of Presentation

     The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the Parent) and its wholly owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona.

     Line of Business

     The Parent, which was organized as a North Carolina holding company, manages the operations of Yadkin Valley Life Insurance Company, which is in the business of assuming credit life insurance. All reinsurance is assumed from Triangle Life Insurance Company (TLIC), which is an affiliate through common ownership. TLIC issues credit life insurance policies on loans made by three banks located in North Carolina: Southern Bank and Trust Company (Southern), The Heritage Bank (Heritage) and The Fidelity Bank (Fidelity). The Company and the three aforementioned banks are also related through certain common ownership (see note 6).

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

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     Equity securities which do not have readily determinable fair values are carried at the lower of cost or estimated fair value. A decline in the fair value of securities which is deemed to be other than temporary is recognized in earnings.

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

     Fair Value of Financial Instruments

     The Company's on-balance sheet financial instruments are cash, investments in equity securities, certificates of deposit, accrued investment income, accrued interest payable and notes payable. Fair values of investments in equity securities are discussed in note 2. The carrying values of other on-balance sheet financial instruments approximate fair value.

     The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2002 and 2001, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     Other Comprehensive Income

     Other comprehensive income consists of unrealized gains on marketable equity securities net of related income taxes.

     Net Income Per Share

     Net income per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share, respectively, for 2002 and 2001, as the Company has no potentially dilutive common stock.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

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

(2)  Investments

     Investments at December 31, 2002 and 2001, consisted of certificates of deposit and equity securities. Certificates of deposit of $450,608 and $474,050 at December 31, 2002 and 2001, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

     Investments in equity securities at December 31, 2002 and 2001 are classified as follows:

                                                            2002         2001
                                                        -----------   ----------
     Available-for-sale, carried at fair value          $15,508,078   11,996,649
     Other, carried at lower of cost or market              723,405      723,405
                                                        -----------   ----------
                                                        $16,231,483   12,720,054
                                                        ===========   ==========

     Equity securities classified as available-for-sale at December 31, 2002 consist of the following securities:

                                         Number of                Unrealized
                 Description              shares        Cost         gain      Fair value
     ---------------------------------   ---------   ----------   ----------   ----------
     First Citizens Bancorporation of
        South Carolina, Inc. - voting
        common stock - par value
        $5 per share                       35,000    $  455,000   13,055,000   13,510,000
     First Citizens BancShares, Inc. -
        Class A common stock -
        par value $1 per share             18,845     1,013,748      806,680    1,820,428
     First Citizens BancShares, Inc. -
        Class B common stock -
        par value $1 per share              1,900        84,590       93,060      177,650
                                                     ----------   ----------   ----------
           Total                                     $1,553,338   13,954,740   15,508,078
                                                     ==========   ==========   ==========

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     Equity securities classified as available-for-sale at December 31, 2001 consist of the following securities:

                                         Number of                Unrealized
                 Description               shares       Cost         gain      Fair value
     ---------------------------------   ---------   ----------   ----------   ----------
     First Citizens Bancorporation of
        South Carolina, Inc. - voting
        common stock - par value
        $5 per share                       35,000    $  455,000    9,520,000    9,975,000
     First Citizens BancShares, Inc. -
        Class A common stock -
        par value $1 per share             18,845     1,013,748      828,351    1,842,099
     First Citizens BancShares, Inc. -
        Class B common stock -
        par value $1 per share              1,900        84,590       94,960      179,550
                                                     ----------   ----------   ----------
           Total                                     $1,553,338   10,443,311   11,996,649
                                                     ==========   ==========   ==========

     Equity securities classified as "other" and carried at lower of cost or market at December 31, 2002 and 2001 consist of the following securities:

                                                      2002                   2001
                                              --------------------   --------------------
                                              Number of              Number of
                 Description                   shares       Cost       shares      Cost
     ---------------------------------        ---------   --------   ---------   --------
     First Citizens Bancorporation of
        South Carolina, Inc. -
        nonvoting common stock -
        par value $5 per share                  5,631     $267,473     5,631     $267,473
     The Heritage Bank -
        common stock - par value
        $1 per share                            7,401      455,932     7,401      455,932
                                                          --------               --------
           Total                                          $723,405               $723,405
                                                          ========               ========

     At December 31, 2002 and 2001, the estimated fair values of investments in equity securities carried at lower of cost or market were $2,148,245 and $1,838,943, respectively.

     Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

(3)  Notes Payable

     Notes payable at December 31, 2002 and 2001 consist of the following:

                                                                         2002       2001
                                                                       --------   -------
     Advances under line of credit expiring June 5, 2003, interest
        payable quarterly at LIBOR plus 1.25%                          $899,205   899,205

     The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. (FCB-SC) which have a carrying value of $3,860,000; 18,139 shares of First Citizens BancShares, Inc. of North Carolina (FCB) Class A Common Class, which have a carrying value of $1,752,227; and 1,725 shares of First Citizens BancShares, Inc. of North Carolina Class B Common Class, which have a carrying value of $161,288. The Company may borrow up to $1,000,000 under the line of credit.

(4)  Shareholders' Equity and Restrictions (Unaudited)

     Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute, are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. The maximum dividend that can be paid in 2003 by the subsidiary without prior approval is $46,923. In 2002, the subsidiary paid dividends to the parent of $42,000, with approval of the Arizona Department of Insurance.

     Statutory surplus at December 31, 2002, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $488,247 and $46,923, respectively. Statutory surplus at December 31, 2001, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $490,392 and $42,251, respectively.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

(5)  Income Taxes

     The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2002 and 2001 is composed of the following:

                                                               2002       2001
                                                             --------   -------
     Current:
        Federal                                              $(10,059)       --
        State                                                      --        --
                                                             --------   -------
                                                              (10,059)       --
                                                             --------   -------
     Deferred:
        Federal                                                 2,284   (10,060)
        State                                                      --        --
                                                             --------   -------
                                                                2,284   (10,060)
                                                             --------   -------
           Total                                             $ (7,775)  (10,060)
                                                             ========   =======

     At December 31, 2002 and 2001, deferred tax assets (liabilities) consist of the following components:

                                                              2002          2001
                                                           -----------   ----------
     Deferred tax assets:
        Tax loss carryforwards                             $    38,079       42,683
                                                           -----------   ----------
           Gross deferred tax assets                            38,079       42,683
     Valuation allowance                                       (11,740)     (14,060)
                                                           -----------   ----------
           Net deferred tax asset                               26,339       28,623
     Deferred tax liabilities:
        Unrealized gain on securities available-for-sale    (5,439,304)  (4,069,797)
                                                           -----------   ----------
           Net deferred tax liability                      $(5,412,965)  (4,041,174)
                                                           ===========   ==========

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

                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                           December 31, 2002 and 2001

     The reasons for the difference between total income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                 2002       2001
                                                               --------   -------
     Income tax expense (benefit) at federal statutory rates   $  5,990     3,705
     Effect of dividends received deduction and other           (13,765)  (13,765)
                                                               --------   -------
        Income tax expense (benefit)                           $ (7,775)  (10,060)
                                                               ========   =======

     At December 31, 2002, the Company has a net operating loss carryforward
     (NOL) for federal income tax purposes of $77,468 that expires in 2020 and 2022. At December 31, 2002, the Company has an NOL for state income tax purposes of $257,798 that expires between 2013 and 2017.

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

(6)  Related Parties

     Certain significant shareholders of the Company are also significant shareholders of First Citizens BancShares, Inc. (FCB), First Citizens Bancorporation of South Carolina, Inc. (FCB-SC), Heritage, Southern and Fidelity. All of these entities are related through common ownership. American Guaranty Insurance Company (AGI) and First-Citizens Bank & Trust Company (FCB&T) are wholly owned subsidiaries of FCB, and TLIC is wholly owned by FCB&T.

     The Company has no employees. AGI provides all managerial, administrative and operational services necessary in carrying out the Company's business. Management fees for such services were $18,310 in 2002 and $16,894 in 2001.

     The Company holds stock in FCB, FCB-SC and Heritage (refer to note 2). At December 31, 2002 and 2001, the Company had $350,608 and $374,050,
     respectively, invested in First-Citizens Bank & Trust Company (FCB&T), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 1.00% to 1.50% at December 31, 2002.

     Yadkin Valley Life provides reinsurance to TLIC, a subsidiary of FCB&T. The policies reinsured are sold through Southern, Fidelity, and Heritage. Amounts related to business assumed from TLIC for 2002 and 2001 follows:

                                                               2002       2001
                                                             --------   --------
     Premiums assumed                                        $192,071   210,452
     Death benefits assumed                                    47,595    57,011
     Life policy claim reserves assumed                         7,842     8,228
     Ceding commissions                                        86,459    95,733