Form 10KSB, Exhibit 13
period 2003-12-31
YADKIN VALLEY CO
filed 2004-03-29
CIK 1013266

Exhibit 13

Yadkin Valley Company

2003

Annual Report To Shareholders

(THIS PAGE INTENTIONALLY LEFT BLANK)

Business

Yadkin Valley Company (“Yadkin”) was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company (“Yadkin Valley Life”) which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life’s reinsurance activities currently are limited to assuming risk associated with credit life insurance policies (“credit life policies”) up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina (“Triangle Life”), and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid. Results of operations are significantly affected by related party transactions.

Directors and Executive Officers

Name	Position with Yadkin	Principal Occupation and Employment	Principal Business
Hope Holding Connell	Director	Executive Vice President, First-Citizens Bank & Trust Company, Raleigh, NC	Banking

Denton F. Lee, Jr.	Director, Vice President and Secretary	Group Vice President and Manager of Central Bank Operations, First-Citizens Bank & Trust Company, Raleigh, NC	Banking

David S. Perry	Director, President and Treasurer	President and director, American Guaranty Insurance Company, Raleigh, NC (property and casualty insurer); President and director, Triangle Life Insurance Company, Raleigh, NC (credit life and accident and health insurer)	Insurance

Related Party Transactions

Yadkin and Yadkin Valley Life are parties to Administration Agreements (the “Agreements”) with American Guaranty Insurance Company, Raleigh, North Carolina (“American Guaranty”) a subsidiary of First Citizens BancShares, Inc. Raleigh, North Carolina (“BancShares”). Under the Agreements, American Guaranty provides the managerial, administrative and operational services necessary in carrying on Yadkin’s business and the reinsurance business of Yadkin Valley Life, subject to the supervision and control of our Board of Directors. American Guaranty is compensated for its services and reimbursed for its expenses incurred which are reasonable and properly attributable to the management and conduct of Yadkin and Yadkin Valley Life’s business affairs. Either party may terminate the Agreements at any time upon written notice to the other. Aggregate fees paid to American Guaranty pursuant to the Agreements during 2003 were $17,726. David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of American Guaranty, and Frank B. Holding, Jr., one of Yadkin’s principal shareholders, serves as Chairman of American Guaranty. It is expected that American Guaranty will continue to provide services during 2004.

Yadkin’s reinsurance business consists solely of assuming risks, through Yadkin Valley Life, on credit life insurance policies issued by Triangle Life Insurance Company, Raleigh, North Carolina (“Triangle Life”), which is a subsidiary of First-Citizens Bank & Trust Company (“FCB”). David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of Triangle Life, and Frank B. Holding, Jr., one of Yadkin’s principal shareholders, serves as Chairman of Triangle Life.

As noted above, American Guaranty is a subsidiary of BancShares and Triangle Life is a subsidiary of FCB. Frank B. Holding, Jr., Lewis R. Holding and Hope H. Connell, each is one of Yadkin’s principal shareholders, and each is a principal shareholder of FCB’s parent holding company, BancShares. Also, Frank B. Holding, Jr., and Lewis R. Holding serve as directors and executive officers of FCB and BancShares, and Hope H. Connell serves as a senior officer of FCB.

The credit life insurance policies issued by Triangle Life and reinsured by Yadkin Valley Life are sold through Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”). Each of those banks has an arrangement with Triangle Life whereby it receives a commission on credit life insurance policies it sells to its loan customers. Hope H. Connell, one of Yadkin’s directors and principal shareholders, also serves as a director of Southern and its parent holding company and is a principal shareholder of Heritage’s parent holding company. Frank B. Holding, Jr., one of Yadkin’s principal shareholders, also is a principal shareholder of Southern’s parent holding company. Lewis R. Holding, one of Yadkin’s principal shareholders, also is a principal shareholder of Southern’s and Fidelity’s parent holding companies. The amounts of commissions received by Southern, Fidelity and Heritage, respectively, in connection with those policies during 2003 were $25,846, $25,998, and $9,545.

A significant portion of our assets are represented by Yadkin’s investments in equity securities of BancShares, First Citizens Bancorporation, Inc., Columbia, South Carolina (“Bancorporation”), and Heritage’s parent holding company Heritage BancShares, Inc. Yadkin is affiliated with BancShares and Heritage as a result of the common control relationships described above. Additionally, Lewis R. Holding, one of Yadkin’s principal shareholders, also is a principal shareholder of Bancorporation, and Peter M. Bristow, one of Yadkin’s principal shareholders, also is a principal shareholder and an executive officer of Bancorporation.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion is presented to assist shareholders in understanding Yadkin’s consolidated financial condition and results of operations and should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this report.

Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. For example, Yadkin Valley Life maintains a reserve for death benefits for estimated losses which have occurred but have not been reported. If trends in losses trend upward or if catastrophic events occur, these estimates would be updated and additional reserves may be required.

Results of Operations. Yadkin’s operations in 2003 resulted in a net loss of $43,405 compared to a net income $25,394 for 2002. The primary factors contributing to the change in net income between 2003 and 2002 were (i) a $30,522 decrease in premium income, (ii) an increase of $19,919 in professional fees; (iii) a decrease of $5,456 in interest expense on outstanding loans; and (iv) an increase in death benefit claims paid of $73,201.

Life premiums continued to decline during 2003. Premiums declined 15.9% during 2003, which follows an 8.7% decrease in 2002 and a 7% decrease in 2001. The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As described above under the caption “Related Party Transactions” and in Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

During 2003, dividend income increased $8,557 (14.8%) and interest income decreased $3,658 (48.2%). The decrease in interest income is a result of the interest rate environment during 2003 and is not expected to improve in 2004.

The decrease in interest paid on outstanding loans was due to a continuing decrease in interest rates for 2003 when compared to 2002. There were no additional borrowings in 2003. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin’s ability to reduce loans or the need for additional borrowings.

Professional fees paid increased by $19,919 (78.6%) during 2003 to provide for compliance with new regulations.

Total death benefit claims paid in 2003 were $120,796, an increase of $73,201 when compared to death benefit claims paid of $47,595 in 2002. The percentage of paid claims in 2003 is significantly higher than Yadkin’s historical levels. The increase is not specifically attributable to any known events, as there have been no changes in operations, underwriting or any other procedures. The estimate of Yadkin Valley Life’s life policy claim reserves at December 31, 2003 increased $2,805 from December 31, 2002. The estimate of life policy claim reserves will vary from period to period based on actuarial development and the amount of known claims at the period reporting date.

Yadkin’s investments in marketable equity securities experienced an increase in their net unrealized gains during 2003 of $3,169,759 (37.2%), net of income taxes. This follows an increase of $2,141,922 (33.6%), net of income taxes, during 2002. Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations, all of which are related to Yadkin through common ownership as described above under the caption “Related Party Transactions.” Decreases in the fair values of these investments in future periods will result in reductions of shareholders’ equity. Further discussion of the salability of these investments is contained under the caption “Liquidity” below.

Financial Condition. During 2003, total assets increased 30.4% from $16,790,039 at December 31, 2002, to $21,895,309 at December 31, 2003, primarily due to the increase in unrealized gains on marketable equity securities. There were no other material changes in assets during 2003.

During 2003, total liabilities increased 31.4% from $6,323,113 at December 31, 2002, to $8,308,929 at December 31, 2003. The increase in deferred federal income taxes resulting from unrealized gains on investments was $2,024,786 while total liabilities increased $1,985,816.

Commitments and Contractual Obligations. As a normal part of its business, Yadkin and Yadkin Valley Life may enter into various contractual obligations and have other commitments. At December 31, 2003, Yadkin had one contractual obligation in the amount of $900,686 for a one-year loan obligation, due June 5, 2004, and accrued interest thereon. There were no other commitments.

Liquidity. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

Management believes the liquidity of Yadkin is adequate as evidenced by a ratio of assets to liabilities of 2.64 at December 31, 2003 and 2.66 at December 31, 2002. Additionally, investments in equity securities had a carrying value at December 31, 2003 and December 31, 2002 of $21,426,028 and $16,231,483 respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash. Factors which could impact Yadkin’s financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers these securities to be readily marketable, Yadkin’s ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances. As a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

Capital Resources. There are no material commitments for capital expenditures and none are anticipated. At December 31, 2003, Yadkin had outstanding borrowings of $899,205 secured by 10,000 voting common shares of Bancorporation and 18,139 shares of Class A Common Stock of BancShares with an aggregate fair market value of approximately $7,385,750. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

Forward-Looking Statements. The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgment of the Company and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, the market for and values of the equity securities held by Yadkin, and general economic conditions.

Market for Common Equity and Related Stockholders Matters

Yadkin’s common stock is traded in the over-the-counter market on the OTC Bulletin Board under the trading symbol “YAVL,” but the trading market is very inactive. As of December 31, 2003, Yadkin’s outstanding common stock was held by an aggregate of approximately 810 shareholders of record.

The following table lists the high and low closing bid prices for Yadkin’s common stock in the over-the-counter market for the periods indicated. This information was supplied by First-Citizens Bank & Trust Company, which serves as transfer agent for Yadkin’s common stock, and was obtained by it from Financial Technologies, Inc. It should not be taken as an indication of the existence of any established trading market. The above quotations represent prices between dealers and do not include retail markup, markdown or commissions, and they may not represent actual transactions.

Year	Quarterly period	High Bid	Low bid
2003	Fourth Quarter	$44.55	$42.75
	Third Quarter	53.80	42.00
	Second Quarter	53.50	36.75
	First Quarter	45.50	36.75

2002	Fourth Quarter	34.60	33.50
	Third Quarter	41.525	27.00
	Second Quarter	31.05	29.50
	First Quarter	29.50	27.80

Yadkin has never paid cash dividends on its common stock and does not anticipate any change in its existing dividend policy or practice. Cash dividends may be authorized as and when declared by its Board of Directors, provided that no such distribution results in its insolvency on a going concern or balance sheet basis.

Historically, Yadkin has been funded primarily by dividends paid by Yadkin Valley Life. The amount of dividend payments by Yadkin Valley Life during any 12-month period, without prior approval by the Arizona Department of Insurance (the “Department”), is limited by statute to the lesser of 10% of its statutory capital and surplus or the amount of its gain from operations for the previous fiscal year.

Independent Auditors’ Report

The Board of Directors and Shareholders

Yadkin Valley Company:

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 2003 and 2002, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

February 13, 2004

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2003 and 2002

	2003	2002
Assets
Cash and investments:
Cash	$98,945	107,252
Investments in equity securities	21,426,028	16,231,483
Certificates of deposit	370,000	450,608

Total cash and investments	21,894,973	16,789,343

Accrued investment income	236	596
Other assets	100	100

Total assets	$21,895,309	16,790,039

Liabilities and Shareholders’ Equity
Liabilities:
Life policy claims reserve	$10,647	7,842
Deferred income taxes	7,397,596	5,412,965
Accrued interest payable	1,481	2,073
Notes payable	899,205	899,205
Other liabilities	—	1,028

Total liabilities	8,308,929	6,323,113

Shareholders’ equity:
Common stock, par value $1 per share. Authorized 500,000 shares, issued and outstanding 181,130 shares in 2003 and 181,295 shares in 2002	181,130	181,295
Retained earnings	1,720,057	1,770,197
Accumulated other comprehensive income	11,685,193	8,515,434

Total shareholders’ equity	13,586,380	10,466,926

Total liabilities and shareholders’ equity	$21,895,309	16,790,039

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Income (Loss)

Years ended December 31, 2003 and 2002

	2003	2002
Premiums and other revenue:
Life premiums	$161,549	192,071
Dividend income	66,522	57,965
Interest income	3,929	7,587

	232,000	257,623

Benefits and expenses:
Death benefits	120,796	47,595
Increase (decrease) in reserve for life policy claims	2,805	(386)
Operating expenses:
Commissions	72,735	86,459
Interest	22,036	27,492
Professional fees	45,260	25,341
Management fees	17,726	18,310
General, administrative, and other	40,862	35,193

	322,220	240,004

Income (loss) before income taxes	(90,220)	17,619

Income tax benefit	(46,815)	(7,775)

Net income (loss)	$(43,405)	25,394

Net income (loss) per share	$(0.24)	0.14
Weighted average shares outstanding	181,228	181,811

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2003 and 2002

	Common Stock	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity
Balance at December 31, 2001	$182,327	1,771,747	6,373,512	8,327,586

Comprehensive income:
Net income	—	25,394	—	25,394
Net unrealized gains on securities available for sale, net of income taxes of $1,369,507	—	—	2,141,922	2,141,922

Comprehensive income				2,167,316

Redemption of 1,032 shares of common stock	(1,032)	(26,944)	—	(27,976)

Balance at December 31, 2002	181,295	1,770,197	8,515,434	10,466,926

Comprehensive income:
Net loss	—	(43,405)	—	(43,405)
Net unrealized gains on securities available for sale, net of income taxes of $2,024,786	—	—	3,169,759	3,169,759

Comprehensive income				3,126,354

Redemption of 165 shares of common stock	(165)	(6,735)	—	(6,900)

Balance at December 31, 2003	$181,130	1,720,057	11,685,193	13,586,380

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2003 and 2002

	2003	2002
Operating activities:
Net income (loss)	$(43,405)	25,394
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense (benefit)	(40,155)	2,284
Increase (decrease) in reserve for life policy claims	2,805	(386)
Decrease in accrued investment income	360	431
Decrease in accrued interest payable	(592)	(407)
Increase (decrease) in other liabilities	(1,028)	1,028

Net cash provided (used) by operating activities	(82,015)	28,344

Investing activities:
Purchases of certificates of deposit	(1,994,195)	(1,674,196)
Maturities of certificates of deposit	2,074,803	1,697,638

Net cash provided by investing activities	80,608	23,442

Financing activities:
Purchases and retirement of common stock	(6,900)	(27,976)

Net cash used by financing activities	(6,900)	(27,976)

Net increase (decrease) in cash	(8,307)	23,810

Cash at beginning of year	107,252	83,442

Cash at end of year	$98,945	107,252

Cash payments for:
Interest	$22,628	27,899
Income taxes	—	—

Noncash investing and financing activities:
Unrealized gain on securities available for sale, net of applicable income taxes of $2,024,786 and $1,369,507, respectively.	$3,169,759	2,141,922

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(1)	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the Parent) and its wholly owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Intercompany accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona. The insurance subsidiary is domiciled in Arizona.

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

Yadkin Valley Life Insurance Company’s assumption limit, which has been determined by management, is $25,000 per policy.

Recognition of Premium Revenues

Revenue is recognized based on premiums collected from TLIC. The premiums are received monthly and are based on the reinsurance coverage provided for the month. Since reinsurance coverage is provided prior to the receipt of premiums, there is no deferral of revenue to future periods.

Liabilities for Policy and Contract Claims

The reserve for life policy claims includes estimates of losses on reported claims and claims incurred but not reported, based on information provided by the ceding company and on the Company’s historical experience. Although management believes that the liability for life policy claims is adequate, the ultimate amount of such claims may vary, perhaps significantly, from the estimated amounts in the financial statements.

Investments

Investments in equity securities with readily determinable fair values are classified as available-for-sale and are carried at fair value. The unrealized holding gains and losses are reported net of deferred income taxes as a component of accumulated other comprehensive income. An equity security’s fair value is considered readily determinable if its price is quoted on a registered securities exchange or in the over-the-counter market.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Equity securities, which do not have readily determinable fair values, are carried at the lower of cost or estimated fair value. A decline in the fair value of securities which is deemed to be other than temporary is recognized in earnings.

Realized gains and losses on equity securities are recognized in earnings using the specific identification method.

Income Taxes

Income tax provisions are based on income reported for financial statement purposes. Deferred federal income taxes are recorded based on temporary differences between the financial reporting basis and the tax basis of assets and liabilities at enacted tax rates expected to be in effect when such amounts are realized or settled. A valuation allowance is provided to reduce the deferred tax assets to the amount that is more likely than not to be recovered.

Fair Value of Financial Instruments

The Company’s on-balance sheet financial instruments are cash, investments in equity securities, certificates of deposit, accrued investment income, accrued interest payable and notes payable. Fair values of investments in equity securities are discussed in note 2. The carrying values of other on-balance sheet financial instruments approximate fair value.

The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2003 and 2002, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Other Comprehensive Income

Other comprehensive income consists of unrealized gains on marketable equity securities net of related income taxes.

Net Income (Loss) Per Share

Net income (loss) per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share, respectively, for 2003 and 2002, as the Company has no potentially dilutive common stock.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

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

Investments at December 31, 2003 and 2002, consisted of certificates of deposit and equity securities. Certificates of deposit of $370,000 and $450,608 at December 31, 2003 and 2002, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

Investments in equity securities at December 31, 2003 and 2002 are classified as follows:

	2003	2002
Available-for-sale, carried at fair value	$20,702,623	15,508,078
Other, carried at lower of cost or market	723,405	723,405

	$21,426,028	16,231,483

Equity securities classified as available-for-sale at December 31, 2003 consist of the following securities:

Description	Number of shares	Cost	Unrealized gain	Fair value
First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	17,745,000	18,200,000
First Citizens BancShares, Inc. – Class A common stock – par value $1 per share	18,845	1,013,748	1,257,075	2,270,823
First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	147,210	231,800

Total		$1,553,338	19,149,285	20,702,623

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Equity securities classified as available-for-sale at December 31, 2002 consist of the following securities:

Description	Number of shares	Cost	Unrealized gain	Fair value
First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	13,055,000	13,510,000

First Citizens BancShares, Inc. – Class A common stock – par value $1 per share	18,845	1,013,748	806,680	1,820,428

First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	93,060	177,650

Total		$1,553,338	13,954,740	15,508,078

Equity securities classified as “other” and carried at lower of cost or market at December 31, 2003 and 2002 consist of the following securities:

	2003		2002
Description	Number of shares	Cost	Number of shares	Cost
First Citizens Bancorporation of South Carolina, Inc. – nonvoting common stock – par value $5 per share	5,631	$267,473	5,631	$267,473
The Heritage Bank – common stock – par value $1 per share	7,401	455,932	7,401	455,932

Total		$723,405		$723,405

At December 31, 2003 and 2002, the estimated fair values of investments in equity securities carried at lower of cost or market were $2,714,160 and $2,148,245, respectively.

Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(3)	Notes Payable

Notes payable at December 31, 2003 and 2002 consist of the following:

	2003	2002
Advances under line of credit expiring June 5, 2004, interest payable quarterly at LIBOR plus 1.25%	$899,205	899,205

The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. (FCB-SC) which have a carrying value of $5,200,000 and 18,139 shares of First Citizens BancShares, Inc. of North Carolina (FCB) Class A Common Class, which have a carrying value of $2,185,750. The Company may borrow up to $1,000,000 under the line of credit. The interest rate for this line of credit at December 31, 2003 and 2002 is 2.39% and 2.67%, respectively.

(4)	Shareholders’ Equity and Restrictions (Unaudited)

Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders’ equity and minimum capital requirements, as defined by statute, are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve-month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. In 2004, the subsidiary may not pay dividends without approval of the Arizona Department of Insurance. In 2003 and 2002, the subsidiary paid dividends to the parent of $46,000 and $42,000, with approval of the Arizona Department of Insurance.

Statutory surplus at December 31, 2003, and net loss for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $396,339 and $48,097, respectively. Statutory surplus at December 31, 2002, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $495,410 and $46,923, respectively.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

(5)	Income Taxes

The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2003 and 2002 is composed of the following:

	2003	2002
Current:
Federal	$(6,660)	(10,059)
State	—	—

	(6,660)	(10,059)

Deferred:
Federal	(40,155)	2,284
State	—	—

	(40,155)	2,284

Total	$(46,815)	(7,775)

At December 31, 2003 and 2002, deferred tax assets (liabilities) consist of the following components:

	2003	2002
Deferred tax assets:
Tax loss and credit carryforwards	$75,695	38,079

Gross deferred tax assets	75,695	38,079

Valuation allowance	(9,200)	(11,740)

Net deferred tax asset	66,495	26,339

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	(7,464,091)	(5,439,304)

Net deferred tax liability	$(7,397,596)	(5,412,965)

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

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

The reasons for the difference between total income tax benefit and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

	2003	2002
Income tax expense (benefit) at federal statutory rates	$(30,675)	5,990
Effect of dividends received deduction and other	(16,140)	(13,765)

Income tax benefit	$(46,815)	(7,775)

At December 31, 2003, the Company has a net operating loss carryforward (NOL) for federal income tax purposes of $191,289 that expires in 2021 through 2023. At December 31, 2003, the Company has an NOL for state income tax purposes of $202,018 that expires between 2014 and 2018.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. If the Company’s NOL’s are limited and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a federal income tax liability even though NOL’s would be available in future years. The North Carolina general statutes require that carried forward losses must be reduced or offset by any income not taxable received in succeeding years.

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

The Company has no employees. AGI provides all managerial, administrative and operational services necessary in carrying out the Company’s business. Management fees for such services were $17,726 in 2003 and $18,310 in 2002.

The Company holds stock in FCB, FCB-SC and Heritage (refer to note 2). At December 31, 2003 and 2002, the Company had $270,000 and $350,608, respectively, invested in First-Citizens Bank & Trust Company (FCB&T), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 0.80% to 0.85% at December 31, 2003.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2003 and 2002

Yadkin Valley Life provides reinsurance to TLIC, a subsidiary of FCB&T. The policies reinsured are sold through Southern, Fidelity, and Heritage. Amounts related to business assumed from TLIC for 2003 and 2002 follows:

	2003	2002
Premiums assumed	$161,549	192,071
Death benefits assumed	120,796	47,595
Life policy claim reserves assumed	10,647	7,842
Commissions paid	72,735	86,459