Form 10KSB, Exhibit 13
period 2004-12-31
YADKIN VALLEY CO
filed 2005-03-25
CIK 1013266

Exhibit 13

Yadkin Valley Company

2004

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

Related Party Transactions

          Yadkin and Yadkin Valley Life are parties to Administration Agreements (the “Agreements”) with American Guaranty Insurance Company, Raleigh, North Carolina (“American Guaranty”) a subsidiary of First Citizens BancShares, Inc. Raleigh, North Carolina (“BancShares”).  Under the Agreements, American Guaranty provides the managerial, administrative and operational services necessary in carrying on Yadkin’s business and the reinsurance business of Yadkin Valley Life, subject to the supervision and control of our Board of Directors.  American Guaranty is compensated for its services and reimbursed for its expenses incurred which are reasonable and properly attributable to the management and conduct of Yadkin and Yadkin Valley Life’s business affairs. Either party may terminate the Agreements at any time upon written notice to the other.  Aggregate fees paid to American Guaranty pursuant to the Agreements during 2004 were $24,687.  David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of American Guaranty, and Frank B. Holding, Jr., one of Yadkin’s principal shareholders, serves as Chairman of American Guaranty.  It is expected that American Guaranty will continue to provide services during 2005.

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

          The credit life insurance policies issued by Triangle Life and reinsured by Yadkin Valley Life are sold through Southern Bank and Trust Company, Mount Olive, North Carolina (“Southern”), The Fidelity Bank, Fuquay-Varina, North Carolina (“Fidelity”), and The Heritage Bank, Lucama, North Carolina (“Heritage”).  Each of those banks has an arrangement with Triangle Life whereby it receives a commission on credit life insurance policies it sells to its loan customers.  Hope H. Connell, one of Yadkin’s directors and principal shareholders, also serves as a director of Southern and its parent holding company and is a principal shareholder of Heritage’s parent holding company.  Frank B. Holding, Jr., one of Yadkin’s principal shareholders, also is a principal shareholder of Southern’s parent holding company.  Lewis R. Holding, one of Yadkin’s principal shareholders, also is a principal shareholder of Southern’s and Fidelity’s parent holding companies.  The amounts of commissions received by Southern, Fidelity and Heritage, respectively, in connection with those policies during 2004 were $20,630, $19,873, and $7,814.

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

          Results of Operations.  Yadkin’s operations in 2004 resulted in a net income of $40,706 compared to a net loss of $43,405 for 2003.  The primary factors contributing to the change in net income between 2004 and 2003 were (i) a $112,891 decrease in claims expense and (ii) an increase of $38,920 in dividends. The aforementioned revenue increase was offset by a $19,638 aggregate increase in interest expense, professional fees, management fees and general expenses.

          Life premiums continued to decline during 2004.  Premiums declined 20.6% during 2004, which follows a 15.9% decrease in 2003 and an 8.7% decrease in 2002.  The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business.  Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company.  Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume.  As described above under the caption “Related Party Transactions” and in Note 6 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

          During 2004, dividend income increased $38,920 (58.5%) as a result of  receiving a one time dividend in the amount of $27,461 from Bancorporation on the 5,631 shares of nonvoting common stock.

          The increase in interest paid on outstanding loans was due to an increase in interest rates throughout 2004 when compared to 2003.  There were no additional borrowings in 2004.  Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin’s ability to reduce loans or the need for additional borrowings.

          Professional and management fees paid increased by $9,748 (15.5%) during 2004 to provide for internal control and regulation compliance.

          Total death benefit claims paid in 2004 were $14,983, a decrease of $105,813 when compared to death benefit claims paid of $120,796 in 2003.  The percentage of paid claims in 2004 is significantly lower than  in 2003 and is more in line with Yadkin’s historical levels.  The increase is not specifically attributable to any known events, as there have been no changes in operations, underwriting or any other procedures.  The estimate of Yadkin Valley Life’s life policy claim reserves at December 31, 2004 decreased $4,273 from December 31, 2003.  The estimate of life policy claim reserves will vary from period to period based on actuarial development and the amount of known claims at the period reporting date.

          Yadkin’s investments in marketable equity securities experienced an increase in their net unrealized gains during 2004 of $449,727 (3.8%), net of income taxes.  This follows an increase of $3,169,759 (37.2%), net of income taxes, during 2003.  Substantially all of these unrealized gains arise from investments in marketable equity securities issued by banking organizations, all of which are related to Yadkin through common ownership as described above under the caption “Related Party Transactions.”  Decreases in the fair values of these investments in future periods will result in reductions of shareholders’ equity.  Further discussion of the liquidity of these investments is contained under the caption “Liquidity” below.

          Financial Condition.  During 2004, total assets increased 3.4% from $21,895,309 at December 31, 2003, to $22,638,224 at December 31, 2004, primarily due to the increase in unrealized gains on marketable equity securities.  There were no other material changes in assets during 2004.

          During 2004, total liabilities increased 3.3% from $8,308,929 at December 31, 2003, to $8,583,673 at December 31, 2004.  The increase in deferred federal income taxes resulting from unrealized gains on investments was $294,297 while total liabilities increased $274,744.

          Commitments and Contractual Obligations.  As a normal part of its business, Yadkin and Yadkin Valley Life may enter into various contractual obligations and have other commitments.  At December 31, 2004, Yadkin had one contractual obligation in the amount of $902,407 for a one-year loan obligation, due June 5, 2005, and accrued interest thereon.  There were no other commitments.

          Off Balance Sheet Arrangements. During 2004, Yadkin had no off balance sheet arrangements and have none to report at December 31, 2004 and December 31, 2003.

          Liquidity.  Management views liquidity as a key financial objective.  Management relies on the operations of Yadkin Valley Life as the principal source of liquidity.  Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

          Management believes the liquidity of Yadkin is adequate as evidenced by a ratio of assets to liabilities of 2.64 at December 31, 2004 and 2.64 at December 31, 2003.  Additionally, investments in equity securities had a carrying value at December 31, 2004 and December 31, 2003 of $22,170,052 and

$21,426,028 respectively, substantially all of which are classified as available for sale and portions of which could be sold as a source of cash.  Factors which could impact Yadkin’s financial position and liquidity are significant increases or decreases in the market values of these equity securities.  While management considers these securities to be readily marketable, Yadkin’s ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances.  As a result, Yadkin could realize substantial losses on any such sales.  In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

          Capital Resources.  There are no material commitments for capital expenditures and none are anticipated.  At December 31, 2004, Yadkin had outstanding borrowings of $899,205 secured by 10,000 voting common shares of Bancorporation and 18,139 shares of Class A Common Stock of BancShares with an aggregate fair market value of approximately $7,939,107.  Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

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

Market for Common Equity and Related Stockholders Matters

          Yadkin’s common stock is traded in the over-the-counter market on the OTC Bulletin Board under the trading symbol “YAVL.OB,” but the trading market is very inactive.  As of December 31, 2004, Yadkin’s outstanding common stock was held by an aggregate of approximately 767 shareholders of record.

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

Year	Quarterly period	High Bid	Low bid

2004	Fourth Quarter	$54.50	$40.00
	Third Quarter	53.80	50.00
	Second Quarter	52.10	48.30
	First Quarter	48.30	44.55
2003	Fourth Quarter	44.55	42.75
	Third Quarter	53.80	42.00
	Second Quarter	53.50	36.75
	First Quarter	45.50	36.75

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

Report of Independent Registered Public Accounting Firm

Yakin Valley Company and Subsidiary:

We have audited the accompanying consolidated balance sheet of Yadkin Valley Company and subsidiary (the “Company”) as of December 31, 2004, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2004 consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004, and the results of its operations and its cash flows for the year ended, in conformity with accounting principles generally accepted in the United States of America.

Raleigh, North Carolina March 2, 2005

KPMG LLP
Suite 1200
150 Fayetteville Street Mall
PO Box 29543
Raleigh, NC 27626-0543

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Yadkin Valley Company:

We have audited the accompanying consolidated balance sheet of Yadkin Valley Company (the Company) and subsidiary as of December 31, 2003, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for the year then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility  is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and subsidiary as of December 31, 2003, and the results of their operations and their cash flows for the year ended in conformity with U.S. generally accepted accounting principles.

February 13, 2004

KPMG LLP, a U.S. limited liability partnership is the U.S. member firm of KPMG International, a Swiss cooperative

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004	2003

Assets
Cash and investments:
Cash	$108,783	98,945
Investments in equity securities	22,170,052	21,426,028
Certificates of deposit	358,951	370,000

Total cash and investments	22,637,786	21,894,973
Accrued investment income	338	236
Other assets	100	100

Total assets	$22,638,224	21,895,309

Liabilities and Shareholders’ Equity
Liabilities:
Life policy claims reserve	$6,374	10,647
Deferred income taxes	7,674,892	7,397,596
Accrued interest payable	3,202	1,481
Notes payable	899,205	899,205

Total liabilities	8,583,673	8,308,929

Shareholders’ equity:
Common stock, par value $1 per share. Authorized 500,000 shares, issued and outstanding 180,700 shares in 2004 and 181,130 in 2003	180,700	181,130
Retained earnings	1,738,931	1,720,057
Accumulated other comprehensive income	12,134,920	11,685,193

	14,054,551	13,586,380

Total liabilities and shareholders’ equity	$22,638,224	21,895,309

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Income (Loss)

Years ended December 31, 2004 and 2003

	2004	2003

Premiums and other revenue:
Life premiums	$128,208	161,549
Dividend income	105,442	66,522
Interest income	3,598	3,929

	237,248	232,000

Benefits and expenses:
Death benefits	14,983	120,796
Increase (decrease) in reserve for life policy claims	(4,273)	2,805
Operating expenses:
Commissions	57,311	72,735
Interest	25,905	22,036
Professional fees	48,047	45,260
Management fees	24,687	17,726
General, administrative, and other	46,883	40,862

	213,543	322,220

Income (loss) before income taxes	23,705	(90,220)
Income tax benefit	(17,001)	(46,815)

Net income (loss)	$40,706	(43,405)

Net income (loss) per share	$0.23	(0.24)
Weighted average shares outstanding	180,911	181,228

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2004 and 2003

	Common stock	Retained earnings	Accumulated other comprehensive income	Total shareholders’ equity

Balance at December 31, 2002	$181,295	1,770,197	8,515,434	10,466,926
Comprehensive income:
Net loss	—	(43,405)	—	(43,405)
Net unrealized gains on securities available for sale, net of income taxes of $2,024,786	—	—	3,169,759	3,169,759

Comprehensive income				3,126,354
Redemption of 165 shares of common stock	(165)	(6,735)	—	(6,900)

Balance at December 31, 2003	181,130	1,720,057	11,685,193	13,586,380
Comprehensive income:
Net income	—	40,706	—	40,706
Net unrealized gains on securities available for sale, net of income taxes of $294,297	—	—	449,727	449,727

Comprehensive income				490,433
Redemption of 430 shares of common stock	(430)	(21,832)	—	(22,262)

Balance at December 31, 2004	$180,700	1,738,931	12,134,920	14,054,551

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003

Operating activities:
Net income (loss)	$40,706	(43,405)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred tax expense (benefit)	(17,001)	(40,155)
Increase (decrease) in reserve for life policy claims	(4,273)	2,805
(Increase) decrease in accrued investment income	(102)	360
Increase (decrease) in accrued interest payable	1,721	(592)
Increase (decrease) in other liabilities	—	(1,028)

Net cash provided (used) by operating activities	21,051	(82,015)

Investing activities:
Purchases of certificates of deposit	(1,400,015)	(1,994,195)
Maturities of certificates of deposit	1,411,064	2,074,803

Net cash provided by investing activities	11,049	80,608

Financing activities:
Purchases and retirement of common stock	(22,262)	(6,900)

Net cash used by financing activities	(22,262)	(6,900)

Net increase (decrease) in cash	9,838	(8,307)
Cash at beginning of year	98,945	107,252

Cash at end of year	$108,783	98,945

Cash payments for:
Interest	$24,184	22,628
Income taxes	—	—
Noncash investing and financing activities:
Unrealized gain on securities available for sale, net of applicable income taxes of $294,297 and $2,024,786, respectively.	$449,727	3,169,759

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(1)	Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts and operations of Yadkin Valley Company (the Parent) and its wholly owned subsidiary, Yadkin Valley Life Insurance Company, hereinafter collectively referred to as the Company. Inter-company accounts and transactions have been eliminated. The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America which, as to the insurance subsidiary, may vary in some respects from the statutory accounting practices which are prescribed or permitted by the Insurance Department of the State of Arizona.  The insurance subsidiary is domiciled in Arizona.

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

December 31, 2004 and 2003

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

The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2004 and 2003, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Other Comprehensive Income

Other comprehensive income consists solely of unrealized gains on available-for-sale equity securities net of related income taxes.

Net Income (Loss) Per Share

Net income (loss) per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share, respectively, for 2004 and 2003, as the Company has no potentially dilutive common stock.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

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

Other Than Temporary Impairment of Investment Securities

Our policy regarding other than temporary impairment of investment securities requires continuous monitoring. Individual investment securities with a fair market that is less than 80% of original cost over a continuous period of two quarters are evaluated  for impairment during the subsequent quarter. The evaluation includes an assessment of both qualitative and quantitative measures to determine whether, in management’s judgment, the investment is likely to recover its original value. If the evaluation concludes that the investment is not likely to recover its original value, the unrealized loss is reported as an other than temporary impairment, and the loss is recorded as a securities transaction on the Consolidated Statement of Income. If the evaluation indicates a loss of asset value, management may elect to record an other than temporary impairment immediately.

(2)	Investments

Investments at December 31, 2004 and 2003, consisted of certificates of deposit and equity securities. Certificates of deposit of $358,951 and $370,000 at December 31, 2004 and 2003, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value.

Investments in equity securities at December 31, 2004 and 2003 are classified as follows:

	2004	2003

Available-for-sale, carried at fair value	$21,446,647	20,702,623
Other, carried at lower of cost or market	723,405	723,405

	$22,170,052	21,426,028

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Equity securities classified as available-for-sale at December 31, 2004 consist of the following securities:

Description	Number of shares	Cost	Unrealized gain	Fair value

First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	17,920,000	18,375,000
First Citizens BancShares, Inc. – Class A common stock – par value $1 per share	18,845	1,013,748	1,780,024	2,793,772
First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	193,285	277,875

Total		$1,553,338	19,893,309	21,446,647

Equity securities classified as available-for-sale at December 31, 2003 consist of the following securities:

Description	Number of shares	Cost	Unrealized gain	Fair value

First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	17,745,000	18,200,000
First Citizens BancShares, Inc. – Class A common stock – par value $1 per share	18,845	1,013,748	1,257,075	2,270,823
First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	147,210	231,800

Total		$1,553,338	19,149,285	20,702,623

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Equity securities classified as “other” and carried at lower of cost or market at December 31, 2004 and 2003 consist of the following securities:

	2004		2003

Description	Number of shares	Cost	Number of shares	Cost

First Citizens Bancorporation of South Carolina, Inc. – nonvoting common stock – par value $5 per share	5,631	$267,473	5,631	$267,473
The Heritage Bank – common stock – par value $1 per share	7,401	455,932	7,401	455,932

Total		$723,405		$723,405

At December 31, 2004 and 2003, the estimated fair values of investments in equity securities carried at lower of cost or market were $2,920,095 and $2,714,160, respectively. The Company evaluated the fair value of these and did not identify any events or changes in circumstances that may have a significant adverse effect on the fair value of those securities. The Company estimated that the fair value exceeded the cost at December 31, 2004 by $2,196,690 with an aggregate cost of $723,405 and exceeded the cost at December 31, 2003 by $1,990,755 with an aggregate cost of $723,405.

Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

(3)	Notes Payable

Notes payable at December 31, 2004 and 2003 consist of the following:

	2004	2003

Advances under line of credit expiring June 5, 2005, interest payable monthly at LIBOR plus 1.25%	$899,205	899,205

The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. (FCB-SC) which have a carrying value of $5,250,000 and 18,139 shares of First Citizens BancShares, Inc. of North Carolina (FCB) Class A Common Class, which have a carrying value of $2,689,107.  The Company may borrow up to $1,000,000 under the line of credit.  The interest rate for this line of credit at December 31, 2004 and 2003 is 3.67% and 2.39%, respectively.

(4)	Shareholders’ Equity and Restrictions (Unaudited)

Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders’ equity and minimum capital requirements, as defined by statute, are restricted and cannot be distributed by insurance

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve-month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. In 2005, the subsidiary may not pay dividends without approval of the Arizona Department of Insurance.  In 2004 and 2003, the subsidiary paid dividends to the parent of $50,000 and $46,000, with approval of the Arizona Department of Insurance.

Statutory surplus at December 31, 2004, and net income for the year then ended of the insurance   subsidiary, as computed in accordance with statutory accounting practices, were $373,979 and $43,523, respectively. Statutory surplus at December 31, 2003, and net loss for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $396,339 and $48,097, respectively.

(5)	Income Taxes

The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2004 and 2003 is composed of the following:

	2004	2003

Current:
Federal	$0	(6,660)
State	0	0

	0	(6,660)

Deferred:
Federal	(17,001)	(40,155)
State	0	0

	(17,001)	(40,155)

Total	$(17,001)	(46,815)

At December 31, 2004 and 2003, deferred tax assets (liabilities) consist of the following components:

	2004	2003

Deferred tax assets:
Tax loss and credit carryforwards	$90,982	75,695

Gross deferred tax assets	90,982	75,695
Valuation allowance	(7,485)	(9,200)

Net deferred tax asset	83,497	66,495
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	(7,758,389)	(7,464,091)

Net deferred tax liability	$(7,674,892)	(7,397,596)

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

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

The reasons for the difference between total income tax benefit and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

	2004	2003

Income tax expense (benefit) at federal statutory rates	$8,060	(30,675)
Effect of dividends received deduction and other	(25,061)	(16,140)

Income tax benefit	$(17,001)	(46,815)

At December 31, 2004, the Company has a net operating loss carry-forward (NOL) for federal income tax purposes of $241,292 that expires in 2021 through 2024. At December 31, 2004, the Company has an NOL for state income tax purposes of $164,336 that expires between 2014 and 2019.

The Tax Reform Act of 1986 contains provisions which limit the ability to utilize net operating loss carry-forwards in the case of certain events including significant changes in ownership interests. If the Company’s NOL’s are limited and the Company has taxable income which exceeds the permissible yearly NOL, the Company would incur a federal income tax liability even though NOL’s would be available in future years. The North Carolina general statutes require that carried forward losses must be reduced or offset by any income not taxable received in succeeding years.

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

The Company has no employees. AGI provides all managerial, administrative and operational services necessary in carrying out the Company’s business. Management fees for such services were $24,687 in 2004 and $17,726 in 2003.

The Company holds stock in FCB, FCB-SC and Heritage (refer to note 2). At December 31, 2004 and 2003, the Company had $258,951 and $270,000, respectively, invested in First-Citizens Bank & Trust Company (FCB&T), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 1.10% to 1.20% at December 31, 2004. The cash balance of $108,783 at December 31, 2004 and $98,945 at December 31, 2003 is represented by deposit accounts at FCB&T.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Yadkin Valley Life provides reinsurance to TLIC, a subsidiary of FCB&T. The policies reinsured are sold through Southern, Fidelity, and Heritage. Amounts related to business assumed from TLIC for 2004 and 2003 follows:

	2004	2003

Premiums assumed	$128,208	161,549
Death benefits assumed	14,983	120,796
Life policy claim reserves assumed	6,374	10,647
Commissions paid	57,311	72,735