Form 10KSB/A, Exhibit 13
period 2004-12-31
YADKIN VALLEY CO
filed 2005-12-30
CIK 1013266

Exhibit 13

Yadkin Valley Company

2004

Annual Report To Shareholders

(THIS PAGE INTENTIONALLY LEFT BLANK)

Business

Yadkin Valley Company (“Yadkin”) was incorporated under the laws of North Carolina during 1979. Its primary activity is the ownership of all the outstanding shares of the capital stock and serving as the parent holding company of Yadkin Valley Life Insurance Company (“Yadkin Valley Life”) which is incorporated under the laws of Arizona and is engaged in the business of reinsuring credit life insurance policies. Yadkin Valley Life’s reinsurance activities currently are limited to assuming risk associated with credit life insurance policies (“credit life policies”) up to a maximum risk of $25,000 on any one insured, issued only by Triangle Life Insurance Company, Raleigh, North Carolina (“Triangle Life”), and sold only in North Carolina by The Fidelity Bank, Fuquay-Varina, North Carolina, The Heritage Bank, Lucama, North Carolina, and Southern Bank and Trust Company, Mount Olive, North Carolina. Triangle Life is a wholly owned subsidiary of First-Citizens Bank & Trust Company, Raleigh, North Carolina. In consideration of its assumption of risk, Yadkin Valley Life receives a portion of the premium income on policies it reinsures, less the amount of claims and insurance taxes paid and a ceding commission. Results of operations are significantly affected by related party transactions.

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

Management has determined that the Registrant’s critical accounting policies requiring more significant judgments and estimates used in the preparation of the consolidated financial statements are the valuation of investments and claim reserve determination. For further discussion refer to Use of Estimates in Note 1 of the Notes to Consolidated Financial Statements.

The Company restated its consolidated financial statements for the fiscal years December 31, 2004 and December 31, 2003. See Restatement of Financial Statements in Note 2 of the notes to the consolidated financial statements.

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

Life premiums continued to decline during 2004. Premiums declined 20.6% during 2004, which follows a 15.9% decrease in 2003 and an 8.7% decrease in 2002. The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As described above under the caption “Related Party Transactions” and in Note 7 to the Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

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

Total death benefit claims paid in 2004 were $14,983, a decrease of $105,813 when compared to death benefit claims paid of $120,796 in 2003. The percentage of paid claims in 2004 is significantly lower than in 2003 and is more in line with Yadkin’s historical levels. The increase in 2003 is not specifically attributable to any known events, as there have been no changes in operations, underwriting or any other procedures. The estimate of Yadkin Valley Life’s life policy claim reserves at December 31, 2004 decreased $4,273 from December 31, 2003. The estimate of life policy claim reserves will vary from period to period based on actuarial development and the amount of known claims at the period reporting date.

Yadkin’s investments in equity securities experienced an increase in their net unrealized gains during 2004 of $485,180 (3.8%), net of income taxes. This follows an increase of $3,552,872 (38.0%), net of income taxes, during 2003. Substantially all of these unrealized gains arise from investments in equity securities issued by banking organizations, all of which are related to Yadkin through common ownership as described above under the caption “Related Party Transactions.” Decreases in the fair values of these investments in future periods will result in reductions of shareholders’ equity. Further discussion of the liquidity of these investments is contained under the caption “Liquidity” below.

Financial Condition. During 2004, total assets increased 3.4% from $23,886,064 at December 31, 2003, to $24,687,100 at December 31, 2004, primarily due to the increase in unrealized gains on equity securities. There were no other material changes in assets during 2004.

During 2004, total liabilities increased 3.3% from $9,085,323 at December 31, 2003, to $9,382,735 at December 31, 2004. The increase in deferred federal income taxes resulting from unrealized gains on investments was $316,965 while total liabilities increased $297,412.

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

Management believes the liquidity of Yadkin is adequate as evidenced by a ratio of assets to liabilities of 2.63 at December 31, 2004 and 2.63 at December 31, 2003. Additionally, investments in equity securities had a carrying value at December 31, 2004 and December 31, 2003 of $24,218,928 and $23,416,783 respectively, of which $21,446,647 are classified as available for sale and portions of which could be sold as a source of cash. Factors which could impact Yadkin’s financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers $21,446,647 of the securities to be readily marketable, Yadkin’s ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances. As a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

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

[DIXON HUGHES LETTERHEAD]

Report of Independent Registered Public Accounting Firm

Yadkin Valley Company and Subsidiary

We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and subsidiary (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income (loss), changes in shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2, the accompanying consolidated financial statements have been restated.

/s/ Dixon Hughes PLLC

Raleigh, North Carolina

December 22, 2005

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Balance Sheets

December 31, 2004 and 2003

	2004 (as restated, See Note 2)	2003 (as restated, see Note 2)
Assets
Cash and investments:
Cash	$108,783	98,945

Investments in equity securities	24,218,928	23,416,783
Certificates of deposit	358,951	370,000

Total cash and investments	24,686,662	23,885,728

Accrued investment income	338	236
Other assets	100	100

Total assets	$24,687,100	23,886,064

Liabilities and Shareholders’ Equity
Liabilities:
Life policy claims reserve	$6,374	10,647

Deferred income taxes	8,473,954	8,173,990
Accrued interest payable	3,202	1,481
Notes payable	899,205	899,205

Total liabilities	9,382,735	9,085,323

Shareholders’ equity:
Common stock, par value $1 per share. Authorized 500,000 shares, issued and outstanding 180,700 shares in 2004 and 181,130 in 2003	180,700	181,130
Retained earnings	1,738,931	1,720,057
Accumulated other comprehensive income	13,384,734	12,899,554

	15,304,365	14,800,741

Total liabilities and shareholders’ equity	$24,687,100	23,886,064

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

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2004 and 2003

	Common stock	Retained earnings	Accumulated other comprehensive income (as restated)	Total shareholders’ equity (as restated)
Balance at December 31, 2002	$181,295	1,770,197	9,346,682	11,298,174

Comprehensive income:
Net loss	—	(43,405)	—	(43,405)
Net unrealized gains on equity securities, net of income taxes of $2,269,727 (as restated, see Note 2)	—	—	3,552,872	3,552,872

Comprehensive income				3,509,467

Redemption of 165 shares of common stock	(165)	(6,735)	—	(6,900)

Balance at December 31, 2003 (as restated)	181,130	1,720,057	12,899,554	14,800,741

Comprehensive income:
Net income	—	40,706	—	40,706
Net unrealized gains on equity securities, net of income taxes of $316,965 (as restated, see Note 2)	—	—	485,180	485,180

Comprehensive income				525,886

Redemption of 430 shares of common stock	(430)	(21,832)	—	(22,262)

Balance at December 31, 2004 (as restated)	$180,700	1,738,931	13,384,734	15,304,365

See accompanying notes to consolidated financial statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Consolidated Statements of Cash Flows

Years ended December 31, 2004 and 2003

	2004	2003
Operating activities:
Net income (loss)	$40,706	(43,405)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred tax benefit	(17,001)	(40,155)
Increase (decrease) in reserve for life policy claims	(4,273)	2,805
(Increase) decrease in accrued investment income	(102)	360
Increase (decrease) in accrued interest payable	1,721	(592)
Increase in other liabilities	—	(1,028)

Net cash provided by (used in) operating activities	21,051	(82,015)

Investing activities:
Purchases of certificates of deposit	(1,400,015)	(1,994,195)
Maturities of certificates of deposit	1,411,064	2,074,803

Net cash provided by investing activities	11,049	80,608

Financing activities:
Purchases and retirement of common stock	(22,262)	(6,900)

Net cash used by financing activities	(22,262)	(6,900)

Net increase (decrease) in cash	9,838	(8,307)
Cash at beginning of year	98,945	107,252

Cash at end of year	$108,783	98,945

Cash payments for:
Interest	$24,184	22,628
Income taxes	—	—

Non cash investing and financing activities:
Unrealized gain on equity securities, net of applicable income taxes of $316,965 and $2,269,727 respectively (as restated).	$485,180	3,552,872

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

Line of Business

The Parent, which was organized as a North Carolina holding company, manages the operations of Yadkin Valley Life Insurance Company, which is in the business of assuming credit life insurance. All reinsurance is assumed from Triangle Life Insurance Company (TLIC), which is an affiliate through common ownership. TLIC issues credit life insurance policies on loans made by three banks located in North Carolina: Southern Bank and Trust Company (Southern), The Heritage Bank (Heritage) and The Fidelity Bank (Fidelity). The Company and the three aforementioned banks are also related through certain common ownership (see note 7).

Yadkin Valley Life Insurance Company’s assumption limit, which has been determined by management, is $25,000 per policy.

Recognition of Premium Revenues

The credit life insurance is written on a group basis which allows premium payments to be collected by the financial institution monthly from an individual insured. Pursuant to a group policy and an agency agreement between TLIC and the financial institutions, the premiums are paid by the financial institution to TLIC in the month following the month which the premiums are collected from the individual insured. TLIC pays the premium to the Company in the month TLIC receives it. Premium revenue is recognized based on premiums collected from TLIC and is based on the reinsurance coverage provided for the month. Since reinsurance coverage is provided prior to the receipt of premiums, there is no deferral of revenue to future periods.

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

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Investments

Investments in marketable equity securities are classified as available-for-sale in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and are accounted for at fair value as determined by quoted market prices. Non-marketable equity securities are accounted for under SFAS 60, Accounting and Reporting by Insurance Enterprises, as amended, at fair value as determined by management as quoted market prices are not available. The unrealized holding gains and losses on both marketable and non-marketable equity securities are reported net of deferred income taxes as a component of accumulated other comprehensive income.

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

Fair Value of Financial Instruments

The Company’s on-balance sheet financial instruments are cash, investments in equity securities, certificates of deposit, accrued investment income, accrued interest payable and notes payable. Fair values of investments in equity securities are discussed below and in note 3. The carrying values of other on-balance sheet financial instruments approximate fair value.

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

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Other Comprehensive Income

Other comprehensive income consists solely of unrealized gains on equity securities net of related income taxes. For the periods ending 2004 and 2003, there have been no realized gains.

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

The most significant estimates the Company makes in preparing its consolidated financial statements relate to: (i) the determination of fair market value of First Citizens Bancorporation, Inc. (“Bancorporation”) nonvoting common stock and Heritage BancShares, Inc. (“HBI”) common stock, and (ii) the life policy claims reserve.

(i)	The fair value of the Bancorporation nonvoting common stock is reported using a 25% discount from the fair value of Bancorporation’s voting common stock, which is determined by quoted market prices. There are only four shareholders of the nonvoting stock, and there have been no transfers in the last five years. There is no known market for the stock. The 25% discount was determined by management of the Company based on a comprehensive evaluation by an independent third party and discussions with management of the issuer. Refer also to Note 8 regarding subsequent events.

The fair value of the HBI stock is reported using a buy back price determined annually by management of HBI. This stock is thinly traded and there is no known market.

If there are changes in the market price of Bancorporation’s voting common stock, or the buy back price of HBI’s common stock, materially different amounts may be reported in the Company’s consolidated balance sheet.

(ii)	The life policy claim reserves reported at December 31, 2004 and 2003, respectively were $6,374 and $10,674. The reserve amount was developed by using a 3 year average of claims paid from reserves as it relates to the total in force amount of insurance plus case reserves. The information used in developing reserves is received directly from producing units. Trends, adequacy of the reserves and catastrophic events are reviewed by a qualified independent actuary. Corrections and/or adjustments are made based on the trends, historical adequacy and catastrophic events. For the years 2004 and 2003, all of the reported reserves were Incurred But Not Reported (“IBNR”). Additionally,

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

the historical nature of the registrant’s credit insurance business is such that the timing of reported claims are of a short duration, generally less than 60 days which results in a more accurate estimate in that a significant amount of the estimate is known prior to reporting date. At December 31, 2004 and 2003, respectively, and, subsequently, there were and have been no additional losses known to the Company, and no case reserves were established.

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

(2)	Restatement of Financial Statements

On August 24, 2005, the Company received a notice from the Division of Corporation Finance of the Securities and Exchange Commission (“SEC”), addressing its views regarding the valuation of certain equity securities under generally accepted accounting principles in the United States of America (“GAAP”). In response to the notice, the Company’s management discussed with the current and prior auditors and the SEC the accounting and valuation of certain equity securities held by the Company and determined that the Company’s method of accounting for nonmarketable equity securities was not consistent with GAAP. As a result, the Company is restating its consolidated financial statements for the fiscal years December 31, 2004 and December 31, 2003.

The effect of this accounting change on the Company’s consolidated balance sheets and consolidated statements of changes in shareholders’ equity for the years ended December 31, 2004 and 2003, is summarized as follows:

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Consolidated Balance Sheet December 31, 2004	As previously reported	Adjustments	As restated

Investments in equity securities	$22,170,052	$2,048,876	$24,218,928
Total assets	22,638,224	2,048,876	24,687,100
Deferred income taxes	7,674,892	799,062	8,473,954
Total liabilities	8,583,673	799,062	9,382,735
Accumulated other comprehensive income	12,134,920	1,249,814	13,384,734
Total shareholders’ equity	14,054,551	1,249,814	15,304,365
Total liabilities and shareholders’ equity	22,638,224	2,048,876	24,687,100

Consolidated Statement of Changes in Shareholders’ Equity December 31, 2004	As previously reported	Adjustments	As restated

Net unrealized gains on equity securities, net of income taxes	$449,727	$35,453	$485,180
Accumulated other comprehensive income	12,134,920	1,249,814	13,384,734
Total shareholders’ equity	14,054,551	1,249,814	15,304,365

Consolidated Statement of Cash Flow December 31, 2004	As previously reported	Adjustments	As restated

Noncash investing and financing activities:
Unrealized gain on equity securities, net of applicable income taxes	$449,727	$35,453	$485,180

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Consolidated Balance Sheet December 31, 2003	As previously reported	Adjustments	As restated

Investments in equity securities	$21,426,028	$1,990,755	$23,416,783
Total assets	21,895,309	1,990,755	23,886,064
Deferred income taxes	7,397,596	776,394	8,173,990
Total liabilities	8,308,929	776,394	9,085,323
Accumulated other comprehensive income	11,685,193	1,214,361	12,899,554
Total shareholders’ equity	13,586,380	1,214,361	14,800,741
Total liabilities and shareholders’ equity	21,895,309	1,990,755	23,886,064

Consolidated Statement of Changes in Shareholders’ Equity December 31, 2003	As previously reported	Adjustments	As restated

Net unrealized gains on equity securities, net of income taxes	$3,169,759	$383,113	$3,552,872
Accumulated other comprehensive income	11,685,193	1,214,361	12,899,554
Total shareholders’ equity	13,586,380	1,214,361	14,800,741

Consolidated Statement of Cash Flow December 31, 2003	As previously reported	Adjustments	As restated
Noncash investing and financing activities:
Unrealized gain on equity securities, net of applicable income taxes	$3,169,759	$383,113	$3,552,872

(3)	Investments

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

The shares of common stock of Heritage BancShares, Inc. are reported at fair values using a buy back price determined annually by management of the issuer. The shares of nonvoting common stock of First Citizens Bancorporation of South Carolina, Inc. are reported at fair values determined by the Company based on an independent comprehensive analysis provided by Equity Research, Raleigh North Carolina, and discussions with management of the issuer. There are only four holders of Bancorporation’s nonvoting common stock, and there have been no transfers in the last five years. HBI’s common stock is very thinly traded. There is no known market for either stock. See Use of Estimates in Note 1 of Notes to Consolidated Financial Statements.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Equity securities at December 31, 2004 consist of the following securities (as restated):

Description	Number of shares	Cost	Unrealized gain	Fair value
First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	17,920,000	18,375,000

First Citizens BancShares, Inc. – class A common stock – par value $1 per share	18,845	1,013,748	1,780,024	2,793,772

First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	193,285	277,875

Total marketable securities	55,745	1,553,338	19,893,309	21,446,647

Heritage BancShares, Inc. common stock—par value $1 per share	7,401	455,932	99,143	555,075

First Citizens Bancorporation of South Carolina, Inc. – nonvoting common stock – par value $5 per share	5,631	267,473	1,949,733	2,217,206

Total non-marketable securities	13,032	723,405	2,048,876	2,772,281

Total equity securities		$2,276,743	21,942,185	24,218,928

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Equity securities at December 31, 2003 consist of the following securities (as restated):

Description	Number of Shares	Cost	Unrealized gain	Fair value
First Citizens Bancorporation of South Carolina, Inc. – voting common stock – par value $5 per share	35,000	$455,000	17,745,000	18,200,000

First Citizens BancShares, Inc. – Class A common stock – par value $1 per share	18,845	1,013,748	1,257,075	2,270,823

First Citizens BancShares, Inc. – Class B common stock – par value $1 per share	1,900	84,590	147,210	231,800

Total marketable securities	55,745	1,553,338	19,149,285	20,702,623

Heritage BancShares, Inc. common stock - par value $1 per share	7,401	455,932	62,137	518,069

First Citizens Bancorporation of South Carolina, Inc. – nonvoting common stock – par value $5 per share	5,631	267,473	1,928,618	2,196,091

Total non-marketable securities	13,032	723,405	1,990,755	2,714,160

Total equity securities		$2,276,743	21,140,040	23,416,783

(4)	Notes Payable

Notes payable at December 31, 2004 and 2003 consist of the following:

	2004	2003
Advances under line of credit expiring June 5, 2005, interest payable monthly at LIBOR plus 1.25%	$899,205	899,205

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

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

(5)	Shareholders’ Equity and Restrictions

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

(6)	Income Taxes

The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2004 and 2003 is composed of the following:

	2004	2003
Current:
Federal	$0	(6,660)
State	0	0

	0	(6,660)

Deferred:
Federal	(17,001)	(40,155)
State	0	0

	(17,001)	(40,155)

Total	$(17,001)	(46,815)

At December 31, 2004 and 2003, deferred tax assets (liabilities) consist of the following components:

	2004	2003
Deferred tax assets:
Tax loss and credit carryforwards	$90,982	75,695

Gross deferred tax assets	90,982	75,695

Valuation allowance	(7,485)	(9,200)

Net deferred tax asset	83,497	66,495

Deferred tax liabilities:
Unrealized gain on equity securities (previously reported)	(7,758,389)	(7,464,091)

Adjustments due to restatement	(799,062)	(776,394)

Net deferred tax liability	$(8,473,954)	(8,173,990)

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

(7)	Related Parties

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

The Company has no employees. AGI provides all managerial, administrative and operational services necessary in carrying out the Company’s business. Management fees for such services were $24,687 in 2004 and $17,726 in 2003. The amount of management fees is a fee mutually agreed upon for services rendered and expenses incurred which are reasonable and properly attributed to the management and conduct of the Company’s business.

The Company holds stock in FCB, FCB-SC and Heritage (refer to note 3). At December 31, 2004 and 2003, the Company had $258,951 and $270,000, respectively, invested in First-Citizens Bank & Trust Company (FCB&T), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 1.10% to 1.20% at December 31, 2004. The cash balance of $108,783 at December 31, 2004 and $98,945 at December 31, 2003 is represented by deposit accounts at FCB&T.

YADKIN VALLEY COMPANY AND SUBSIDIARY

Notes to Consolidated Financial Statements

December 31, 2004 and 2003

Yadkin Valley Life provides reinsurance under a reinsurance agreement entered into on August 1, 1994, to TLIC, a subsidiary of FCB&T. The agreement is on a coinsurance basis according to Yadkin’s share, subject to the terms and conditions of the original policy issued by TLIC for the reinsured policy. Reinsurance amounts are calculated in terms of coverages on a per certificate basis. The maximum amount allowed for a single certificate is $25,000. The agreement provides that TLIC shall maintain a certificate of deposit in an amount no less than any reserve established for the Company.

The policies reinsured are sold through Southern, Fidelity, and Heritage. Amounts related to business assumed from TLIC for 2004 and 2003 follows:

	2004	2003
Premiums assumed	$128,208	161,549
Death benefits assumed	14,983	120,796
Life policy claim reserves assumed	6,374	10,647
Commissions paid	57,311	72,735

(8)	Subsequent Events

Subsequent to December 31, 2004, First Citizens Bancorporation, Inc., Columbia, South Carolina announced its intentions to pursue voluntary de-registration with the Securities and Exchange Commission. The announcement stated that record holders of 170 and fewer voting common stock would receive $735.00 in cash for each voting common stock. This announcement is expected to have a material impact on the fair market value of these securities and the non-marketable equity securities of Bancorporation in subsequent reporting periods. Using this fair value would increase investments in equity securities by $8,236,882 and increase other comprehensive income by $5,024,498 from the December 31, 2004 values.

Subsequent to December 31, 2004, the Company filed an 8-K with the Securities and Exchange Commission in which it announced its intentions to pursue voluntary de-registration by means of a reverse stock-split. Shareholders will receive 1 share for each 50 shares held immediately prior to the reverse stock-split. In lieu of fractional shares, shareholders will receive $78.00 in cash for each pre-split share comprising a fraction of a newly issued share.