Form 10KSB, Exhibit 13
period 2005-12-31
YADKIN VALLEY CO
filed 2006-03-30
CIK 1013266

EXHIBIT 13


================================================================================


                              Yadkin Valley Company




                                      2005

                          Annual Report To Shareholders

















================================================================================

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

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

Directors and Executive Officers

                               Position                                Principal Occupation                                Principal
      Name                   with Yadkin                                  and Employment                                   Business
---------------------   -------------------------   ---------------------------------------------------------------------  ---------
Hope Holding Connell          Director              Executive Vice President, First-Citizens Bank & Trust Company,         Banking
                                                    Raleigh, NC

Denton F. Lee, Jr.      Director, Vice President    Group Vice President and Manager of Central Bank Operations,           Banking
                            and Secretary           First-Citizens Bank & Trust Company, Raleigh, NC

David S. Perry          Director, President and     President and director, American Guaranty Insurance Company, Raleigh,  Insurance
                              Treasurer             NC (property and casualty insurer); President and director, Triangle
                                                    Life Insurance Company, Raleigh, NC (credit life and accident and health insurer)

Related Party Transactions

         Yadkin and Yadkin Valley Life are parties to Administration Agreements (the "Agreements") with American Guaranty Insurance Company, Raleigh, North Carolina ("American Guaranty") a subsidiary of First Citizens BancShares, Inc. Raleigh, North Carolina ("BancShares"). Under the Agreements, American Guaranty provides the managerial, administrative and operational services necessary in carrying on Yadkin's business and the reinsurance business of Yadkin Valley Life, subject to the supervision and control of our Board of Directors. American Guaranty is compensated for its services and reimbursed for its expenses incurred which are reasonable and properly attributable to the management and conduct of Yadkin and Yadkin Valley Life's business affairs. Either party may terminate the Agreements at any time upon written notice to the other. Aggregate fees paid to American Guaranty pursuant to the Agreements during 2005 were $28,692. David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of American Guaranty, and Frank B. Holding, Jr., one of Yadkin's principal shareholders, serves as Chairman of American Guaranty. It is expected that American Guaranty will continue to provide services during 2006.

         Yadkin's reinsurance business consists solely of assuming risks, through Yadkin Valley Life, on credit life insurance policies issued by Triangle Life Insurance Company, Raleigh, North Carolina ("Triangle Life"), which is a subsidiary of First-Citizens Bank & Trust Company ("FCB"). David S. Perry, who is President, Treasurer and director of Yadkin, also serves as President and a director of Triangle Life, and Frank B. Holding, Jr., one of Yadkin's principal shareholders, serves as Chairman of Triangle Life.

         As noted above, American Guaranty is a subsidiary of BancShares and Triangle Life is a subsidiary of FCB. Frank B. Holding, Jr., Lewis R. Holding and Hope H. Connell, each is one of Yadkin's principal shareholders, and each is a principal shareholder of FCB's parent holding company, BancShares. Also, Frank
B. Holding, Jr., and Lewis R. Holding serve as directors and executive officers of FCB and BancShares, and Hope H. Connell serves as a senior officer of FCB.

         The credit life insurance policies issued by Triangle Life and reinsured by Yadkin Valley Life are sold through Southern Bank and Trust Company, Mount Olive, North Carolina ("Southern"), The Fidelity Bank, Fuquay-Varina, North Carolina ("Fidelity"), and The Heritage Bank, Lucama, North Carolina ("Heritage"). Each of those banks has an arrangement with Triangle Life whereby it receives a commission on credit life insurance policies it sells to its loan customers. Hope H. Connell, one of Yadkin's directors and principal shareholders, also serves as a director of Southern and its parent holding company and is a principal shareholder of Heritage's parent holding company. Frank B. Holding, Jr., one of Yadkin's principal shareholders, also is a principal shareholder of Southern's parent holding company. Lewis R. Holding, one of Yadkin's principal shareholders, also is a principal shareholder of Southern's and Fidelity's parent holding companies. The amounts of commissions received by Southern, Fidelity and Heritage, respectively, in connection with those policies during 2005 were $13,541, $13,503, and $5,311.

         A significant portion of our assets are represented by Yadkin's investments in equity securities of BancShares, First Citizens Bancorporation, Inc., Columbia, South Carolina ("Bancorporation"), and Heritage's parent holding company Heritage BancShares, Inc. ("HBI"). Yadkin is affiliated with BancShares and HBI as a result of the common control relationships described above. Additionally, Lewis R. Holding, one of Yadkin's principal shareholders, also is a principal shareholder of Bancorporation, and Peter M. Bristow, one of Yadkin's principal shareholders, also is a principal shareholder and an executive officer of Bancorporation.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion is presented to assist shareholders in understanding Yadkin's consolidated financial condition and results of operations and should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this report.

         Certain critical accounting policies affect the more significant judgments and estimates used in the preparation of the consolidated financial statements. See Use of Estimates in Note 1 of the Notes to Consolidated Financial Statements.

         Results of Operations. Yadkin's operations in 2005 resulted in a net loss of $37,806 compared to a net income of $40,706 for 2004. The primary factors contributing to the change in net income between 2005 and 2004 were (i) a $31,771 decrease in life premiums (ii) a decrease of $23,519 in dividends and
(iii) an increase in professional fees of $61,766.

         Life premiums continued to decline during 2005. Premiums declined 24.8% during 2005, which follows a 20.6% decrease in 2004 and a 15.9% decrease in 2003. The decline was due to a decrease in premium writings by producers for the company from whom Yadkin Valley Life assumes business. Since Yadkin Valley Life does not directly solicit business from customers, its revenue from life premiums is dependent on the volume generated by the ceding insurance company. Accordingly, these decreases may continue in future periods to the extent that the producers do not generate additional volume. As described above under the caption "Related Party Transactions" and in Note 6 of the Notes to Consolidated Financial Statements, the ceding insurance company is related through common ownership to Yadkin.

         During 2005, dividend income decreased $23,519 (22.3%) as a result of receiving a one time dividend in 2004 for an amount of $27,461 from Bancorporation on the 5,631 shares of nonvoting common stock.

         The increase in interest paid on outstanding loans was due to an increase in interest rates throughout 2005 when compared to 2004. In addition, there was a $100,000 increase in borrowings in 2005. Any future decrease or increase in interest paid will depend on the interest rate environment and Yadkin's ability to reduce loans or the need for additional borrowings.

         Professional and management fees paid increased by $61,766 (129%) during 2005 primarily due to the United States Securities and Exchange Commission direction to restate the financials filed in the 2004 Form 10-KSB and Form 10-QSB for March 31, 2005 and June 30, 2005.

         Total death benefit claims paid in 2005 were $36,988, an increase of $22,005 when compared to death benefit claims paid of $14,983 in 2004. The increase in 2005 is not specifically attributable to any known events, as there have been no changes in operations, underwriting or any other procedures. The estimate of Yadkin Valley Life's life policy claim reserves at December 31, 2005 decreased $3,201 from December 31, 2004. The reserve amount was developed by using a 3 year average of claims paid from reserves as it relates to the total in force amount of insurance plus case reserves. The information used in developing reserves is received directly from producing units. Trends, adequacy of the reserves and catastrophic events are reviewed by a qualified independent actuary. Corrections and/or adjustments are made based on the trends, historical adequacy and catastrophic events. For the years 2005 and 2004, all of the reported reserves were Incurred But Not Reported ("IBNR"). Additionally, the historical nature of the registrant's credit insurance business is such that the timing of reported claims are of a short duration, generally less than 60 days which results in a more accurate estimate in that a significant amount of the estimate is known prior to reporting date. At December 31, 2005 and 2004 respectively, and, subsequently, there were and have been no additional losses known to the Company, and no case reserves were established. The estimate of life policy claim reserves will vary from period to period based on actuarial development and the amount of known claims at the period reporting date.

         Yadkin's investments in equity securities experienced an increase in their net unrealized gains during 2005 of $4,527,034 (33.8%), net of income taxes. This follows an increase of $485,180 (3.8%) net of income taxes, during 2004. Substantially all of these unrealized gains arise from investments in equity securities issued by banking organizations, all of which are related to Yadkin through common ownership as described above under the caption "Related Party Transactions." Decreases in the fair values of these investments in future periods will result in reductions of shareholders' equity. Further discussion of the liquidity of these investments is contained under the caption "Liquidity" below.

         Financial Condition. During 2005, total assets increased 30% from $24,687,100 at December 31, 2004, to $32,084,770 at December 31, 2005, primarily due to the increase in unrealized gains on equity securities. There were no other material changes in assets during 2005.

         During 2005, total liabilities increased 31% from $9,382,735 at December 31, 2004, to $12,297,177 at December 31, 2005. The increase in deferred federal income taxes resulting from unrealized gains on investments was $2,894,334 while total liabilities increased $2,914,442.

         Commitments and Contractual Obligations. As a normal part of its business, Yadkin and Yadkin Valley Life may enter into various contractual obligations and have other commitments. At December 31, 2005, Yadkin had one contractual obligation in the amount of $1,004,153 for a one-year loan obligation, due June 5, 2006, and accrued interest thereon. There were no other commitments.

         Off Balance Sheet Arrangements. During 2005, Yadkin had no off balance sheet arrangements and have none to report at December 31, 2005 and December 31, 2004.

         Liquidity. Management views liquidity as a key financial objective. Management relies on the operations of Yadkin Valley Life as the principal source of liquidity. Further, borrowings from a commercial bank have allowed Yadkin to fund asset growth and maintain liquidity.

         Management believes the liquidity of Yadkin is adequate as evidenced by a ratio of assets to liabilities of 2.61 at December 31, 2005 and 2.63 at December 31, 2004. Additionally, investments in equity securities had a carrying value at December 31, 2005 and December 31, 2004 of $31,640,295 and $24,218,928
respectively, of which $28,128,945 are classified as available for sale and portions of which could be sold as a source of cash. Factors which could impact Yadkin's financial position and liquidity are significant increases or decreases in the market values of these equity securities. While management considers $28,128,945 of the securities to be marketable, Yadkin's ability to sell a substantial portion of these investments may be inhibited by the limited trading in most of these issuances. As a result, Yadkin could realize substantial losses on any such sales. In the event the need for additional liquidity arises, management believes that, as an alternative to selling investment securities, Yadkin has the ability to borrow additional funds from outside sources, using its investment securities as collateral if necessary.

         Capital Resources. There are no material commitments for capital expenditures and none are anticipated. At December 31, 2005, Yadkin had outstanding borrowings of $999,205 secured by 10,000 voting common shares of Bancorporation and 18,139 shares of Class A Common Stock of BancShares with an aggregate fair market value of approximately $10,163,804. Any funds needed to satisfy loan repayments will be derived from dividends from Yadkin Valley Life and the sale of or repositioning of investments.

         Forward-Looking Statements. The foregoing discussion may contain statements that could be deemed forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgment of the Company and its management about future events. Factors that could influence the accuracy of such forward looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, actions of government regulators, the level of market interest rates, the market for and values of the equity securities held by Yadkin, and general economic conditions.

Market for Common Equity and Related Stockholders Matters

         Yadkin's common stock is traded in the Pink Sheets under the trading symbol "YAVL.PK," but the trading market is very inactive. As of December 31, 2005, Yadkin's outstanding common stock was held by an aggregate of approximately 767 shareholders of record.

         The following table lists the high and low closing bid prices for Yadkin's common stock in the over-the-counter market for the periods indicated. This information was supplied by First-Citizens Bank & Trust Company, which serves as transfer agent for Yadkin's common stock, and was obtained through research and from Financial Technologies, Inc. It should not be taken as an indication of the existence of any established trading market. The above quotations represent prices between dealers and do not include retail markup, markdown or commissions, and they may not represent actual transactions.

    Year          Quarterly period           High Bid        Low bid
    ----          ----------------           --------        -------
    2005          Fourth Quarter              $91.00          54.00
                  Third Quarter                60.30          54.00
                  Second Quarter               57.00          51.00
                  First Quarter                56.45          40.00
    2004          Fourth Quarter              $54.50         $40.00
                  Third Quarter                53.80          50.00
                  Second Quarter               52.10          48.30
                  First Quarter                48.30          44.55

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

                                [GRAPHIC OMITTED]
                                DIXON HUGHES PLLC
                   Certified Public Accountants and Advisors


             Report of Independent Registered Public Accounting Firm


To the Board of Directors and Shareholders
Yadkin Valley Company
Raleigh, North Carolina


We have audited the accompanying consolidated balance sheets of Yadkin Valley Company and Subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yadkin Valley Company and Subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Hughes PLLC
--------------------------
High Point, North Carolina
March 24, 2006


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2005 and 2004

                                                                                    2005          2004
                                                                                 -----------   -----------
                           Assets
Cash and investments:
   Cash                                                                          $    86,818   $   108,783
   Investments in equity securities, at fair value
   (cost $2,276,743 and $2,276,743)                                               31,640,295    24,218,928
   Certificates of deposit                                                           280,000       358,951
                                                                                 -----------   -----------
                       Total cash and investments                                 32,007,113    24,686,662
Deferred expenses                                                                     77,338            --
Accrued investment income                                                                219           338
Other assets                                                                             100           100
                                                                                 -----------   -----------
                       Total assets                                              $32,084,770   $24,687,100
                                                                                 ===========   ===========
             Liabilities and Shareholders' Equity

Liabilities:
   Life policy claims reserve                                                    $     3,173   $     6,374
   Deferred income taxes                                                          11,279,481     8,473,954
   Accounts payable                                                                   10,370            --
   Accrued interest payable                                                            4,948         3,202
   Notes payable                                                                     999,205       899,205
                                                                                 -----------   -----------
                       Total liabilities                                          12,297,177     9,382,735
                                                                                 -----------   -----------
Shareholders' equity:
   Common stock, par value $1 per share. Authorized 500,000
     shares, issued and outstanding 180,598 shares in 2005
     and 180,700 in 2004                                                             180,598       180,700
   Retained earnings                                                               1,695,227     1,738,931
   Accumulated other comprehensive income                                         17,911,768    13,384,734
                                                                                 -----------   -----------
                                                                                  19,787,593    15,304,365
                                                                                 -----------   -----------
                 Total liabilities and shareholders' equity                      $32,084,770   $24,687,100
                                                                                 ===========   ===========

See accompanying notes to consolidated financial statements.


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                    Consolidated Statements of Income (Loss)
                     Years ended December 31, 2005 and 2004

                                                               2005            2004
                                                           ------------    ------------
Premiums and other revenue:
  Life premiums                                            $     96,437    $    128,208
  Dividend income                                                81,923         105,442
  Interest income                                                 6,258           3,598
                                                           ------------    ------------
                                                                184,618         237,248
                                                           ------------    ------------
Benefits and expenses:
  Death benefits                                                 36,988          14,983
  Increase (decrease) in reserve for life policy claims          (3,201)         (4,273)
  Operating expenses:
          Commissions                                            39,119          57,311
          Interest                                               42,501          25,905
          Professional fees                                     109,813          48,047
          Management fees                                        28,692          24,687
          General, administrative, and other                     57,318          46,883
                                                           ------------    ------------
                                                                311,230         213,543
                                                           ------------    ------------
                      Income (loss) before income taxes        (126,612)         23,705
Income tax benefit                                              (88,806)        (17,001)
                                                           ------------    ------------
                      Net income (loss)                    $    (37,806)   $     40,706
                                                           ============    ============
Net income (loss) per share                                $      (0.21)   $       0.23

Weighted average shares outstanding                             180,633         180,911

See accompanying notes to consolidated financial statements.


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
           Consolidated Statements of Changes in Shareholders' Equity
                     Years ended December 31, 2005 and 2004
                                                                                           Accumulated
                                                                                              other          Total
                                                             Common          Retained     comprehensive   shareholders'
                                                              Stock          Earnings        income          equity
                                                          ------------    ------------    ------------   ------------
Balance at December 31, 2003                              $    181,130    $  1,720,057    $ 12,899,554   $ 14,800,741
Comprehensive income:
    Net income                                                      --          40,706              --         40,706
    Net unrealized gains on equity securities available
        for sale, net of income taxes of $316,965                   --              --         485,180        485,180
                                                                                                         ------------
                            Comprehensive income                                                              525,886

Redemption of 165 shares of common stock                          (430)        (21,832)             --        (22,262)
                                                          ------------    ------------    ------------   ------------
Balance at December 31, 2004                                   180,700       1,738,931      13,384,734     15,304,365
Comprehensive income:
    Net loss                                                        --         (37,806)             --        (37,806)
    Net unrealized gains on equity securities available
       for sale, net of income taxes of $2,894,334                  --              --       4,527,034      4,527,034
                                                                                                         ------------
                            Comprehensive income                                                            4,489,228

Redemption of 102 shares of common stock                          (102)         (5,898)             --         (6,000)
                                                          ------------    ------------    ------------   ------------
Balance at December 31, 2005                              $    180,598    $  1,695,227    $ 17,911,768   $ 19,787,593
                                                          ============    ============    ============   ============

See accompanying notes to consolidated financial statements.


                      YADKIN VALLEY COMPANY AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                     Years ended December 31, 2005 and 2004

                                                                                   2005             2004
                                                                               ------------     ------------
Operating activities:
  Net income (loss)                                                            $    (37,806)    $     40,706
  Adjustments to reconcile net income (loss) to net
    cash provided (used) by operating activities:
        Deferred tax benefit                                                        (88,806)         (17,001)
        Increase in deferred expenses                                               (77,338)              --
        Decrease in reserve for life policy claims                                   (3,201)          (4,273)
        (Increase) decrease in accrued investment income                                119             (102)
        Increase in notes payable                                                   100,000               --
        Increase in accrued interest payable                                          1,746            1,721
        Increase in other liabilities                                                10,370               --
                                                                               ------------     ------------
                         Net cash provided (used) by operating activities           (94,916)          21,051
                                                                               ------------     ------------
Investing activities:
  Purchases of certificates of deposit                                           (1,396,475)      (1,400,015)
  Maturities of certificates of deposit                                           1,475,426        1,411,064
                                                                               ------------     ------------
                         Net cash provided by investing activities                   78,951           11,049
                                                                               ------------     ------------
Financing activities:
  Purchases and retirement of common stock                                           (6,000)         (22,262)
                                                                               ------------     ------------
                         Net cash used by financing activities                       (6,000)         (22,262)
                                                                               ------------     ------------
                         Net increase (decrease) in cash                            (21,965)           9,838

Cash at beginning of year                                                           108,783           98,945
                                                                               ------------     ------------
Cash at end of year                                                            $     86,818     $    108,783
                                                                               ============     ============
Cash payments for:
  Interest                                                                     $     39,754     $     24,184
  Income taxes                                                                           --               --
Non cash investing and financing activities:
  Unrealized gain on securities available for sale,
    net of applicable income taxes of $2,894,334 and
    $316,965, respectively (as restated)                                       $  4,527,034     $    485,180

See accompanying notes to consolidated financial statements.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004


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

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004


         Investments

         Investments in marketable equity securities are classified as available-for-sale in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, and are accounted for at fair value as determined by quoted market prices. Non-marketable equity securities are accounted for under SFAS 60, Accounting and Reporting by Insurance Enterprises as amended, at fair value as determined by management as quoted market prices are not available. The unrealized holding gains and losses on both marketable and non-marketable equity securities are reported net of deferred income taxes as a component of accumulated other comprehensive income.

         Realized gains and losses on equity securities are recognized in earnings using the specific identification method.

         Other Than Temporary Impairment of Investment Securities

         Our policy regarding other than temporary impairment of investment securities requires continuous monitoring. Individual investment securities with a fair market that is less than 80% of original cost over a continuous period of two quarters are evaluated for impairment during the subsequent quarter. The evaluation includes an assessment of both qualitative and quantitative measures to determine whether, in management's judgment, the investment is likely to recover its original value. If the evaluation concludes that the investment is not likely to recover its original value, the unrealized loss is other than temporary impairment, and the loss is recorded as a realized loss in the Consolidated Statement of Income.

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

         The fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument. In cases where quoted market prices are not available, fair value estimates are based on judgments regarding current economic conditions, risk characteristics of financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004


         estimates. Finally, the fair value estimates presented herein are based on pertinent information available to management as of December 31, 2005 and 2004, respectively. Such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

         Other Comprehensive Income

         Other comprehensive income consists solely of unrealized gains on equity securities net of related income taxes. For the periods ending 2005 and 2004, there have been no realized gains.

         Net Income (Loss) Per Share

         Net income (loss) per share is computed based on the weighted average number of common shares outstanding during the year and represents basic and diluted net income per share, respectively, for 2005 and 2004, as the Company has no potentially dilutive common stock.

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

         The most significant estimates the Company makes in preparing its consolidated financial statements relates to: (i) the determination of fair market value of First Citizens Bancorporation, Inc.
         ("Bancorporation") non voting stock and Heritage BancShares, Inc. ("HBI") common stock and; (ii) the life policy claims reserve.

         (i) The fair value of the Bancorporation non voting stock is reported using a 25% discount from the fair value of Bancorporation's voting common stock, which is determined by quoted market prices. There are only four shareholders of the nonvoting common stock, and there have been no transfers in the last five years. There is no known market for the stock. The 25% discount was determined by management of the Company based on a comprehensive evaluation by an independent third party and discussions with management of the issuer.

                  The fair value of the HBI stock is reported using a buy back price determined annually by management of HBI. This stock is thinly traded and there is no known market.

                  If there are changes in the market price of Bancorporation's voting common stock, or the buy back price of HBI's common stock, materially different amounts may be reported in the Company's consolidated balance sheet.

         (ii) The life policy claim reserves reported at December 31, 2005 and 2004, respectively were $3,173 and $6,374. The reserve amount was developed by using a 3 year average of claims paid from reserves as it relates to the total in force amount of insurance plus case reserves. The information used in developing reserves is received directly from producing units.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

                  Trends, adequacy of the reserves and catastrophic events are reviewed by a qualified independent actuary. Corrections and/or adjustments are made based on the trends, historical adequacy and catastrophic events. For the years 2005 and 2004, all of the reported reserves were Incurred But Not Reported ("IBNR"). Additionally, the historical nature of the registrant's credit insurance business is such that the timing of reported claims are of a short duration, generally less than 60 days which results in a more accurate estimate in that a significant amount of the estimate is known prior to the reporting date. At December 31, 2005 and 2004 respectively, and, subsequently, there were and have been no additional losses known to the Company, and no case reserves were established.

(2)      Investments

         Investments at December 31, 2005 and 2004, consisted of certificates of deposit and equity securities.

         Certificates of deposit of $280,000 and $358,951 at December 31, 2005 and 2004, respectively, are carried at cost. These certificates of deposit have maturities of less than one year. The cost of these securities approximates fair value. Included in certificates of deposit on the consolidated balance sheets are $100,000 in certificates of deposit owned by Yadkin Valley Life Insurance Company which are held on deposit with the Arizona Department of Insurance.

         The shares of common stock of Heritage BancShares, Inc. are reported at fair values using a buy back price determined annually by management of the issuer. The shares of nonvoting common stock of First Citizens Bancorporation of South Carolina, Inc. are reported at fair values determined by the Company based on an independent comprehensive analysis provided by Equity Research, Raleigh, North Carolina, and discussions with management of the issuer. There are only four holders of Bancorporation's nonvoting common stock, and there have been no transfers in the last five years. HBI's common stock is very thinly traded. There is no known market for either stock. See Use of Estimates in Note 1 of Notes to Consolidated Financial Statements.


                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

   Equity securities at December 31, 2005 consist of the following securities:


                                           Number of                      Unrealized
          Description                       shares           Cost            gain         Fair value
                                         ------------    ------------    ------------    ------------
 First Citizens Bancorporation of
   South Carolina, Inc. - voting
   common stock - par value
   $5 per share                                35,000    $    455,000    $ 24,045,000    $ 24,500,000
 First Citizens BancShares, Inc. -
   class A common stock -
   par value $1 per share                      18,845       1,013,748       2,273,197       3,286,945
 First Citizens BancShares, Inc. -
   Class B common stock -
   par value $1 per share                       1,900          84,590         257,410         342,000
                                         ------------    ------------    ------------    ------------
      Total marketable securities              55,745       1,553,338      26,575,607      28,128,945
                                         ------------    ------------    ------------    ------------

 Heritage BancShares, Inc. common
   stock - par value $1 per share               7,401         455,932          99,143         555,075
 First Citizens Bancorporation of
   South Carolina, Inc. - nonvoting
   common stock - par value
   $5 per share                                 5,631         267,473       2,688,802       2,956,275
                                         ------------    ------------    ------------    ------------
      Total non-marketable securities          13,032         723,405       2,787,945       3,511,350
                                         ------------    ------------    ------------    ------------
       Total equity securities                           $  2,276,743    $ 29,363,552    $ 31,640,295
                                                         ============    ============    ============


                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

  Equity securities at December 31, 2004 consist of the following securities:

                                           Number of                      Unrealized
          Description                       shares           Cost            gain         Fair value
                                         ------------    ------------    ------------    ------------
First Citizens Bancorporation of
  South Carolina, Inc. - voting
  common stock - par value
  $5 per share                                 35,000    $    455,000    $ 17,920,000    $ 18,375,000
First Citizens BancShares, Inc. -
  Class A common stock -
  par value $1 per share                       18,845       1,013,748       1,780,024       2,793,772
First Citizens BancShares, Inc. -
  Class B common stock -
  par value $1 per share                        1,900          84,590         193,285         277,875
                                         ------------    ------------    ------------    ------------
     Total marketable securities               55,745       1,553,338      19,893,309      21,446,647
                                         ------------    ------------    ------------    ------------
Heritage BancShares, Inc.
  stock - par value $1 per share                7,401         455,932          99,143         555,075
First Citizens Bancorporation of
  South Carolina, Inc. - nonvoting
  common stock - par value
  $5 per share                                  5,631         267,473       1,949,733       2,217,206
                                         ------------    ------------    ------------    ------------
     Total non-marketable securities           13,032         723,405       2,048,876       2,772,281
                                         ------------    ------------    ------------    ------------
      Total equity securities                            $  2,276,743    $ 21,942,185    $ 24,218,928
                                                         ============    ============    ============


(3)      Notes Payable

         Notes payable at December 31, 2005 and 2004 consist of the following:

                                                                             2005            2004
                                                                         ------------    ------------
Advances under line of credit expiring June 5, 2006, interest
  payable monthly at LIBOR plus 1.25%                                    $    999,205    $    899,205

         The line of credit, which is with an unrelated bank, is secured by 10,000 voting common shares of First Citizens Bancorporation of South Carolina, Inc. (FCB-SC) which have a carrying value of $7,000,000 and 18,139 shares of First Citizens BancShares, Inc. of North Carolina
         (FCB) Class A Common Class, which have a carrying value of $3,163,804. The Company may borrow up to $1,000,000 under the line of credit. The interest rate for this line of credit at December 31, 2005 and 2004 is 5.63% and 3.67%, respectively.

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004


(4)      Shareholders' Equity and Restrictions

         Prior approval by state regulators is required for insurance companies to pay dividends to their shareholders in excess of certain limitations. In addition, shareholders' equity and minimum capital requirements, as defined by statute, are restricted and cannot be distributed by insurance subsidiaries without approval of the state insurance department. The amount which the insurance subsidiary can pay in dividends during any twelve-month period without prior approval is limited by statute to the lesser of 10% of statutory surplus, or statutory gain from operations of the previous fiscal year. In 2006, the subsidiary may not pay dividends without approval of the Arizona Department of Insurance. In 2005 and 2004, the subsidiary paid dividends to the parent of $86,000 and $50,000, with approval of the Arizona Department of Insurance.

         Statutory surplus at December 31, 2005, and net income for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $278,615 and $5,242, respectively. Statutory surplus at December 31, 2004, and net loss for the year then ended of the insurance subsidiary, as computed in accordance with statutory accounting practices, were $373,979 and $43,523, respectively.

(5)      Income Taxes

         The Company has elected to file a consolidated federal income tax return. Income tax benefit for the years ended December 31, 2005 and 2004 is composed of the following:

                                                        2005            2004
                                                    ------------   ------------
         Deferred Federal Taxes                     $    (88,806)  $    (17,001)

         At December 31, 2005 and 2004, deferred tax assets (liabilities) consist of the following components:

                                                        2005            2004
                                                    ------------   ------------
         Deferred tax assets:
           Tax loss and credit carryforwards        $    184,809         90,982
                                                    ------------   ------------
                      Gross deferred tax assets          184,809         90,982
         Valuation allowance                             (12,505)        (7,485)
                                                    ------------   ------------
                      Net deferred tax asset             172,304         83,497
         Deferred tax liabilities:
           Unrealized gain on securities
            available-for-sale                       (11,451,785)    (8,557,451)
                                                    ------------   ------------
                      Net deferred tax liability    $(11,279,481)    (8,473,954)
                                                    ============   ============

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004

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

         The reasons for the difference between total income tax benefit and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes are as follows:

                                                                        2005            2004
                                                                   ------------    ------------
         Income tax expense (benefit) at federal statutory rates   $    (43,048)          8,060
         Effect of dividends received deduction and other               (19,463)        (25,061)
         Deferral of going private expenses                             (26,295)             --
                                                                   ------------    ------------
                               Income tax benefit                  $    (88,806)        (17,001)
                                                                   ============    ============


         At December 31, 2005, the Company has a net operating loss carry-forward (NOL) for federal income tax purposes of $502,486 that expires in 2021 through 2025. At December 31, 2005, the Company has an NOL for state income tax purposes of $274,629 that expires between 2014 and 2020.

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

         The Company has no employees. AGI provides all managerial, administrative and operational services necessary in carrying out the Company's business. Management fees for such services were $28,692 in 2005 and $24,687 in 2004. The amount of the management fees is a fee mutually agreed upon for services rendered and expenses incurred which are reasonable and properly attributed to the management and conduct of the Company's business.

         The Company holds stock in FCB, FCB-SC and HBI (refer to note 2). At December 31, 2005 and 2004, the Company had $180,000 and $258,951,
         respectively, invested in First-Citizens Bank & Trust Company (FCB&T), a subsidiary of FCB, certificates of deposit. The interest rates on the certificates of deposit range from 1.40% to 2.76% at December 31,

                      YADKIN VALLEY COMPANY AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                           December 31, 2005 and 2004


         2005. The cash balance of $86,818 at December 31, 2005 and $108,783 at December 31, 2004 is represented by deposit accounts at FCB&T.

         Yadkin Valley Life provides reinsurance under a reinsurance agreement entered into on August 1, 1994, to TLIC, a subsidiary of FCB&T. The agreement is on a coinsurance basis according to Yadkin's share, subject to the terms and conditions of the original policy issued by TLIC for the reinsured policy. Reinsurance amounts are calculated in terms of coverages on a per certificate basis. The maximum amount allowed for a single certificate is $25,000. The agreement provides that TLIC shall maintain a certificate of deposit in an amount no less than any reserve established for the Company.

         The policies reinsured are sold through Southern, Fidelity, and Heritage. Amounts related to business assumed from TLIC for 2005 and 2004 follows:

                                                  2005           2004
                                              ------------   ------------
         Premiums assumed                     $     96,437   $    128,208
         Death benefits assumed                     36,988         14,983
         Life policy claim reserves assumed          3,173          6,374
         Commissions paid                           39,119         57,311

(7)      Going Private Transaction

         On September 28, 2005, the Registrant filed an 8-K with the Securities and Exchange Commission in which it announced its intentions to pursue voluntary de-registration by means of a reverse stock-split. Shareholders will receive 1 share for each 50 shares held immediately prior to the reverse stock-split. In lieu of fractional shares, shareholders will receive $78.00 in cash for each pre-split share comprising a fraction of a newly issued share.

         On January 24, 2006, Registrant filed Schedule 13E-3 "Transaction Statement" and Schedule 14A "Proxy Statement" with the United States Securities and Exchange Commission to seek approval of the aforementioned voluntary de-registration.